As filed with the Securities and Exchange Commission on December 23, 2005

                           Registration No. 333-122777

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           AMENDMENT NO. 8 TO FORM S-1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             PARADIGM HOLDINGS, INC.
                (Name of registrant as specified in its charter)

              Wyoming                                  7373                        83-0211506
  (State or Other Jurisdiction            (Primary Standard Industrial         (I.R.S. Employer
of Incorporation or Organization)          Classification Code Number)        Identification No.)

      2600 Towers Oaks Boulevard                                                Raymond A. Huger
               Suite 500                                                   2600 Towers Oaks Boulevard
       Rockville, Maryland 20852                                                    Suite 500
            (301) 468-1200                                                  Rockville, Maryland 20852
     (Address and telephone number                                               (301) 468-1200
    of principal executive offices)                                       (Name, address, and telephone
                                                                            number of agent for service)
                                                   Copies to:
        Clayton E. Parker, Esq.                                             Ronald S. Haligman, Esq.
Kirkpatrick & Lockhart Nicholson Graham                                 Kirkpatrick & Lockhart Nicholson
                  LLP                                                              Graham LLP
     201 South Biscayne Boulevard                                         201 South Biscayne Boulevard
              Suite 2000                                                           Suite 2000
         Miami, Florida 33131                                                 Miami, Florida 33131
       Telephone: (305) 539-3300                                            Telephone: (305) 539-3300
      Telecopier: (305) 358-7095                                           Telecopier: (305) 358-7095

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier of the effective registration statement for the offering. |_|

If this is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                                                              Proposed Maximum
                                                                            Proposed Maximum     Aggregate         Amount Of
             Title Of Each Class Of                     Amount To Be         Offering Price       Offering       Registration
            Securities To Be Registered                  Registered           Per Share(1)        Price(1)            Fee
------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.01 per share               5,662,350 Shares            $3.25         $18,402,637.50   $2,165.99 (2)
------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                 5,662,350 Shares            $3.25         $18,402,637.50   $2,165.99 (2)
==============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. For the purposes of this table, we have used the average of the closing bid and asked prices as of February 7, 2005. (2) Registration fee of $2,165.91 was previously paid on February 7, 2005.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED DECEMBER 23,2005

                             PARADIGM HOLDINGS, INC.
                        5,662,350 SHARES OF COMMON STOCK

This Prospectus relates to the sale of up to 5,662,350 shares of Paradigm Holdings' common stock by certain persons who are stockholders of Paradigm Holdings. The selling stockholders consist of:

o Raymond A. Huger, our Chairman of the Board of Directors and Chief Executive Officer, who intends to sell up to 962,500 shares of common stock previously issued to him.

o Harry Kaneshiro, an Executive Vice President of Paradigm Solutions Corporation, our wholly-owned subsidiary, who intends to sell up to 962,500 shares of common stock previously issued to him.

o Samar Ghadry, former Senior Vice President of Paradigm Solutions Corporation, our wholly-owned subsidiary, who intends to sell up to 1,575,000 shares of common stock previously issued to her.

o J. Paul Consulting, Shortline Equity Partners, Inc. and Ultimate Investments Corp., which intend to sell up to 1,054,411 and 500,000 and 607,939 shares of common stock. All shares presently owned by these entities were fully paid for prior to the reverse merger in November 2004. J. Paul Consulting, Shortline Equity Partners, Inc and Ultimate Investments Corp. are considered to be statutory underwriters within the meaning of the Securities Act of 1933 in connection with the sale of their shares.

Please refer to "Selling Stockholders" beginning on page 13.

Paradigm Holdings is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock. On December 20, 2005, the last reported sales price of our common stock was $1.75 per share.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "PDHO."

These securities are speculative and involve a high degree of risk. Please refer to "Risk Factors" beginning on page 5.

With the exception of J. Paul Consulting, Shortline Equity Partners, Inc and Ultimate Investments Corp., no underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholder will be placed in escrow, trust or any similar account.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is __________, 2005

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY..................................................................................1
THE OFFERING........................................................................................5
SUMMARY CONSOLIDATED FINANCIAL INFORMATION..........................................................6
SUPPLEMENTARY FINANCIAL INFORMATION.................................................................9
RISK FACTORS.......................................................................................11
RISKS RELATED TO THIS OFFERING.....................................................................20
FORWARD-LOOKING STATEMENTS.........................................................................21
SELLING STOCKHOLDERS...............................................................................23
USE OF PROCEEDS....................................................................................25
PLAN OF DISTRIBUTION...............................................................................26
MANAGEMENT'S DISCUSSION AND ANALYSIS  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............28
DESCRIPTION OF BUSINESS............................................................................38
MANAGEMENT.........................................................................................54
FISCAL YEAR END OPTIONS/SAR VALUES.................................................................58
DESCRIPTION OF PROPERTY............................................................................63
LEGAL PROCEEDINGS..................................................................................64
PRINCIPAL SHAREHOLDERS.............................................................................65
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.....................................................67
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS......68
DESCRIPTION OF SECURITIES..........................................................................71
EXPERTS............................................................................................72
LEGAL MATTERS......................................................................................72
AVAILABLE INFORMATION..............................................................................72
FINANCIAL STATEMENTS................................................................................i
PART II.............................................................................................1

Our audited financial statements for the fiscal year December 31, 2004 were contained in our Annual Report on Form 10-K.

                               PROSPECTUS SUMMARY

The following Prospectus Summary contains the most material information on Paradigm Holdings, Inc. You should read the entire Prospectus carefully, including "Risk Factors" and our Financial Statements and the notes to the Financial Statements before making any investment decision.

                                   OUR COMPANY

Paradigm Holdings Inc. ("PDHO") (website: www.paradigmsolutions.com) provides information technology and business continuity solutions to government and commercial customers. Headquartered in Rockville, Maryland, the company was founded on the philosophy of high standards of business performance, integrity, customer satisfaction, and employee morale. With an established core foundation of experienced executives, the Company rapidly grew from six employees in 1996 to the current level of approximately 300 personnel. Revenues grew from $51 million in 2003 to over $61 million by the end of 2004. During this period of growth, Paradigm remained centered on information technology services and solutions.

Paradigm Holdings Inc. consists of two subsidiary companies: Paradigm Solutions Corporation (PSC), which was incorporated in 1996 to deliver information technology Infrastructure Support Services, Software Engineering Support and Business Continuity Planning Services to Federal Agencies, and Paradigm Solutions International (PSI), which was incorporated in 2004 to deliver Business Continuity Planning and Emergency Management Services and software to commercial clients.

Paradigm Solutions Corporation provides support for mission-critical systems in key federal agencies such as the Departments of Justice, Treasury and Homeland Security.

Paradigm Holdings formed the PSI subsidiary company to produce a fully-integrated solution for protecting businesses from "all hazard" interruptions. A customized methodology was developed to provide clients with a comprehensive picture of the risks to their operations, facilities and people. The software tool, OpsPlanner(TM) is one of the first tool sets to encompass continuity planning, emergency management and automated notification in one easy-to-use platform. From inception, this platform was developed as an integrated application--unlike the prevailing competitors which developed continuity planning, emergency management and automated notification as separate software modules. This technology, when implemented with Paradigm's methods, offers a superior solution in the continuity of operations planning and risk management area. The release of this Software tool was made in January of 2005 and no significant revenue was recognized in 2004.

Paradigm has achieved significant accomplishments including the launch of the Continuous Paradigm Process and Product Improvement (CP(3)I), the continued evolution of Paradigm's ISO 9001:2000 Quality Management Office, the establishment of strategic Mentor Protege relationships, and success in building a backlog of business over the last year. Additionally, Paradigm has won over 45% of its pursued competitive procurements, greatly exceeding the industry standard win rate of 30% to 40%. The Company not only won new business with the Department of Treasury in 2004, but it also won numerous recompetes of existing contracts including three with the Office of the Comptroller of the Currency, four with the National Technical Information Service, and one with the Department of Housing and Urban Development. Paradigm won several GWAC (Government Wide Acquisition Contracts) vehicles including the Department of Justice ITSS III and State of Maryland MCS. The Company also successfully penetrated the DOD arena by gaining access to multiple GWACs such as DISA Encore, Army MADD-1, Army CONUS Support Base Services (CSBS), and MATOC Naval Research Systems Integration.

The strength of our service offerings and information technology expertise has resulted in extensive government and commercial client relationships, including the Departments of Treasury, Homeland Security, Justice, Commerce, Housing and Urban Development, the Small Business Administration, IBM, Lockheed Martin, EDS, Aventis, and the World Bank.

On November 3, 2004, Paradigm Holdings Inc., entered into an Agreement and Plan of Reorganization with Paradigm Solutions Merger Corp., a Delaware corporation and wholly-owned subsidiary of Paradigm Holdings (the "Merger Sub"), Paradigm Solutions Corporation, a Maryland corporation and the shareholders of Paradigm Solutions Corporation, pursuant to which Paradigm Holdings acquired a reporting shell pursuant to a reverse merger. Pursuant to the Agreement and Plan of Reorganization, the Merger Sub was merged with and into Paradigm Solutions Corporation, which at the time was a reporting shell and the surviving corporation and continues its existence under the laws of the State of Maryland and is a wholly-owned subsidiary of Paradigm Holdings Inc. In consideration of the Merger, the Paradigm Solutions Corporation shareholders exchanged 13,699 shares of common stock of Paradigm

Solutions Corporation, which was 100% of the issued and outstanding capital stock of Paradigm Solutions Corporation, for 17,500,000 shares of common stock of Paradigm Holdings Inc. Cheyenne Resources, Inc. was incorporated under the laws of the State of Wyoming on November 17, 1970. Cheyenne Resources, prior to the reverse merger with Paradigm Solutions Merger Sub operated principally in one industry segment, the exploration for and sale of oil and gas.

Cheyenne Resources held oil and gas interests and was involved with producing, and selling oil, gas and other mineral substances. Cheyenne Resources did not engage in refining or retail marketing operations; rather its activities had been restricted to acquiring and disposing of mineral properties, and to producing and selling oil and gas from its wells.

Prior Principal activities of Cheyenne Resources involved buying leases, filing on federal and state open land leases as well as the acquiring and trading of oil, gas, and other mineral properties, primarily in the Rocky mountain area and Oklahoma.

Cheyenne Resources' oil and gas activities included the acquisition of whole or partial interests in oil and gas leases and the farming out or resale of all or part of its interests in these leases. In connection with farmouts and resales, Cheyenne Resources attempted to retain an overriding royalty or a working or carried interest.

In 1999, Cheyenne Resources entered into a memorandum of understanding to obtain a 25% interest in Cayenne Records, Inc., which has a 75% interest in NL Records of Nashville, Tennessee. This transaction was rescinded in 2000 due to the inability of the seller to produce records and data. No value was recorded in the financial statements. Cheyenne Resources issued 11,473,711 shares of common stock for this interest.

In 1999, Cheyenne Resources entered into an Agreement with Tiger Exploration to acquire the Dixie Gas Field and interests in the Stephens and Lick Creeds Fields for 12,000,000 shares of common stock. Title and production data could not be verified or produced, consequently, no value of assets could be carried.

In June 2000, Cheyenne Resources rescinded its memorandum of understanding with Cayenne Records, Inc. In June 2000, Cheyenne Resources also rescinded its memorandums of understanding to acquire Dixie Gas Field and interests in Stephens and Lick Creek Fields. No value was recorded in this financial statement for these acquisitions. Of the 23,473,711 shares issued for the above referenced transactions, all but 2,623,838 shares were returned.

In January 2004, Skye Blue Ventures, an entity beneficially owned by Mr. Dennis Iler, purchased a controlling interest in Paradigm Holdings, formerly Cheyenne Resources, Inc. Skye Blue Ventures purchased 2,350,000 shares of common stock of Cheyenne Resources, Inc. from the former directors of Cheyenne Resources, Inc. for $75,000 and purchased 23,000,000 shares of common stock directly from Cheyenne Resources, Inc. for $50,000. Cheyenne Resources issued 21,300,000 shares out of the 23,000,000 as it only had 21,300,000 available under its then-current authorized common stock. Mr. Iler, former President and a Director of Cheyenne Resources, Inc. and the then-beneficial owner of Skye Blue Ventures, brought Cheyenne Resources current in its securities filings, settled its outstanding debt, and assisted in having the company listed on the Over-the-Counter Bulletin Board. In August 2004, J. Paul Consulting, Shortline Equity Investments and Ultimate Investments purchased Skye Blue Ventures' ownership interest in Cheyenne Resources, Inc. and subscribed for an aggregate of 10,000,000 shares of common stock of Cheyenne Resources, Inc. for $200,000.

                               RECENT DEVELOPMENTS

The company has restated certain financial statements to resolve the following items:

o Break-out expenses previously reported as "Other Operating Costs and Expenses" into Cost of Revenue and Selling, General and Administrative expenses. Although there is no impact on total revenue, net income or earnings-per-share, the gross margin for each year reported has changed.

o For the year ended December 31, 2004, the Company restated Revenue and Cost of Revenue balances for our federal maintenance contracts and federal service contracts. The adjustment had no impact on total revenue, net income or earnings-per-share.

o Reflect the decrease in Revenue, Gross Margin and Net Income attributable to changing the Company's revenue recognition as it relates to software licenses. In accordance with its revised interpretation of SOP 97-2, the Company will recognize software license revenue over the contract term until it establishes VSOE. The adjustment impacted only the quarters ended March 31 and June 30, 2005.

o The Company restated the results of the first, second and third quarters of 2004, as reported in the Company's SB-2 filing on February 11, 2005, to recognize revenue in the proper periods on the Department of Treasury LTMCC contract.

On October 14, 2005, Paradigm Holdings, Inc., a Wyoming corporation ("Paradigm Holdings"), Paradigm Solutions International, Inc., a Maryland corporation and wholly-owned subsidiary of Paradigm Holdings ("PSI"), Blair Management Services, Inc. t/d/b/a Blair Technology Group, a Pennsylvania corporation ("Blair") and the shareholders of Blair (collectively, the "Shareholders") consummated a merger transaction pursuant to the terms of that certain Merger Agreement (the "Merger Agreement"), whereby Blair was merged with and into PSI. PSI is the surviving corporation and will continue its corporate existence under the laws of the State of Maryland as a wholly-owned subsidiary of Paradigm Holdings. Pursuant to the Merger Agreement, the Shareholders exchanged all of the issued and outstanding capital stock of Blair in exchange for (i) One Million Dollars (US $1,000,000) and (ii) five hundred thousand shares of common stock, par value $0.001 per share, of Paradigm Holdings (the "Shares"). Pursuant to the Merger Agreement and an Escrow Agreement entered into by the parties, sixty thousand (60,000) of the Shares will be held in escrow for a period of one (1) year from the date of closing subject to the terms and conditions of the Merger Agreement. In addition, under the terms of the Merger Agreement, Paradigm Holdings will issue to the Shareholders up to an additional 350,000 shares of common stock of Paradigm Holdings pursuant to an earn-out provision.

At the October 14, 2005 share price of $3.00, the transaction has a total purchase price of $3,550,000 assuming all earn-out provisions are achieved.

Blair Technology Group was founded in 1992. The Company has provided business continuity and information technology security solutions to over 300 commercial customers in a variety of industries including finance, healthcare and energy.

The acquisition of Blair Technology Group allows Paradigm Holdings to combine the OpsPlanner software suite with Blair's extensive credentials in the business continuity arena. Paradigm Holdings can now offer our customers a comprehensive business continuity solution. The acquisition also allows Paradigm Holdings to expand its presence in the commercial marketplace. For the year ended December 31, 2004, Blair generated $4.6 million in revenue and $0.4 million in net income.

At the closing of the merger, PSI entered into employment agreements with Messrs. Kristofco, Duffy and Fochler.

                                    ABOUT US

Our principal place of business is located at 2600 Tower Oaks Boulevard, Suite 500, Rockville, Maryland 20852, and our telephone number at that address is
(301) 468-1200.

                                  THE OFFERING

This offering relates to the sale of common stock by certain persons who are stockholders. The selling stockholders consist of:

o Raymond A. Huger, our Chairman of the Board of Directors and Chief Executive Officer, who intends to sell up to 962,500 shares of common stock previously issued to him.

o Harry Kaneshiro, an Executive Vice President of Paradigm Solutions Corporation, our wholly-owned subsidiary, who intends to sell up to 962,500 shares of common stock previously issued to him.

o Samar Ghadry, former Senior Vice President of Paradigm Solutions Corporation, our wholly-owned subsidiary, who intends to sell up to 1,575,000 shares of common stock previously issued to her.

o J. Paul Consulting, Shortline Equity Partners, Inc. and Ultimate Investments Corp., intend to sell up to 1,054,411, 500,000 and 607,939 shares of common stock. All shares presently owned by these entities were fully paid for prior to the reverse merger in November 2004. J. Paul Consulting, Shortline Equity Partners, Inc and Ultimate Investments Corp. are considered to be statutory underwriters within the meaning of the Securities Act of 1933 in connection with the sale of their shares.

Common Stock Offered                            5,662,350

Offering Price                                  Market price

Common Stock Outstanding Before The
Offering(1)                                     20,503,368 shares

Common Stock Outstanding After The
Offering(2) 20,503,368

Use Of Proceeds                                 We will not receive any of the proceeds from the sale of stock by the selling stockholder. See "Use of Proceeds."

Risk Factors                                    The securities offered hereby involve a high degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. See
                                                "Risk Factors" and "Dilution."

Dividend                                        Policy We do not intend to pay dividends on our common stock.
                                                We plan to retain any earnings for use in the operation of our business and to fund future growth.

Over-The-Counter Bulletin Board Symbol PDHO

(1)   Based on shares outstanding as of December 20, 2005.

(2) Assumes that all shares of common stock underlying options, which are offered under this Prospectus, are issued.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following is a summary of our Financial Statements, which are included elsewhere in this Prospectus. You should read the following data together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this Prospectus as well as with our Financial Statements, and the notes therewith. Effective November 5, 2004, we revoked our S-Corporation status and became a C Corporation. After the revocation of the S election, we will be responsible for income taxes generated as a result of reporting taxable income. The financial statements as of December 31, 2004, 2003, 2002, 2001 and 2000 include both our audited financial statements and pro-forma adjustments to provide for an income tax provision (benefit) and a deferred income tax liability for each year presented as if we had been a C Corporation during these periods of operation. We assumed an effective tax rate of 38.6% which reflects Federal taxes at 34% and state taxes, net of the Federal benefit. There are no significant permanent differences in any of the periods presented.

The company has restated certain financial statements to resolve the following items:

      o Break-out expenses previously reported as "Other Operating Costs and Expenses" into Cost of Revenue and Selling, General and Administrative expenses. Although there is no impact on total revenue, net income or earnings-per-share, the gross margin for each year reported has changed.

      o For the year ended December 31, 2004, the Company restated Revenue and Cost of Revenue balances for our federal maintenance contracts and federal service contracts. The adjustment had no impact on total revenue, net income or earnings-per-share.

      o Reflect the decrease in Revenue, Gross Margin and Net Income attributable to changing the Company's revenue recognition as it relates to software licenses. In accordance with its revised interpretation of SOP 97-2, the Company will recognize software license revenue over the contract term until it establishes VSOE. The adjustment impacted only the quarters ended March 31 and June 30, 2005.

      o The Company restated the results of the first, second and third quarters of 2004, as reported in the Company's SB-2 filing on February 11, 2005, to recognize revenue in the proper periods on the Department of Treasury LTMCC contract.


                                         ***********************************RESTATED**********************************
                                            FOR THE          FOR THE         FOR THE         FOR THE         FOR THE
                                          YEAR ENDED       YEAR ENDED      YEAR ENDED      YEAR ENDED      YEAR ENDED
                                         DECEMBER 31,     DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
STATEMENT OF OPERATION DATA:                 2004             2003            2002            2001            2000
----------------------------             ------------     ------------    ------------    ------------    ------------
Contract revenue
Service contracts                        $ 39,487,603     $ 36,091,375    $ 26,656,972    $ 16,102,170    $ 13,532,720
Repair and maintenance contracts           22,268,698       15,114,617      11,016,120      11,085,549       2,822,388
                                         ------------     ------------    ------------    ------------    ------------
Total contract revenue                     61,756,301       51,205,992      37,673,092      27,187,719      16,355,108
                                         ------------     ------------    ------------    ------------    ------------

Cost of revenue
Service contracts                          33,950,665       32,675,562      23,023,558      13,797,834      11,582,421
Repair and maintenance contracts           20,594,289       13,134,103       9,396,121       9,590,929       2,413,089
                                         ------------     ------------    ------------    ------------    ------------
Total cost of revenue                      54,544,954       45,809,665      32,419,679      23,388,763      13,995,510
                                         ------------     ------------    ------------    ------------    ------------

Gross margin                                7,211,347        5,396,327       5,253,413       3,798,956       2,359,598

Selling, General & Administrative           8,994,477        4,950,853       2,889,944       2,443,815       1,675,445
                                         ------------     ------------    ------------    ------------    ------------

Income (loss) from operations              (1,783,130)         445,474       2,363,469       1,355,141         684,153

Total other (expense) income                  (49,391)          21,402          31,963          38,718          53,014
                                         ------------     ------------    ------------    ------------    ------------

Net income (loss) before income taxes      (1,832,521)         466,876       2,395,432       1,393,859         737,167

Income tax provision                        1,934,380           35,125           7,529           5,306           2,300
                                         ------------     ------------    ------------    ------------    ------------

Net income (loss)                        $ (3,766,901)    $    431,751    $  2,387,903    $  1,388,553    $    734,867
                                         ============     ============    ============    ============    ============

Basic and diluted net income (loss)
  per common share                       ($      0.21)    $       0.03    $       0.14    $       0.08    $       0.04

Weighted average common shares
  outstanding                              17,896,709       17,500,000      17,500,000      17,500,000      17,500,000

Pro-forma income tax provision
  (benefit)                                  (707,353)         180,214         924,636         541,287         285,959
                                         ------------     ------------    ------------    ------------    ------------

Pro-forma net income (loss)              $ (1,125,168)    $    286,662    $  1,470,796    $    852,572    $    451,208
                                         ============     ============    ============    ============    ============

Pro-forma basic and diluted net
  income (loss) per common share         ($      0.06)    $       0.02    $       0.08    $       0.05    $       0.03

Pro-forma weighted average common
  shares outstanding                       17,896,709       17,500,000      17,500,000      17,500,000      17,500,000

                                         December 31,     December 31,    December 31,    December 31,    December 31,
BALANCE SHEET DATA:                          2004             2003            2002            2001            2000
                                         -----------------------------------------------------------------------------
Current assets
  Cash                                   $    179,389     $     17,890    $    630,847    $     52,300    $     30,401
  Accounts receivable - contracts          11,478,901       14,494,968       8,511,109       6,343,525       3,385,008
  Inventory, net                              616,020          540,005              --              --              --
  Current portion of notes
    receivable - stockholder                       --               --          20,861          19,453          18,141
  Prepaid expenses and other
    current assets                          4,329,660        2,238,405       1,383,962         737,153          80,547
                                         ------------     ------------    ------------    ------------    ------------
    Total current assets                   16,603,970       17,291,268      10,546,779       7,152,431       3,514,097
                                         ------------     ------------    ------------    ------------    ------------

    Total property and equipment            1,511,535        1,219,424         274,806         166,247         129,228
      Less: accumulated depreciation         (504,348)        (204,690)       (119,324)        (71,323)        (40,386)
                                         ------------     ------------    ------------    ------------    ------------

    Net property and equipment              1,007,187        1,014,734         155,482          94,924          88,842

    Total other assets                         77,182           76,207          45,717          62,105          79,350
                                         ------------     ------------    ------------    ------------    ------------
    Total assets                         $ 17,688,339     $ 18,382,209    $ 10,747,978    $  7,309,460    $  3,682,289
                                         ============     ============    ============    ============    ============

Current liabilities
  Bank overdraft                         $  1,046,160     $    695,980    $  1,331,365    $    418,223    $    449,316
  Note payable - line of credit             3,220,072        3,000,000         358,819         529,965         383,166
  Accounts payable                          5,476,967        4,514,721       2,550,592       2,518,155         548,539
  Deferred revenue                          1,749,410        2,328,690              --              --              --
  Accrued wages and payroll taxes           1,812,545        1,601,297         812,444         536,262         382,967
  Deferred income taxes                       527,000               --              --              --              --
                                         ------------     ------------    ------------    ------------    ------------
    Total current liabilities              13,832,154       12,140,688       5,053,220       4,002,605       1,763,988

Long-term liabilities
    Deferred rent                             144,435          115,012              --              --              --
    Deferred income tax, net current
    portion                                 1,356,000               --              --              --              --
                                         ------------     ------------    ------------    ------------    ------------
      Total liabilities                  $ 15,332,589     $ 12,255,700    $  5,053,220    $  4,002,605    $  1,763,988
                                         ============     ============    ============    ============    ============
      Total stockholders' equity         $  2,355,750     $  6,126,509    $  5,694,758    $  3,306,855    $  1,918,301
                                         ============     ============    ============    ============    ============
      Total liabilities and
        stockholders' equity             $ 17,688,339     $ 18,382,209    $ 10,747,978    $  7,309,460    $  3,682,289
                                         ============     ============    ============    ============    ============
Pro-forma adjustment to add
  deferred income tax liability                    --     $  2,591,353    $  2,411,139    $  1,489,408    $    953,836
                                         ============     ============    ============    ============    ============
Pro-forma total liabilities(1)           $ 15,332,589     $ 14,847,053    $  7,464,359    $  5,492,013    $  2,717,824
                                         ============     ============    ============    ============    ============
Pro-forma adjustment to reduce
  retained earnings for effect of
  addition to deferred income tax
  liability                              $         --     $ (2,591,353)   $ (2,411,139)   $ (1,489,408)   $  (953,836)
                                         ============     ============    ============    ============    ============

Pro-forma total stockholders' equity(2)  $  2,355,750     $  3,535,156    $  3,283,619    $  1,817,447    $    964,465
                                         ============     ============    ============    ============    ============

(1) Proforma total liabilities includes an adjustment to account for deferred income taxes as if we had been a C Corporation since the beginning of the periods presented. The deferred income tax liability results from timing differences between the book basis and the income tax basis of the Company's assets and liabilities at each balance sheet date. The effective income tax rate was 38.6%, which included no significant permanent differences.

(2) Proforma total stockholders' equity includes an adjustment to retained earnings to account for the effect of the change in the proforma deferred income tax liability from the previous to the current period.

                       SUPPLEMENTARY FINANCIAL INFORMATION

The following tables present Paradigm Holdings, Inc. and Subsidiaries condensed operating results for quarters ending September 30, 2005, June 30, 2005, March 31, 2005 and each of the eight fiscal quarters between the periods ended December 31, 2004 and 2003. The information for each of these quarters is unaudited. In the opinion of management, all necessary adjustments, which consist only of normal and recurring accruals, have been included to fairly present the unaudited quarterly results. This data should be read together with Paradigm Holdings, Inc. and Subsidiaries consolidated financial statements and the notes thereto, the Independent Auditors Report and Management's Discussions and Analysis of Financial Condition and Results of Operations.

Effective November 5, 2004, we revoked our S-Corporation status and became a C Corporation. After the revocation of the election, we will be responsible for income taxes generated as a result of reporting taxable income. The pro-forma adjustments provide for an income tax provision (benefit) for each period presented as if we had been a C Corporation during these periods of operation. We assumed an effective tax rate of 38.6% which reflects federal taxes of 34% and state taxes, net of the federal benefit. There are no significant permanent differences in any of the periods presented.

            THREE MONTHS ENDED (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         RESTATED        RESTATED        RESTATED        RESTATED        RESTATED        RESTATED
                           SEP 30,        JUN 30,         MAR 31,         DEC 31,         SEP 30,         JUN 30,         MAR 31,
                            2005           2005            2004            2004            2004            2004            2003
                        ------------  ------------    ------------    ------------    ------------    ------------    ------------
Current revenue         $     15,543   $     15,630   $     15,046    $     15,780    $     16,593    $     15,272    $     14,111
Net income (loss)
  before income
  taxes                          379            428            259          (1,311)           (230)           (143)           (149)
Income tax                       132            130            101           1,904              26               0               4
  provision (benefit)
Net income (loss)       $        247   $        298   $        158    $     (3,215)   $       (256)   $       (143)   $       (153)
Basic and diluted
  net income (loss)
  per common share      $        .01   $        .01   $        .01    $       (.17)   $       (.02)   $       (.01)   $       (.01)
Weighted average
  common shares
  outstanding                 20,003         20,003         20,003          19,078          17,500          17,500          17,500

Pro-forma income
  tax provision
  (benefit)                      132            130            101            (524)            (73)            (55)            (56)

Pro-forma net
  income (loss)                  247            298            158            (787)           (157)            (88)            (93)

Pro-forma basic and
  diluted net
  income (loss) per
  common share                   .01            .01            .01            (.04)           (.01)             --              --
Pro-forma weighted
  average common
  shares outstanding          20,003         20,003         20,003          19,078          17,500          17,500          17,500

                           RESTATED      RESTATED       RESTATED        RESTATED
                            DEC 31,       SEP 30,        JUN 30,         MAR 31,
                             2003          2003           2003            2003
                        ------------   ------------   ------------    ------------
Current revenue         $     14,037   $     12,282   $     14,287   $     10,600
Net income (loss)
  before income
  taxes                          (60)          (175)           752            (50)
Income tax                        25             (2)             0             12
  provision (benefit)
Net income (loss)       $        (85)  $       (173)  $        752   $        (62)
Basic and diluted
  net income (loss)
  per common share      $       (.01)  $       (.01)  $        .04   $         --
Weighted average
  common shares
  outstanding                 17,500         17,500         17,500         17,500

Pro-forma income
  tax provision
  (benefit)                      (28)           (69)           290            (12)

Pro-forma net
  income (loss)                  (32)          (106)           462            (38)

Pro-forma basic and
  diluted net
  income (loss) per
  common share                    --           (.01)           .03             --
Pro-forma weighted
  average common
  shares outstanding          17,500         17,500         17,500         17,500

                                  RISK FACTORS

This risk factor section discusses all material risks to the potential investor. As part of your evaluation of us, you should take into account not solely our business approach and strategy, but also the special risks we face in our business. Because our business is substantially dependent upon contracts with the U.S. federal government, we are subject to a number of risks that arise from the way in which the U.S. federal government conducts business. For example, as a government contractor, our operations are subject to shifts in government spending priorities. Our business is also subject to complex government procurement laws and regulations and may be adversely affected by government imposed contract provisions that are more favorable to the government than those in normal commercial contracts. Also, our operations are subject to government audits.

For more information about these and other risks, see "Risk Related to Our Business". You should carefully consider all of the risk factors together with all of the other information included in this prospectus when making a decision to invest in our Company. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

                          RISKS RELATED TO OUR BUSINESS

We may need to raise additional capital to finance operations

We have relied on significant external financing to fund our operations. As of September 30, 2005 and September 30, 2004, we had $1,131,176 and $655,741,
respectively, in cash and our total current assets were $15.1 million and $12.1 million, respectively. As of December 31, 2004 and December 31, 2003, we had $179,389 and $17,890, respectively, in cash and our total current assets were $16.6 million and $17.3 million, respectively. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing may be required to cover our operating costs. If we do not maintain profitable operations, it is unlikely that we will be able to secure additional financing from external sources. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Any of these events would be materially harmful to our business and may result in a lower stock price. Our inability to obtain adequate financing may result in the need to curtail business operations and you could lose your entire investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our common stock may be affected by limited trading volume and may fluctuate significantly

Our common stock is traded on the Over-the-Counter Bulletin Board. Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, this could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock is thinly traded compared to larger, more widely known companies in the information technology services industry. Thinly traded common stock can be more volatile than common stock traded in an active public market. The average daily trading volume of our common stock for the three months ended November 30, 2005 was approximately 200 shares per day. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

All of our revenues would be substantially threatened if our relationships with agencies of the federal government were harmed

Our largest clients, Department of Treasury and Department of Justice, are agencies of the federal government. If the federal government in general, or any significant government agency, uses less of our services or terminates its relationship with us, our revenues could decline substantially. We could be forced to curtail or cease our business operations. Contracts with the federal government accounted for 99% of our revenues for the year ended December 31, 2004 and nine months ended September 30, 2005. Our five largest clients, all agencies of the federal government, generated approximately 99% and 98% of our revenues for the year ended December 31, 2004 and nine months ended September 30, 2005, respectively. We believe that federal government contracts are likely to continue to account for a significant portion of our revenues for the foreseeable future. The volume of work that we perform for a specific client, however, is likely to vary from year to year, and a significant client in one year may not use our services as extensively, or at all, in a subsequent year.

We may encounter risk in maintaining our current U.S. Small Business Administration (SBA) 8(a) revenue in the future

As of October 2004, Paradigm Solutions Corporation began competing solely in the open marketplace for federal business. Due to our graduation from the Small Business Administration 8(a) Business Development Program, we are no longer classified as a small disadvantaged business by the federal government. Accordingly, we will no longer have access to contract vehicles set aside for 8(a) businesses. The backlog of federal business under this program will continue until the contracts end, after which we will pursue several avenues to maintain the business we believe is important to our strategy in this marketplace. This includes either migrating this work to other government contract vehicles, if allowed by the customer, or taking on a subcontract role when the business comes up for re-compete and teaming with a SBA business who would be the prime contractor. SBA 8(a) contracts generated 55% and 50% of of our revenue for the year ended December 31, 2004 and nine months ended September 30, 2005, respectively. SBA 8(a) contracts which provide 8%, 64% and 28% of our current SBA 8(a) revenues will come up for renewal in 2005, 2006 and 2007, respectively. Failure to migrate the 8(a) backlog business to other government contract vehicles or take a subcontractor role when the business comes up for re-compete could significantly impact our future revenue.

The calculation of our backlog is subject to numerous uncertainties and we may not receive the full amounts of revenue estimated under the contracts included in our backlog, which could reduce our revenue in future periods.

Backlog is our estimate of the amount of revenue we expect to realize over the remaining life of the signed contracts and task orders we have in hand as of the measurement date. Our total backlog consists of funded and unfunded backlog. In the case of government contracts, we define funded backlog as estimated future revenues under government contracts and task orders for which funding has been appropriated by Congress and authorized for expenditure by the applicable agency under our contracts. Unfunded backlog is the difference between total backlog and funded backlog. Our total backlog does not include estimates of backlog from GWAC or GSA schedules beyond signed, funded task orders, but does include estimated backlog beyond signed, funded task orders for other types of ID/IQ contracts. Backlog also includes an estimate of future revenues we expect to realize from commercial contracts.

The calculation of backlog is highly subjective and is subject to numerous uncertainties and estimates and there can be no assurance that we will in fact receive the amounts we have included in our backlog. Our assessment of a contract's potential value is based upon factors such as historical trends, competition and budget availability. In the case of contracts which may be renewed at the option of the applicable agency, we generally calculate backlog by assuming that the agency will exercise all of its renewal options; however, the applicable agency may elect not to exercise its renewal options. In addition, federal contracts typically are only partially funded at any point during their term. All or some of the work to be performed under a contract may remain unfunded unless and until Congress makes subsequent appropriations and the procuring agency allocates funding to the contact. Our estimate of the portion of backlog from which we expect to recognize revenues in fiscal 2005 or any future period is likely to be inaccurate because the receipt and timing of any of these revenues is dependent upon subsequent appropriation and allocation of funding and is subject to various contingencies, such as timing of task orders, many of which are beyond our control. In addition, we may never receive revenues from some of the engagements that are included in our backlog and this risk is greater with respect to unfunded backlog. The actual receipt of revenues on engagements included in backlog may never occur or may change because a program schedule could change, the program could be canceled, the governmental agency could elect not to exercise renewal options under a contract or could select other contractors to perform services, or a contract could be reduced, modified or terminated. Additionally, the maximum contract value specified under a government contract or task order awarded to us is not necessarily indicative of the revenues that we will realize under that contract. We also derive revenues from ID/IQ contracts, which typically do not require the government to purchase a specific amount of goods or services under the contract other than a minimum quantity which is generally very small. If we fail to realize revenue included in our backlog, our revenues and operating results for the then current fiscal year as well as future reporting periods may be materially harmed.

Our government contracts may be terminated or adversely modified prior to completion, which could adversely affect our business

We derive substantially all of our revenues from government contracts that typically are awarded through competitive processes and span a one year base period and one or more option years. The unexpected termination or non-renewal of one or more of our significant contracts could result in significant revenue shortfalls. Our clients generally have the right not to exercise the option periods. In addition, our contracts typically contain provisions permitting an agency to terminate the contract on short notice, with or without cause. Following termination, if the client requires further services of the type provided in the contract, there is frequently a competitive re-bidding process. We may not win any particular re-bid or be able to successfully bid on new contracts to replace those that have been terminated. Even if we do win the re-bid, we may experience revenue shortfalls in periods where we anticipated revenues from the contract rather than its termination and subsequent re-bidding. These revenue shortfalls could harm operating results for those periods and have a material adverse effect on our business, prospects, financial condition and results of operations.

We may have difficulty identifying and executing future acquisitions on favorable terms, which may adversely affect our results of operations and stock price.

We cannot assure you that we will be able to identify and execute acquisitions in the future on terms that are favorable to us, or at all. One of our key growth strategies will be to selectively pursue acquisitions. Through acquisitions, we plan to expand our base of federal government and commercial clients, increase the range of solutions we offer to our clients and deepen our penetration of existing clients. Without acquisitions, we may not grow as rapidly as the market expects, which could cause our actual results to differ materially from those anticipated. We may encounter other risks in executing our acquisition strategy, including:

      o increased competition for acquisitions which may increase the price of our acquisitions;

      o our failure to discover material liabilities during the due diligence process, including the failure of prior owners of any acquired businesses or their employees to comply with applicable laws, such as the Federal Acquisition Regulation and health, safety, employment and environmental laws, or their failure to fulfill their contractual obligations to the Federal Government or other clients; and o acquisition financing may not be available on reasonable terms, or at all.

In connection with any future acquisitions, we may decide to consolidate the operations of any acquired business with our existing operations or to make other changes with respect to the acquired business, which could result in special charges or other expenses. Our results of operations also may be adversely affected by expenses we incur in making acquisitions and, in the event that any goodwill resulting from present or future acquisitions is found to be impaired, by goodwill impairment charges.

In addition, our ability to make future acquisitions may require us to obtain additional financing and we may be materially adversely affected if we cannot obtain additional financing for any future acquisitions. To the extent that we seek to acquire other businesses in exchange for our common stock, fluctuations in our stock price could have a material adverse effect on our ability to complete acquisitions and the issuance of common stock to acquire other businesses could be dilutive to our stockholders. To the extent that we use borrowings to acquire other businesses, our debt service obligations could increase substantially and relevant debt instruments may, among other things, impose additional restrictions on our operations, require us to comply with additional financial covenants or require us to pledge additional assets to secure our borrowings.

Any future acquisitions we make could disrupt our business and seriously harm our financial condition. We intend to consider investments in complementary companies, products and technologies. While we have no current agreements to do so, we anticipate buying businesses, products and/or technologies in the future in order to fully implement our business strategy. In the event of any future acquisitions, we may:

      o issue stock that would dilute our current stockholders' percentage ownership;

      o     incur debt;

      o     assume liabilities;

      o incur amortization expenses related to goodwill and other intangible assets; or

      o     incur large and immediate write-offs.

The use of debt or leverage to finance our future acquisitions should allow us to make acquisitions with an amount of cash in excess of what may be currently available to us. If we use debt to leverage up our assets, we may not be able to meet our debt obligations if our internal projections are incorrect or if there is a market downturn. This may result in a default and the loss in foreclosure proceedings of the acquired business or the possible bankruptcy of our business.

Our operation of any acquired business will also involve numerous risks, including:

      o integration of the operations of the acquired business and its technologies or products;

      o     unanticipated costs;

      o     diversion of management's attention from our core business;

      o adverse effects on existing business relationships with suppliers and customers;

      o risks associated with entering markets in which we have limited prior experience; and

      o potential loss of key employees, particularly those of the purchased organizations.

The success of our acquisition strategy will depend upon our ability to successfully integrate any businesses we may acquire in the future. The integration of these businesses into our operations may result in unforeseen events or operating difficulties, absorbtion significant management attention and may require significant financial resources that would otherwise be available for the ongoing development of our business. These integration difficulties could include the integration of personnel with disparate business backgrounds, the transition to new information systems, coordination of geographically dispersed organizations, loss of key employees of acquired companies and reconciliation of different corporate cultures. For these or other reasons, we may be unable to retain key clients or to retain or renew contracts of acquired companies. Moreover, any acquired business may fail to generate the revenue or net income we expected or produce the efficiencies or cost-savings that we anticipated. Any of these outcomes could materially adversely affect our operating results.

Failing to maintain strong relationships with prime contractors could result in a decline in our revenues

Our subcontractor relationships with prime contractors, who hold the prime contract with end-clients, generated 5% and 6% of our revenues during the twelve months ended December 31, 2004 and nine months ended September 30, 2005, respectively. We project that over the next few years the percentage of subcontractor revenue will increase significantly. If any of these prime contractors eliminate or reduce their engagements with us, or have their engagements eliminated or reduced by their end-clients, we will lose this source of revenues, which, if not replaced, could force us to curtail our business operations.

Our relatively fixed operating expenses expose us to greater risk of incurring losses

We incur costs based on our expectations of future revenues. Our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of engagements in progress. These factors make it difficult for us to predict our revenues and operating results. If we fail to predict our revenues accurately, it may seriously harm our financial condition and we could be forced to curtail or cease our business operations.

A reduction in, or the termination of, our services could lead to underutilization of our employees and could harm our operating results

Our employee compensation expenses are relatively fixed. Therefore, if a client defers, modifies or cancels an engagement or chooses not to retain us for additional phases of a project, our operating results will be harmed unless we can rapidly redeploy our employees to other engagements in order to minimize underutilization. If we fail to redeploy our employees, we could be forced to curtail or cease our business operations.

If we experience difficulties collecting receivables, it could cause our actual results to differ materially from those anticipated

As of September 30, 2005, 82% of our total assets were in the form of accounts receivable, thus, we depend on the collection of our receivables to generate cash flow, provide working capital, pay debt and continue our business operations. If the federal government, any of our other clients or any prime contractor for whom we are a subcontractor fails to pay or delays the payment of their outstanding invoices for any reason, our business and financial condition may be materially adversely affected. The government may fail to pay outstanding invoices for a number of reasons, including lack of appropriated funds or lack of an approved budget.

We must recruit and retain qualified professionals to succeed in our labor intensive business

Our future success depends in large part on our ability to recruit and retain qualified professionals skilled in complex information technology services and solutions. Such personnel as Java developers and other hard-to-find information technology professionals are in great demand and are likely to remain a limited resource in the foreseeable future. Competition for qualified professionals is intense. Any inability to recruit and retain a sufficient number of these professionals could hinder the growth of our business. The future success of Paradigm Holdings will depend on our ability to attract, train, retain and motivate direct sales, customer support and highly skilled management and technical employees. We may not be able to successfully expand our direct sales force, which would limit our ability to expand our customer base. Further, we may not be able to hire highly trained consultants and support engineers which would make it difficult to meet our clients' demands. If we cannot successfully identify and integrate new employees into our business, we will not be able to manage our growth effectively and we could be forced to curtail our business operations. Because a significant component of our growth strategy relates to increasing our revenue from sales of our services and software, our growth strategy will be adversely affected if we are unable to develop and maintain an effective sales force to market our services to our federal and commercial customers. A key component of our growth strategy is the recruitment of additional sales executives. Our effort to build an effective sales force may not be successful and, therefore, we could be forced to curtail our business operations.

We may lose money, or generate less than anticipated profits, if we do not accurately estimate the cost of an engagement which is conducted on a fixed-price basis

We perform a significant portion of our engagements on a fixed-price basis. We derived 52% of our total revenue in fiscal year 2004 and 58% of our total revenue for the nine months ended September 30, 2005, from fixed-price contracts. Fixed-price contracts require us to price our contracts by predicting our expenditures in advance. In addition, some of our engagements obligate us to provide ongoing maintenance and other supporting or ancillary services on a fixed-price basis or with limitations on our ability to increase prices. Many of our engagements are also on a time-and-material basis. While these types of contracts are generally subject to less uncertainty than fixed-price contracts, to the extent that our actual labor costs are higher than the contract rates, our actual results could differ materially from those anticipated and we could be forced to curtail or cease our business operations.

When making proposals for engagements on a fixed-price basis, we rely on our estimates of costs and timing for completing the projects. These estimates reflect our best judgment regarding our capability to complete the task efficiently. Any increased or unexpected costs or unanticipated delays in connection with the performance of fixed-price contracts, including delays caused by factors outside our control, could make these contracts less profitable or unprofitable. From time to time, unexpected costs and unanticipated delays have caused us to incur losses on fixed-price contracts, primarily in connection with state government clients. On rare occasions, these losses have been significant. In the event that we encounter such problems in the future, our actual results could differ materially from those anticipated.

We could lose revenues and clients and expose our company to liability if we fail to meet client expectations

We create, implement and maintain technology solutions that are often critical to our clients' operations. If our technology solutions or other applications have significant defects or errors or fail to meet our clients' expectations, we may:

      o     lose revenues due to adverse client reaction;

      o be required to provide additional remediation services to a client at no charge;

      o receive negative publicity, which could damage our reputation and adversely affect our ability to attract or retain clients; or

      o suffer claims for substantial damages against us, regardless of our responsibility for the failure.

While many of our contracts limit our liability for damages that may arise from negligent acts, errors, mistakes or omissions in rendering services to our clients, we cannot be sure that these contractual provisions will protect us from liability for damages if we are sued. Furthermore, our general liability insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims or the insurer may disclaim coverage as to any future claim. The successful assertion of any large claim against us could force us to curtail or cease our business operations. Even if not successful, such claims could result in significant legal and other costs and may be a distraction to management.

Security breaches in sensitive government systems could result in the loss of clients and negative publicity

Some of the systems we develop involve managing and protecting information involved in sensitive government functions. A security breach in one of these systems could cause serious harm to our business, or result in negative publicity and could prevent us from having further access to such critically sensitive systems or other similarly sensitive areas for other government clients, which could force us to curtail or cease our business operations. Losses that we could incur from such a security breach could exceed the policy limits that we are currently putting in place under the "errors and omissions" liability insurance.

If we cannot obtain the necessary security clearances, we may not be able to perform classified work for the government and we could be forced to curtail or cease our business operations

Government contracts require us, and some of our employees, to maintain security clearances. If we lose or are unable to obtain security clearances, the client can terminate the contract or decide not to renew it upon its expiration. As a result, to the extent we cannot obtain the required security clearances for our employees working on a particular engagement, we may not derive the revenue anticipated from the engagement, which, if not replaced with revenue from other engagements, could force us to curtail or cease our business operations.

We depend on our senior management team and the loss of any member may adversely affect our ability to obtain and maintain clients

We believe that our success depends on the continued employment of our senior management team. We have key executive life insurance policies for each member of the team for up to $1 million. This includes Raymond Huger, Chairman & CEO and Frank Jakovac, President & COO. Their employment is particularly important to our business because personal relationships are a critical element of obtaining and maintaining client engagements. If one or more members of our senior management team were unable or unwilling to continue in their present positions, such persons would be difficult to replace and our business could be seriously harmed. Furthermore, clients or other companies seeking to develop in-house capabilities may attempt to hire some of our key employees. Employee defections to clients or competitors would not only result in the loss of key employees but could also result in the loss of a client relationship or a new business opportunity. Any losses of client relationships could seriously harm our business and force us to curtail or cease our business operations.

Richard Sawchak was hired as Vice President and Chief Financial Officer effective September 19, 2005. Mr. Sawchak replaces Mark Serway, who resigned effective August 15, 2005.

Audits of our government contracts may result in a reduction in the revenue we receive from those contracts or may result in civil or criminal penalties that could harm our reputation

Federal government agencies routinely audit government contracts. These agencies review a contractor's performance on its contract, pricing practices, cost structure and compliance with applicable laws, regulations and standards. An audit could result in a substantial adjustment to our revenues because any costs found to be improperly allocated to a specific contract will not be reimbursed, while improper costs already reimbursed must be refunded. If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with federal government agencies. In addition, if allegations of impropriety were made against us we could be forced to curtail or cease our business operations.

We may be liable for penalties under a variety of procurement rules and regulations,and changes in government regulations could slow our growth or reduce our profitability

We must comply with and are affected by federal government regulations relating to the formation, administration and performance of government contracts. These regulations affect how we do business with our clients and may impose added costs on our business. Any failure to comply with applicable laws and regulations could result in contract termination, price or fee reductions or suspension or debarment from contracting with the federal government, which could force us to curtail or cease our business operations. Further, the federal government may reform its procurement practices or adopt new contracting methods relating to the GSA Schedule or other government-wide contract vehicles. If we are unable to successfully adapt to those changes, our business could be seriously harmed.

Our failure to adequately protect our confidential information and proprietary rights may harm our competitive position and force us to curtail or cease our business operations

While our employees execute confidentiality agreements, we cannot guarantee that this will be adequate to deter misappropriation of our confidential information. In addition, we may not be able to detect unauthorized use of our intellectual property in order to take appropriate steps to enforce our rights. If third parties infringe or misappropriate our copyrights, trademarks or other proprietary information, our competitive position could be seriously harmed, which could force us to curtail or cease our business operations. In addition, other parties may assert infringement claims against us or claim that we have violated their intellectual property rights. Such claims, even if not true, could result in significant legal and other costs and may be a distraction to management.

Risks related to the information technology solutions and services market competition could result in price reductions, reduced profitability and loss of market share

Competition in the federal marketplace for information technology solutions and services is intense. If we are unable to differentiate our offerings from those of our competitors, our revenue growth and operating margins may decline, which could force us to curtail or cease our business operations. Many of our competitors are larger and have greater financial, technical, marketing and public relations resources, larger client bases and greater brand or name recognition than Paradigm. Our larger competitors may be able to provide clients with additional benefits, including reduced prices. We may be unable to offer prices at those reduced rates, which may cause us to lose business and market share. Alternatively, we could decide to offer the lower prices, which could harm our profitability. If we fail to compete successfully, our business could be seriously harmed, which could force us to curtail or cease our business operations.

Our current competitors include, and may in the future include, information technology services providers and large government contractors such as QSS Group, Pragmatics, Computer & Hi-Tech Management, Inc., Booz-Allen & Hamilton, Computer Sciences Corporation, RSIS, SRA, ATS, Electronic Data Systems, PEC Solutions, Science Applications International Corporation, and Lockheed Martin.

Current and potential competitors also have established or may establish cooperative relationships among themselves or with third parties to increase their ability to address client needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. In addition, some of our competitors may develop services that are superior to, or have greater market acceptance than, the services that we offer.

If a viable market for government information technology services is not sustained, we could be forced to curtail or cease our business operations

We cannot be certain that a viable government market for technology services will be sustainable. If this market is not sustained and we are unable to refocus our services on the private sector or other in-demand technologies, our growth would be negatively affected.

Although government agencies have recently increased focus on and funding for technology initiatives, we cannot be certain that these initiatives will continue in the future. Budget cutbacks or political changes could result in a change of focus or reductions in funding for technology initiatives, which could force us to curtail or cease our business operations.

Risks related to the ownership of our common stock, quarterly revenues and operating results could be volatile and may cause our stock price to fluctuate

The rate at which the federal government procures technology may be negatively by changes in presidential administrations and senior government officials. As a result, our operating results could be volatile and difficult to predict, and period-to-period comparisons of our operating results may not be a good indication of our future performance.

A significant portion of our operating expenses, such as personnel and facilities costs, are fixed in the short term. Therefore, any failure to generate revenues according to our expectations in a particular quarter could result in reduced income in the quarter. In addition, our quarterly operating results may not meet the expectations of securities analysts or investors, which in turn may have an adverse affect on the market price of our common stock.

Our common stock is deemed to be "penny stock," which may make it more difficult for investors to sell their shares due to suitability requirements

Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

      o     with a price of less than $5.00 per share;

      o     that are not traded on a "recognized" national exchange;

      o whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

      o in issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

We have identified a material weakness in internal control over our financial reporting, primarily related to the lack of technical accounting and reporting expertise. Our inability to provide such expertise may result in inadequate or deficient financial reporting.

We are responsible for establishing and maintaining adequate internal control over financial reporting of our company. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of our company are being made only in accordance with authorizations of management and directors of our company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our company's assets that could have a material effect on our financial statements.

We conducted an evaluation of the design and effectiveness of internal control over financial reporting. Based on this evaluation, we concluded that our internal control over financial reporting was not effective as of December 31, 2004. We identified an internal control deficiency that represented a material weakness in internal control over the financial statement close process. The control deficiency related to our limited resources and internal level of technical accounting and reporting expertise. This material weakness affects our ability to prepare and properly review interim and annual financial statements and accompanying footnote disclosures in accordance with generally accepted accounting principles and the rules and regulations of the SEC. A material weakness in internal controls is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements would not be prevented or detected on a timely basis. The foregoing material weakness resulted in restatements to our financial statements and related disclosures. As we have not completed the testing of all aspects of our internal control over financial reporting, it is possible that additional deficiencies could be determined to be individually or in aggregate a material weakness.

In order to address and correct the deficiency identified above, our corrective actions included: (i) Hired a Chief Financial Officer with the requisite experience on September 19, 2005; (ii) Hired a corporate controller with the requisite experience and CPA designation on November 16, 2005; (iii) Hired an assistant controller with the requisite experience and CPA designation to assist and work directly with our corporate controller on October 15, 2005; and (iv) Created an additional position to assist with the financial reporting process and hired an individual for this position on May 16, 2005. Our ability to retain skilled finance professionals may impact our ability to remediate our material weakness by December 31, 2005.

Investors should not rely on an investment in our stock for the payment of cash dividends

We have not paid any cash dividends on our capital stock and we do not anticipate paying cash dividends in the future. Investors should not make an investment in our common stock if they require dividend income. Any return on an investment in our common stock will be as a result of appreciation, if any, in our stock price.

Substantially all of our assets are pledged to secure certain debt obligations, which we could fail to repay

Pursuant to our Loan and Security Agreement, dated July 28, 2005, with Chevy Chase Bank, we were required to secure our repayment obligations with a first priority lien on substantially all of the assets of Paradigm, excluding intellectual property and real estate. Under the Loan and Security Agreement, our line of credit is due on demand and interest is payable monthly depending on our leverage ratio at the LIBOR rate plus the applicable spread which ranges from 2.25% and 3.00%. In the event we are unable to timely repay any amounts owed under the Loan and Security Agreement, we could lose substantially all of our assets and be forced to curtail or cease our business operations. In addition, because our debt obligations with Chevy Chase Bank are secured with a first priority lien, it may make it more difficult for us to obtain additional debt financing from another lender, or obtain new debt financing on terms favorable to us, because such new lender may have to be willing to be subordinate to Chevy Chase Bank.

                         RISKS RELATED TO THIS OFFERING

Future sales by our stockholders may adversely affect our stock price and our ability to raise funds in new stock offerings

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Some of our shareholders, including officers and directors, are the holders of "restricted securities". These restricted securities may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. As of December 20, 2005, approximately 20,000,000 shares of our common stock are deemed restricted. Five million six hundred sixty-two thousand three hundred fifty (5,662,350) of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement.

The selling stockholders intend to sell their shares of common stock in the market, which may cause our stock price to decline

The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 5,662,350 shares of common stock, the number of shares being registered in this offering, or 27.6% of our issued and outstanding shares of common stock as of December 20, 2005, may be sold. Such sales may cause our stock price to decline.

The sale of material amounts of common stock under the accompanying registration statement could encourage short sales by third parties

The significant downward pressure on our stock price caused by the sale of a significant number of shares registered in the accompanying registration statement could cause our stock price to decline, thus allowing short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock.

The price you pay in this offering will fluctuate

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

                           FORWARD-LOOKING STATEMENTS

Risks Associated With Forward-Looking Statements

This Prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our President and Chief Executive Officer will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a "forward-looking statement". Further, when we use the words "may", "expect", "anticipate", "plan", "believe", "seek", "estimate", "internal", and similar words, we intend to identify statements and expressions that may be forward- looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under "Risk Factors" below or elsewhere in this Prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

Backlog is our estimate of the amount of future revenue we expect to realize over the remaining life of signed contracts and task orders we have in hand as of the measurement date. All statements regarding the amount of our backlog are forward-looking statements and are subject to the risks and uncertainties described above and elsewhere in this prospectus.

In addition, this prospectus contains forecasts and estimates regarding the information technology market and federal government's spending and workforce and related matters, including estimates regarding projected growth in the federal government's information technology spending, projected federal government appropriations for homeland security, intelligence, national defense and similar matters, the projected increase in outsourcing by the federal government, the aging of the federal government's civilian workforce and employee turnover rates at other companies in our industry. These forecasts and estimates have been derived from publicly available information, industry publications and data compiled by independent market research firms. Although we believe this information is reliable, we have not independently verified this information and we cannot assure you that it is accurate or that the forecasts will prove correct.

                              SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. A description of each selling shareholder's relationship to Paradigm Holdings and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

                                                         Percentage of                              Percentage of
                                Shares Beneficially    Outstanding Shares         Shares          Outstanding Shares
                                    Owned Before       Beneficially Owned    to be Sold in the    Beneficially Owned
Selling Stockholder                   Offering         Before Offering(1)        Offering           After Offering
-------------------             -------------------    ------------------    -----------------    ------------------
Raymond Huger                            12,775,000                62.31%              962,500                57.61%
Harry Kaneshiro                           3,150,000                15.36%              962,500                10.67%
Samar Ghadry                              1,575,000                 7.68%            1,575,000                    0%
J. Paul Consulting                        1,054,411                 5.14%            1,054,411                    0%
Shortline Equity Partners, Inc.             500,000                 2.44%              500,000                    0%
Ultimate Investments Corp.                  607,939                 2.97%              607,939
                                                                                  ------------
         TOTAL                                                                       5,662,350
                                                                                  ============

* Less than 1%.

(1) Applicable percentage of ownership is based on 20,503,368 shares of common stock outstanding as of December 20, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of December 20, 2005, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of December 20, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

J. Paul Consulting, Shortline Equity Partners, Inc and Ultimate Investments Corp. are considered to be statutory underwriters within the meaning of the Securities Act of 1933 in connection with the sale of their shares.

The following information contains a description of each selling shareholder's relationship to Paradigm Holdings and how each selling shareholder acquired the shares to be sold in this offering. None of the selling stockholders have held a position or office, or had any other material relationship, with Paradigm Holdings, except as follows:

Raymond Huger, our Chairman of the Board of Directors and Chief Executive Officer, received his shares as a result of the tax free exchange among Paradigm Holdings, Paradigm Solutions Merger Corp., Paradigm Solutions Corporation and the shareholders of Paradigm Solutions Corporation on November 3, 2004.

Harry Kaneshiro, an Executive Vice President of Paradigm Solutions Corporation, our wholly-owned subsidiary, received his shares as a result of the tax free exchange among Paradigm Holdings, Paradigm Solutions Merger Corp., Paradigm Solutions Corporation and the shareholders of Paradigm Solutions Corporation on November 3, 2004.

Samar Ghadry, former Senior Vice President of Paradigm Solutions Corporation, our wholly-owned subsidiary, received her shares as a result of the tax free exchange among Paradigm Holdings, Paradigm Solutions Merger Corp., Paradigm Solutions Corporation and the shareholders of Paradigm Solutions Corporation on November 3, 2004.

J. Paul Consulting received its shares through private placement. All investment decisions of J. Paul Consulting are made by Jeff Ploen. On August 27, 2004, J. Paul Consulting subscribed for 2,500,000 shares of common stock from Paradigm Holdings, formerly Cheyenne Resources, Inc., in a private placement transaction for $50,000 or $0.02 per share. In addition, on August 27, 2004, J. Paul Consulting purchased 2,500,000 shares of restricted common stock of Paradigm Holdings from Skye Blue Ventures for $50,000 or

$0.02 per share. Skye Blue Ventures had purchased a controlling interest in Cheyenne Resources, Inc., in January 2004, when Cheyenne Resources was delinquent in its filing under the Securities Exchange Act of 1934 and had accumulated significant debt. Mr. Dennis Iler, former President and a Director of Cheyenne Resources and the then-beneficial owner of Skye Blue Ventures, brought Cheyenne Resources current in its securities filings and settled its outstanding debt. J. Paul Consulting, Shortline Equity partners, Inc. and Ultimate Investment Corporation purchased control of Cheyenne Resources in August of 2004 with the intent to merge with an operating company. Mr. Jeff Ploen became the sole officer and Director of Paradigm Holdings when J. Paul Consulting, Shortline Equity Partners, Inc. and Ultimate Investments purchased a controlling interest in Paradigm Holdings in August 2004. On November 3, 2004, when Paradigm Holdings entered into an Agreement and Plan of Reorganization with Paradigm Solutions Merger Corp., a Delaware corporation and wholly-owned subsidiary of Paradigm Holdings, Paradigm Solutions Corporation, a Maryland corporation and the shareholders of Paradigm Solutions Corporation, Mr. Ploen resigned his position as an officer and director of Paradigm Holdings.

Shortline Equity Partners, Inc. and Ultimate Investments Corp. received its shares through private placement. All investment decisions of Shortline Equity Partners, Inc. and Ultimate Investments Corp. are made by Lance Baller. On August 27, 2004, Shortline Equity Partners, Inc. subscribed for 2,500,000 shares of common stock from Paradigm Holdings, formerly Cheyenne Resources, Inc, in a private placement transaction for $50,000 or $0.02 per share. In August of 2004, Ultimate Investments Corp. purchased 5,000,000 shares of restricted common stock of Paradigm Holdings from Skye Blue Ventures for $100,000 or $0.02 per share. In addition, on August 27, 2004, J. Paul Consulting purchased 2,500,000 shares of restricted common stock of Paradigm Holdings from Skye Blue Ventures for $50,000 or $0.02 per share. Skye Blue Ventures had purchased a controlling interest in Cheyenne Resources, Inc. in January 2004, when Cheyenne Resources, Inc. was delinquent in its filings under the Securities Exchange Act of 1934 and had accumulated significant debt. Mr. Dennis Iler, former President and a Director of Cheyenne Resources, Inc. and the then-beneficial owner of Skye Blue Ventures, brought Cheyenne Resources, Inc. current in its securities filings and settled its outstanding debt. J. Paul Consulting, Shortline Equity Partners, Inc. and Ultimate Investment Corporation purchased control of Cheyenne Resources, Inc. in August of 2004 with the intent to merge with an operating company.

                                 USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by certain persons, who are, or will become, shareholders of Paradigm Holdings. There will be no proceeds to us from the sale of shares of common stock in this offering.

                              PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of Paradigm Holdings' common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of Paradigm Holdings' shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of Paradigm Holdings' shares of common stock are quoted. Any transferees and pledges will be identified by a post-effective amendment to the accompanying registration statement. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by a selling stockholder or by agreement between a selling stockholder and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of Paradigm Holdings' common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). Any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock: (i) with a price of less than $5.00 per share; (ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or (iv) in issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We estimate that the expenses of the offering to be borne by us will be approximately $82,500. The estimated offering expenses consist of: a SEC registration fee of $2,000, printing expenses of $5,000, accounting fees of $25,000, legal fees of $50,000 and miscellaneous expenses of $500. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of Paradigm Holdings while such selling stockholder is distributing shares covered by this Prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

J. Paul Consulting, Shortline Equity Partners, Inc and Ultimate Investments Corp. are considered to be statutory underwriters within the meaning of the Securities Act of 1933 in connection with the sale of their shares.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF PARADIGM HOLDINGS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS FILING. STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION AND ELSEWHERE IN THIS PROSPECTUS, THAT ARE NOT STATEMENTS OF HISTORICAL OR CURRENT FACT, CONSTITUTE "FORWARD-LOOKING STATEMENTS."

Overview

                                     General

Paradigm Holdings Inc. is an information technology and business solutions provider specializing in information technology infrastructure and software engineering support services, business continuity planning and emergency management services and software to government and commercial clients. Paradigm Holdings, Inc. is comprised of two operating subsidiaries, Paradigm Solutions Corporation and Paradigm Solutions International.

Paradigm Solutions Corporation is the federal subsidiary whose core competencies are in mission critical systems that focus on key federal agencies such as Justice, Treasury and Homeland Security. Paradigm Solutions International is the newly formed commercial subsidiary whose core competencies are developing and delivering continuity and information technology security/risk management consulting for both commercial businesses and government agencies. Our innovations in business continuity development, planning, and information technology security have positioned us to become a leader in the fragmented business continuity and continuity of operations industry.

We derive substantially all of our revenues from fees for information technology solutions and services. We generate these fees from contracts with various payment arrangements, including time and materials contracts, fixed-price contracts and cost-reimbursable contracts. We typically issue invoices monthly to manage outstanding accounts receivable balances. We recognize revenues on time and materials contracts as the services are provided. We recognize revenues on fixed-price contracts using the percentage of completion method as services are performed over the life of the contract, based on the costs we incur in relation to the total estimated costs. We recognize and make provisions for any anticipated contract losses at the time we know and can estimate them. Fixed-price contracts are attractive to clients and, while subject to increased risks, provide opportunities for increased margins. We recognize revenues on cost-reimbursable contracts as services are provided. These revenues are equal to the costs incurred in providing these services plus a proportionate amount of the fee earned. We have historically recovered all of our costs on cost-reimbursable contracts, which means we have lower risk and our margins are lower on these contracts. For the nine months ended September 30, 2005, our business was comprised of 58% fixed price, 27% time and material, and 15% cost-reimbursable contracts.

Our historical revenue growth is attributable to various factors, including an increase in the size and number of projects for existing and new clients. During the nine months ended September 30, 2005, contracts with the federal government and contracts with prime contractors of the federal government accounted for approximately 99% of our revenues. During that same period, our five largest clients generated approximately 98% of our revenues. In most of these engagements, we retain full responsibility for the end-client relationship and direct and manage the activities of our contract staff.

Paradigm Solutions Corporation utilized the Small Business Administration (SBA) 8(a) Business Development Program to access the federal marketplace starting in October of 1995 and graduated from the program in October of 2004. The term "graduate" is used to refer to a Participant's exit from the 8(a) BD Program at the expiration of the Participant's term, thus the business is no longer considered 8(a). The 8(a) program allowed the business to build a base of business with various federal civilian agencies. The backlog of federal business under this program will continue until the contracts end, after which we will pursue several avenues to maintain the business we believe is important to our strategy in this marketplace. This includes either migrating this work to other government contract vehicles, if allowed by the customer, or taking on a subcontract role when the business comes up for re-compete and teaming with a SBA business who would be the prime. SBA 8(a) contracts which provide 8%, 64% and 28% of our current SBA 8(a) revenues will come up for renewal in 2005, 2006 and 2007, respectively.

Due to our graduation from the Small Business Administration 8(a) Business Development Program, we are no longer classified as a small disadvantaged business by the federal government. Accordingly, we will no longer have access to contract vehicles set aside for 8(a) businesses. As of October 2004, Paradigm Solutions Corporation began competing solely in the open marketplace for federal business. We have a history of winning contracts in "full and open" competitions, including contracts at the Department of Housing and Urban Development, Department of Treasury and the Department of Commerce. Paradigm Solutions will continue to aggressively pursue opportunities in the federal and commercial marketplace. We believe we can mitigate the impact of transitioning from the 8(a) program through the acquisition of new contract vehicles and the expansion of work with current customers.

Our most significant expense is direct costs, which consist primarily of direct labor, subcontractors, materials, equipment, travel and an allocation of indirect costs including fringe. The number of subcontract and consulting employees assigned to a project will vary according to the size, complexity, duration and demands of the project.

Selling, general and administrative expenses consist primarily of costs associated with our executive management, finance and administrative groups, human resources, marketing and business development resources, employee training, occupancy costs, R&D expenses, depreciation and amortization, travel, and all other corporate costs.

Other income and expense consists primarily of interest income earned on our cash and cash equivalents and interest payable on our revolving credit facility.

Description Of Critical Accounting Policies

Management's Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates including those related to contingent liabilities, revenue recognition, and other intangible assets. Management bases its estimates on historical experience and on various other factors that are believed to be reasonable at the time the estimates are made. Actual results may differ from these estimates under different assumptions or conditions. Management believes that our critical accounting policies which require more significant judgments and estimates in the preparation of our consolidated financial statements are revenue recognition, costs of revenues, and property and equipment.

Revenue Recognition

Services are performed under contracts that may be categorized into three primary types: time and materials, cost-plus reimbursement and firm fixed price. Revenue for time and materials contracts is recognized as labor is incurred at fixed hourly rates, which are negotiated with the customer, plus the cost of any allowable material costs and out-of-pocket expenses. Time and materials contracts are typically more profitable than cost-plus contracts because of our ability to negotiate rates and manage costs on those contracts. Revenue is recognized under cost-plus contracts on the basis of direct and operating costs and expenses incurred plus a negotiated profit calculated as a percentage of costs or as performance-based award fee. Cost-plus type contracts provide relatively less risk than other contract types because we are reimbursed for all direct costs and certain operating costs and expenses, such as overhead and general and administrative expenses, and are paid a fee for work performed. For certain cost plus type contracts, which are referred to as cost-plus award fee type contracts, we recognize the expected fee to be awarded by the customer at the time such fee can be reasonably estimated, based on factors such as our prior award experience, communications with the customer regarding our performance, including any interim performance evaluations rendered by the customer or our average historical award fee rate for the company. The Company has two basic categories of fixed price contract: fixed unit price and fixed price-level of effort. Revenues on fixed unit price contracts, where specific units of output under service agreements are delivered, are recognized as units are delivered based on the specific price per unit. Revenue on fixed price maintenance contracts is recognized on a pro-rata basis over the length of the service period. Revenue for the fixed price level of effort contacts is recognized based upon the number of units of labor actually delivered multiplied by the agreed rate for each unit of labor.

Contract revenue recognition inherently involves estimation. Examples of such estimates include the level of effort needed to accomplish the tasks under the contract, the cost of those efforts, and a continual assessment of our progress toward the completion of the contract. From time to time, circumstances may arise which require us to revise our estimated total revenue or costs. Typically, these revisions relate to contractual changes. To the extent that a revised estimate affects contract revenue or profit previously recognized, we record the cumulative effect of the revision in the period in which it becomes known. In addition, the full amount of an anticipated loss on any type of contract is recognized in the period in which it becomes known. We may be exposed to variations in profitability if we encounter variances from estimated fees earned under cost plus-award fee contracts and estimated costs under fixed price contracts. Software revenue recognition is in accordance with AICPA Statement of Position 97-2. Since the Company has not established VSOE, recognition of revenue from the sale of licenses is over the term of the contract.

Costs Of Revenues

Our costs are categorized as direct or selling, general & administrative expenses. Direct costs are those that can be identified with and allocated to specific contracts and tasks. They include labor, subcontractor costs, consultant fees, travel expenses, materials and an allocation of indirect costs. Indirect costs consist primarily of fringe benefits (vacation time, medical/dental, 401K plan matching contribution, tuition assistance, employee welfare, worker's compensation and other benefits), intermediate management and certain other non-direct costs which are necessary to provide direct labor. Indirect costs, to the extent that they are allowable, are allocated to contracts and tasks using appropriate government-approved methodologies. Costs determined to be unallowable under the Federal Acquisition Regulations cannot be allocated to projects. Our principal unallowable costs are interest expense and certain general and administrative expenses. A key element to be successful in our business is our ability to control indirect and unallowable costs, enabling us to profitably execute our existing contracts and successfully bid for new contracts. Costs of revenues are considered to be a critical accounting policy because of the direct relationship to revenue recognized.

Property And Equipment

Property and equipment are recorded at the original cost to the corporation and are depreciated using straight-line methods over established useful lives of three to seven years. Software is recorded at original cost and depreciated on the straight-line basis over three years. Leasehold improvements are recorded at the original cost and are depreciated on the straight-line over the life of the lease.

Recent Accounting Pronouncements

New accounting pronouncements that have a current or future potential impact on our financial statements are as follows:

                   Summary of Statement No. 123 (Revised 2004)

                               Share-Based Payment

This Statement is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance.

                             Scope of this Statement

This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement 123 as originally issued and EITF Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." This Statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans. The Company does not believe that FASB Statement No. 123R will have a material effect on its financial statements.

Results of Operations

The following tables set forth the relative percentages that certain items of expense and earnings bear to revenue.

                                            Three Months Ended September 30,                   Nine Months Ended September 30,
(Dollars in                                     Restated                 Restated                Restated                  Restated
thousands)                             2005        2004        2005         2004        2005        2004          2005        2004
                                    -------     -------      ------      -------     -------     -------        ------     -------
Revenue                             $15,543     $16,593       100.0%       100.0%    $46,219     $45,975         100.0%      100.0%
Cost of                              13,118      14,597        84.4         88.0      39,132      40,356          84.7        87.8
Revenue
                                    -------     -------      ------       ------     -------     -------        ------      ------
Gross                                 2,425       1,996        15.6         12.0       7,087       5,619          15.3        12.2
Margin
Selling, General & Administrative
                                      1,996       2,217        12.8         13.3       5,876       6,106          12.7        13.3
                                    -------     -------      ------       ------     -------     -------        ------      ------
Income (loss) from
Operations                              429        (221)        2.8         (1.3)      1,211        (487)          2.6        (1.1)

Other (expense) income                  (51)         (9)       (0.3)        (0.0)       (145)        (35)         (0.3)       (0.0)
Income tax (benefit)provision
                                        131         (73)*       0.9         (0.4)        362        (183)*         0.8        (0.4)
                                    -------     -------      ------       ------     -------     -------        ------      ------
Net Income (loss)                      $247       ($157)*       1.6%        (0.9%)      $704       ($339)*         1.5%       (0.7%)

* proforma

The table below sets forth, for the periods indicated the service mix in revenue with related percentages of total revenue.

                                    --------------------------------------         ---------------------------------------
                                           Three Months Ended September 30,                  Nine Months Ended September 30,
(Dollars in thousands)                          Restated                Restated                Restated                  Restated
                                       2005        2004        2005        2004       2005         2004         2005         2004
                                    -------     -------      ------      ------    -------      -------       ------       ------
Federal Service Contracts           $10,366     $10,149        66.7%       61.2%   $31,140      $29,731         67.4%        64.7%
Federal Repair & Maintenance
Contracts                             5,019       6,444        32.3        38.8     14,528       16,234         31.4         35.3
Commercial Contracts                    158           0         1.0         0.0        551           10          1.2          0.0
                                    -------     -------      ------      ------    -------      -------       ------       ------
Total                               $15,543     $16,593       100.0%      100.0%   $46,219      $45,975        100.0%       100.0%
Revenue

Our revenues and operating results may be subject to significant variation from quarter to quarter depending on a number of factors, including the progress of contracts, revenues earned on contracts, the number of billable days in a quarter, the timing of the pass-through of their direct costs, the commencement and completion of contracts during any particular quarter, the schedule of the government agencies for awarding contracts, the term of each contract that we have been awarded and general economic conditions. Because a significant portion of our expenses, such as personnel and facilities costs, are fixed in the short term, successful contract performance and variation in the volume of activity as well as in the number of contracts commenced or completed during any quarter may cause significant variations in operating results from quarter to quarter.

The Federal Government's fiscal year ends September 30. If a budget for the next fiscal year has not been approved by that date, our clients may have to suspend engagements that we are working on until a budget has been approved. Such suspensions may cause us to realize lower revenues in the fourth quarter of the year. Further, a change in presidential administrations and in senior government officials may negatively affect the rate at which the Federal Government purchases technology.

As a result of the factors above, period-to-period comparisons of our revenues and operating results may not be meaningful. You should not rely on these comparisons as indicators of future performance as no assurances can be given that quarterly results will not fluctuate, causing a possible material adverse effect on our operating results and financial condition.

Comparison of the Three Months Ended September 30, 2005 and 2004

Revenue. For the three months ended September 30, 2005, our revenues decreased 9.4% to $15.5 million from $16.6 million for the same period in 2004. The decrease in revenue was due to hardware and software purchases related to a system upgrade during the three months ended September 30, 2004 by our federal repair and maintenance customer. We did not experience, nor do we expect, additional system upgrade activity during the fiscal year ended December 31, 2005 for our federal repair and maintenance customer. The decrease in federal repair and maintenance revenue was partially off-set by slightly higher revenue from our federal service contracts business of $0.2 million and commercial business revenue of $0.2 million.

Cost of Revenue. Cost of revenue includes direct labor, materials, subcontracts and an allocation of indirect costs. Generally, changes in cost of revenue are correlated to changes in revenue as resources are consumed in the production of that revenue. For the three months ended September 30, 2005, cost of revenue decreased 10.0% to $13.1 million from $14.6 million for the same period in 2004. As a percentage of revenue, cost of revenue was 84.4% for the three months ended September 30, 2005 as compared to 88.0% for the three months ended September 30, 2004. The decrease in cost of revenue was primarily attributable to the decrease in federal repair and maintenance revenue related to system upgrades performed in 2004.

Gross Margin. For the three months ended September 30, 2005, gross margin increased 21.5% to $2.4 million from $2.0 million for the same period in 2004. Gross margin as a percentage of revenues increased to 15.6% for the three months ended September 30, 2005 from 12.0% for the three months ended September 30, 2004. Gross margin, as it relates to our federal service contract business, increased 20.2% to $2.1 million from $1.8 million for the same period in 2004. The increase was primarily due to lower operating expenses on our fixed price federal service contracts and a slight increase in overall federal service revenue. Gross margin, as it relates to our federal maintenance contracts, increased 31.3% to $0.3 million from $0.2 million for the same period in 2004. The increase in gross margin is primarily attributable to lower expenses as we have outsourced a portion of our maintenance efforts to a third party vendor effective July 1, 2005.

Selling, General & Administrative Expenses. For the three months ended September 30, 2005, selling, general and administrative expenses decreased by 10.0% to $2.0 million from $2.2 million for the same period in 2004. As a percentage of revenue, selling, general and administrative expenses decreased to 12.8% from 13.3% for the same period in 2004. The decrease is primarily attributable to $0.2 million in expenses incurred during the three months ended September 30, 2004 related to the acquisition of Cheyenne Resources.

Net Income. For the three months ended September 30, 2005, net income increased to $0.2 million from pro-forma ($0.2) million for the same period in 2004. This increase was due to the increases in gross margin and decreased selling, general and administrative expenses as discussed above.

Comparison of the Nine Months Ended September 30, 2005 and 2004

Revenue. For the nine months ended September 30, 2005, our revenues increased 0.5% to $46.2 million from $46.0 million for the same period in 2004. This increase is due to additional task order work from our Housing and Urban Development client of $1.5 million, new revenue from sales of our OpsPlanner software and services of $0.6 million, which was partially off-set by a decrease of $1.7 million in our maintenance and repair business with our Internal Revenue Service client.

Cost of Revenue. Cost of revenue includes direct labor, materials, subcontracts and an allocation of indirect costs. Generally, changes in cost of revenue are correlated to changes in revenue as resources are consumed in the production of that revenue. For the nine months ended September 30, 2005, cost of revenue decreased 3.0% to $39.1 million from $40.4 million for the same period in 2004. As a percentage of revenue, cost of revenue was 84.7% for the nine months ended September 30, 2005 as compared to 87.8% for the nine months ended September 30, 2004. Cost as a percentage of revenue decreased due to lower operating expenses on our fixed price federal service contracts and an increase in our commercial software and services revenue, which has higher gross margins than our federal business. The decreases in cost as a percentage of revenue attributable to our federal service contracts and commercial business were partially off-set by incremental hardware expense on our federal service and repair and maintenance business.

Gross Margin. For the nine months ended September 30, 2005, gross margin increased 26.1% to $7.1 million from $5.6 million for the same period in 2004. Gross margin as a percentage of revenues increased to 15.3% for the nine months ended September 30, 2005 from 12.2% for the nine months ended September 30, 2004. Gross Margin, as it relates to our federal service contracts, increased 42.7% to $6.1 million from $4.3 million for the same period in 2004. This increase is due to lower operating expenses on our fixed price federal service contracts and an increase in our total federal services revenue. Gross Margin, as it relates to our federal maintenance contracts, decreased 26.2% to $1.0 million from $1.4 million for the same period in 2004. The decrease in gross margin is due to incremental hardware expense during the quarters ended March 31 and June 30, 2005 and the overall decrease in federal maintenance contract revenue.

Selling, General & Administrative Expenses. For the nine months ended September 30, 2005, selling, general and administrative expenses decreased 3.8% to $5.9 million from $6.1 million for the same period in 2004. As a percentage of revenue, selling, general and administrative expenses decreased to 12.7% for the nine months ended September 30, 2005 from 13.3% for the same period in 2004. The decrease is primarily attributable to $0.2 million in expenses incurred during the three months ended September 30, 2004 related to the acquisition of Cheyenne Resources.

Net Income. For the nine months ended September 30, 2005, net income increased to $0.7 million from pro-forma ($0.3) million for the same period in 2004. This increase was due to the increase in gross margin and decrease in selling, general and administrative expenses as discussed above.

                                              (Dollars in thousands except for the percentages)
                                  -------------------------------------------------------------------------------
                                                          Twelve Months Ended December 31,
                                   Restated      Restated      Restated      Restated      Restated      Restated
                                       FY04          FY03          FY02          FY04          FY03          FY02
                                   --------      --------      --------      --------      --------      --------
Revenue                             $61,756       $51,206       $37,673         100.0%        100.0%        100.0%
Cost of Revenue                      54,545        45,810        32,420          88.3%         89.5%         86.0%
Gross Margin                          7,211         5,396         5,253          11.7%         10.5%         14.0%
Selling, general & administrative     8,994         4,951         2,890          14.6%          9.6%          7.7%
Income (loss) from Operations        (1,783)          445         2,363          (2.9)%         0.9%          6.3%
Total other (expense) income            (49)           21            32          (0.0)%         0.0%          0.1%
Proforma Income tax (benefit)
 provision                             (707)          180           925          (1.1)%         0.3%          2.5%
Proforma Net Income (loss)           (1,125)          287         1,471          (1.8)%         0.6%          3.9%

The table below sets forth, for the periods indicated, the service mix in revenue with related percentages of total revenue and the year-to-year change in dollars and percent.

                                                                                             Year-to-Year Change
                                                                                     -----------------------------------
                                            Year - % of Total                        FY 04 to FY 03       FY03 to FY02
                        --------------------------------------------------------     ---------------     ---------------
                        Restated  Restated  Restated Restated  Restated  Restated  Restated  Restated Restated  Restated
                          2004       %        2003       %        2002       %          $        %          $        %
                        -------    ------    ------   ------    -------   ------    -------   ------    -------   ------
Federal Service
Contracts                39,428     63.8%    36,082     70.5%    26,657     70.8%     3,346      9.3%     9,425     35.4%

Federal Repair &
Maintenance Contracts    22,269     36.1%    15,115     29.5%    11,016     29.2%     7,154     47.3%     4,099     37.2%

Commercial Service
Contracts                    59      0.1%         9      0.0%        --      0.0%        50    555.6%         9       --
                         ------    -----     ------    -----     ------    -----     ------    -----     ------    -----
Total Revenue            61,756    100.0%    51,206    100.0%    37,673    100.0%    10,550     20.6%    13,533     35.9%
                         ======    =====     ======    =====     ======    =====     ======    =====     ======    =====

Year Ended December 31, 2004 Compared with Year Ended December 31, 2003

Revenue. Revenue increased 20.6% to $61.8 million for 2004 from $51.2 million for 2003. The $3.3 million increase in federal services revenue was driven by a full year of revenue on a four year Department of Housing and Urban Development contract awarded in March of 2003. The $3.6 million increase attributable to this project was partially off-set by a decrease in task-order work with another civilian agency client. The 47.3% increase in federal repair and maintenance contracts was a result of organic growth with our Department of Treasury customer, which included a full year of revenue on a five year printer maintenance contract with the IRS that was awarded in July of 2003. The entire growth of commercial revenue came from business continuity services in the area of risk assessment and business impact analysis with two new commercial customers, Greenhill and Aventis.

Cost of Revenue. Cost of revenue increased 19.1% to $54.5 million for 2004 from $45.8 million for 2003. The increase was due primarily to an increase in hardware and software delivered to our Department of Treasury customer, which was $5.5 million of the $8.7 million increase. In addition, our increase in federal project personnel to 255 as of December 31, 2004, as compared to 237 as of December 31, 2003 resulted in an additional $1.7 million in expense. The company also continued its investment in the launch of the commercial continuity business, which resulted in $1.5 million in expense versus $0.6 million for the same period in 2003. The remaining $0.6 million increase was a result of other direct costs associated with our increased revenues.

Gross Margin. Gross margin increased 33.6% to $7.2 million for 2004 from $5.4 million in 2003. This $1.8 million in growth is associated with the $10.6 million growth in revenue. Overall gross margin as a percentage of revenues increased to 11.7% in 2004 from 10.5% in 2003. Service contract gross margin increased by 81.8% to 14.0% in 2004 from 9.5% in 2003 due to increased employee utilization and operational cost efficiencies as our contracts awarded in 2003 graduated from the start-up phase. Repair and maintenance contract gross margin decreased by 49.5% to 7.5% in 2004 from 13.1% in 2003 as a result of incremental costs on the IRS LTMCC contract.

Selling, General & Administrative. Selling, general & administrative (SG&A) expenses increased 80.2% to $9.0 million from $5.0 million for the same period in 2003. As a percentage of revenue, SG&A expenses increased to 14.6% for the twelve months ended December 31, 2004 from 9.6% for the same period in 2003. The increase was attributable to additional compensation related expenses from increased staffing of $1.2 million, research and development costs associated with the design and launch of our OpsPlanner product of $1.0 million, additional bid and proposal expenses of $0.2 million, additional facilities expenses of $0.4 million due to a full year of expense for our Rockville headquarters, expenses of $0.4 to acquire Cheyenne Resources and an additional $0.4 million in 3rd party fees including legal, consulting and audit support related to the acquisition.

Net Income. Net income as reported in the pro-forma table in the selected financial data section, decreased to a loss of $1.1 million for 2004 from income of $0.3 million in 2003. This decrease was associated with the incremental selling, general and administrative expenses discussed above, which was offset by the income tax benefit of $0.7 million.

Year Ended December 31, 2003 Compared with Year Ended December 31, 2002

Revenue. Revenues increased 35.9% to $51.2 million for 2003 from $37.7 million for 2002. The $13.5 million increase in revenue primarily reflects an increase in organic growth with our existing clients which included $3 million with the Department of Treasury and $4 million with the Department of Justice. We define organic growth as the increase in revenues excluding the revenues associated with acquisitions, divestitures and closures of businesses in comparable periods. Two new contract awards also contributed to the increase in revenue in 2003, including a four year Housing and Urban Development Community Planning and Development (HUD-CPD) contract awarded in March of 2003 which contributed $6 million and a five year printer maintenance contract with the IRS that was awarded in July of 2003 which contributed $0.5 million.

Cost of Revenue. Cost of revenue increased 41.4% to $45.8 million for 2003 from $32.4 million for 2002. The increase in cost of revenues was due in part to the corresponding growth in revenues resulting from organic growth and the increase in employee headcount. Project personnel headcount grew to 237 as of December 31, 2003, as compared to 174 as of December 31, 2002. As a percentage of revenue, cost of revenue increased to 89.5% for the twelve months ended December 31, 2003 versus 86.0% for the same period in 2002. The increase in costs as a percentage of revenue was primarily attributable to the investment made in the commercial continuity business of $0.6 million, increased facilities expense related to the opening of our new headquarters office in Rockville and our new customer site location in Washington, DC of $0.5 million and start-up related costs related to the new HUD-CPD and IRS Print maintenance contracts of $0.5 million.

Gross Margin. Gross margin increased 2.7% to $5.4 million for 2003 from $5.3 million in 2002. Gross margin as a percentage of revenues decreased to 10.5% in 2003 from 14.0% in 2002. The decrease in gross margin was attributable to the investment in the commercial continuity business, start-up costs related to our new HUD-CPD and IRS Print contracts and increased facility costs as stated above in cost of revenue.

Selling, General & Administrative. Selling, general & administrative (SG&A) expenses increased 71.3% to $5.0 million from $2.9 million for the same period in 2003. As a percentage of revenue, SG&A expenses increased to 9.6% for the twelve months ended December 31, 2003 from 7.7% for the same period in 2002. Our total sales, general and administrative headcount increased to 32 employees as of December 31, 2003 compared to 27 employees as of December 31, 2002. The increase in expenses was attributable to research and development costs related to the OpsPlanner software product of $0.6 million and additional compensation expenses related to the increased staffing and management bonuses.

Net Income. Net income as reported in the pro-forma table in the selected financial data section decreased to $0.3 million for 2003 from $1.5 million for 2002. The decrease was attributable to the investments made in the business plus the incremental selling, general and administrative expenses as discussed above. This was off-set by a decrease in the pro-forma tax provision of $0.7 million.

Liquidity and Capital Resources

Our primary sources of liquidity are our existing cash, cash generated from operations and cash available from borrowings under our revolving credit facility. We expect our principal uses of cash to be working capital, capital equipment and the continued enhancement of our OpsPlanner software suite. During Fiscal 2005, we intend to spend approximately $0.5 million for capital equipment, mainly technology refreshes of existing equipment plus enhancements to our existing infrastructure systems. We also intend on spending $0.8 million for software enhancements to our existing OpsPlanner tool. Based upon the current level of operations, we believe that cash flow from operations, together with borrowings available from our existing revolving credit facility, are adequate to meet our future liquidity needs for the next twelve months.

For the nine months ended September 30, 2005 and for the fiscal year ended December 31, 2004, we funded working capital requirements, our investment in business continuity, and the expense of going public primarily through internally generated operating cash flow and funds borrowed under our existing revolving credit facility.

For the nine months ended September 30, 2005 the Company generated $1.0 million in cash and cash equivalents versus $0.6 million for the same period in 2004.

For the nine months ended September 30, 2005, net cash provided by operations was $0.6 million compared to $4.6 million for the same period in 2004. The lesser amount of net cash from operations of $4.0 million was primarily due to the increase in accounts receivable mainly related to our Department of Treasury client, partially offset by a reduction in prepaid expenses mainly related to our IRS LTMCC customer contract and lesser decreases in deferred revenues and accounts payable as compared to the same period in 2004.

Accounts receivable increased by $1.8 million for the nine months ended September 30, 2005 versus a decrease of $4.3 million for the same period in 2004. The increase in 2005 is primarily attributable to the timing of invoice payments related to our Department of Treasury and Homeland Security client. The Company believes accounts receivables balances for both customers will return to normal levels during the three months ended December 31, 2005. The decrease in accounts receivable for 2004 was attributable to increased concentration on the collection of receivables during the three months ended September 30, 2004. Prepaid expenses, which are primarily associated with our IRS LTMCC contract, decreased by $4.1 million versus a decrease of $1.6 million in 2004 as the Company fulfilled the obligations of the contract.

Deferred revenue for the nine months ended September 30, 2005 decreased by $1.3 million compared to an increase of $0.2 million for the same period in 2004. The decrease is primarily related to the Company's IRS LTMCC and Aventis contracts. The deferred revenue for IRS LTMCC is associated with the amortization of software maintenance revenue related to system upgrades and annual software maintenance contracts purchased in October 2003 and 2004. Software maintenance contracts are purchased annually by our client during the three months ending December 31 and amortized over the contract period. The timing and amount of deferred revenue will be dependent on the customer's installed base and the timing of additional purchases related to system upgrades outside of the normal purchasing cycle. At this time, we do not anticipate additional upgrades for the fiscal year ended December 31, 2005. It is the Company's practice to invoice the full contract value at project inception for our commercial contracts. Aventis, our largest commercial contract, was invoiced during the three months ended September 30, 2004. Deferred revenue has decreased due to the fulfillment of services during the nine months ended September 30, 2005.

Accounts payable decreased by $1.0 million for the nine months ended September 30, 2005 versus a decrease of $2.2 million for the same period in 2004. The decrease is due to system upgrade and software maintenance related invoices associated with our IRS LTMCC contract, which were accrued during the three months ending December 31 but paid during the nine months ended September 30 of 2004 and 2005.

Net cash used by investing activities was $0.0 million for the nine months ended September 30, 2005 versus $0.3 million for the same period in 2004. The use of cash relates to the purchase of capital equipment in support of operations. The Company received proceeds from the sale of assets of $0.3 million during the nine months ended September 30, 2005.

Net cash provided by financing activities was $0.4 million for the nine months ended September 30, 2005, which relates to proceeds from the line of credit to fund operations. Net cash used of $3.7 million for the same period in 2004 was related to payments on the Company's line of credit

For the year ended December 31, 2004, the corporation generated an increase in net cash flow of $161 thousand whereas, the prior year ended with a net decrease in cash flow of $613 thousand. The main contributing factors were an overall reduction of accounts receivable, as well as an increase in accounts payable and accrued expenses. The corporation's accounts receivable decreased $3.0 million to $11.5 million for the year ended December 31, 2004, as compared to an increase of $6.0 million for the year ended December 31, 2003. The decrease was primarily a result of internal process enhancements related to collections. Accounts receivable at the end of 2004 represented 64.9% of total assets, compared to 78.9% at the end of 2003. Prepaid expense increased to $4.3 million for year ended December 31, 2004 versus $2.2 million for year ended December 31, 2003. The $2.1 million increase was primarily due to year-end hardware and software maintenance purchases associated with our IRS LTMCC contract. Although the purchase of the maintenance contracts is an annual event, we anticipate prepaid expenses will return to 2003 levels for year ending December 31, 2005 due to a reduction in the term of the required maintenance contracts from 12 months to 6 months. The corporation funded this incremental purchase with operating cash flow and utilization of our existing credit facility. Effective November 5, 2004, PSC revoked its S-Corporation status. At that date, the Corporation had net income which has been recognized for financial reporting purposes, but not for income tax purposes of approximately $6.6 million. This net deferred income will be recognized for income tax purposes equally over four years beginning with the year ending December 31, 2004. The revocation of the S-Corporation status resulted in a deferred income tax liability that was recorded on the date of revocation of approximately $2.6 million. Net income for the year ending December 31, 2004 and retained earnings were reduced by this amount.

For the year ended December 31, 2004, net cash used by operations was $117 thousand, which was attributable to the decrease in accounts receivable off-set by the net loss and increase in prepaid expenses. Cash used by operations was $1.6 million for the year ended December 31, 2003, which was attributable to increases in accounts receivable and prepaid expenses off-set by increases in accounts payable and deferred revenue.

Cash used for investing was $292 thousand during 2004 and $995 thousand in 2003, which was attributable to the purchase of property and equipment to support operations. Equipment acquisition during 2003 was significantly higher than 2004, as a result of capital investments made by the corporation relating to the start-up of the HUD-CPD and IRS printer maintenance contracts, technology refresh of computers, build-out of our internal innovation center at our headquarter location, and the investment associated with a web-based time-keeping system.

Cash provided by financing was $570 thousand for the year ended December 31, 2004, compared to $2.0 million as of December 31, 2003. Both were comprised of transactions under the corporations existing line of credit and banking activity with SunTrust Bank.

The Company had a line of credit arrangement with SunTrust Bank which expired on June 30, 2005. Subsequently, on June 22, 2005 we received an extension of the line of credit arrangement through September 30, 2005. Under the terms of the latest agreement, the Corporation had to maintain: (1) minimum tangible net worth of $2,650,000 beginning on and as of June 30, 2005; (2) debt coverage ratio of not more than 5.0 to 1.0 beginning on and as of June 30, 2005; (3) minimum quarterly net income of $1.00 for the quarters ending June 30 and September 30, 2005. The Corporation was in compliance with the line of credit agreement covenants as of June 30, 2005.

The Company terminated its line of credit agreement with SunTrust Bank effective September 1,2005.

On July 28, 2005, the Company entered into a two year Loan and Security Agreement with Chevy Chase Bank that provides for a revolving line of credit facility of up to $9 million. The agreement became effective August 4, 2005. The revolving line of credit will be used to borrow funds for working capital and general corporate purposes.

The revolving loans under the Chevy Chase Bank Loan and Security Agreement are secured by a first priority lien on substantially all of the assets of the Company, excluding intellectual property and real estate. Under the agreement, the line is due on demand and interest is payable monthly depending on the Corporation's leverage ratio at the LIBOR rate plus the applicable spread which ranges from 2.25% to 3.00%. Under the terms of the agreement, the Corporation may borrow up to the lesser of $9,000,000 or 90% of eligible U.S. Government receivables plus 80% of eligible commercial receivables plus 75% of the aggregate amount of billable but unbilled accounts to a maximum of $3,000,000. The Loan and Security Agreement requires that the Company maintain the following covenants and ratios: (1) minimum tangible net worth of $2,000,000 plus 50% of Company's net income for each fiscal year beginning with fiscal year ending December 31, 2005; (2) debt coverage ratio of not less than 1.500 to 1.000; (3) maximum leverage ratio of 5.50 to 1.00, which will be decreased to 5.25 to 1.00 by December 31, 2005 and 4.00 to 1.00 by December 31, 2006. All working capital, as it relates to these covenants and ratios requirements will be evaluated as of quarter-end. The Company was in compliance with all covenant requirements as of September 30, 2005.

The Loan and Security Agreement contains events of default that include among other things, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, cross default to certain other indebtedness, bankruptcy and insolvency events, change of control and material judgments. Upon occurrence of an event of default, Chevy Chase Bank is entitled to, among other things, accelerate all obligations of the Company and sell the Company's assets to satisfy the Company's obligations under the Loan and Security Agreement.

In the event we require additional funds, whether for acquisitions or otherwise, we may seek additional equity or debt financing. Such financing may not be available to us on terms that are acceptable to us, if at all, and any equity financing may be dilutive to our stockholders. To the extent that we obtain additional debt financing, our debt service obligations will increase and the relevant debt instruments may, among other things, impose additional restrictions on our operations, require us to comply with additional financial covenants or require us to pledge assets to secure our borrowings.

In the event cash flows are not sufficient to fund operations at the present level and we are unable to obtain additional financing, we would attempt to take appropriate actions to tailor our activities to our available financing, including revising our business strategy and future growth plans to accommodate the amount of financing available to us.

The following summarizes our obligations associated with leases and other commitments at December 31, 2004, and the effect such obligations are expected to have on our liquidity and cash flow in future periods:

                                                     Less Than        One to         Three to       More than
(Amounts in Thousands)                Total          One Year       Three Years     Five Years      Five Years
                                    ----------      ----------      -----------     ----------      ----------
Contractual Obligations:
Operating Leases                    $3,975,941      $  927,804      $1,474,364      $  905,445      $  668,328
Notes Payable - Line of Credit      $3,220,072      $3,220,072      $        0      $        0      $        0
                                    ----------      ----------      ----------      ----------      ----------
Total                               $7,196,013      $4,147,876      $1,474,364      $  905,445      $  668,328
                                    ==========      ==========      ==========      ==========      ==========

                             DESCRIPTION OF BUSINESS

Company Overview

Paradigm Holdings Inc. ("PDHO"; website: - www.paradigmsolutions.com) provides information technology and business continuity solutions to government and commercial customers. Headquartered in Rockville, Maryland, the company was founded on the philosophy of high standards of performance, honesty, integrity, and customer satisfaction and employee morale. With an established core foundation of experienced executives, the Company rapidly grew from six employees in 1996 to the current level of approximately 300 personnel. Revenues grew from $51 million in 2003 to over $61 million by the end of 2004. During this period of growth, Paradigm remained centered on information technology services and solutions.

Paradigm Holdings Inc. consists of two subsidiary companies: Paradigm Solutions Corporation (PSC), which was incorporated in 1996 to deliver information technology Infrastructure Support Services and Software Engineering Support Services to Federal Agencies, and Paradigm Solutions International (PSI), which was incorporated in 2004 to deliver Business Continuity Planning and Emergency Management Services and software to commercial and government clients.

Paradigm Solutions Corporation provides support for mission-critical systems in key federal agencies such as the Departments of Justice, Treasury and Homeland Security.

Paradigm Holdings formed the PSI subsidiary company to produce a fully-integrated solution for protecting businesses from "all hazard" interruptions. A customized methodology was developed to provide clients with a comprehensive picture of the risks to their operations, facilities and people. The software tool, OpsPlanner(TM) is one of the first tool sets to encompass continuity planning, emergency management and automated notification in one easy-to-use platform. From inception, this platform was developed as an integrated application--unlike the prevailing competitors which developed continuity planning, emergency management and automated notification as separate software modules. This technology, when implemented with Paradigm's methods, offers a superior solution in the continuity of operations planning and risk management area. The release of this Software tool was made in January of 2005 and no material revenue was recognized in 2004.

Paradigm has achieved significant accomplishments including the launch of the Continuous Paradigm Process and Product Improvement (CP(3)I), the continued evolution of Paradigm's ISO 9001:2000 Quality Management Office, the establishment of strategic Mentor Protege relationships, and success in building a backlog of business over the last year. Additionally, Paradigm has won over 45% of its pursued competitive procurements, greatly exceeding the industry standard win rate of 30% to 40%. The Company not only won new business with the Department of Treasury in 2004, but it also won numerous recompetes of existing contracts including three with the Office of the Comptroller of the Currency, four with the National Technical Information Service, and one with the Department of Housing and Urban Development. Paradigm won several GWAC (Government Wide Acquisition Contracts) vehicles including the Department of Justice ITSS III and State of Maryland MCS. The Company also successfully penetrated the DOD arena by gaining access to multiple GWACs such as DISA Encore, Army MADD-1, Army CONUS Support Base Services (CSBS), and MATOC Naval Research Systems Integration.

Paradigm has also achieved success providing information technology services to many government and commercial clients, including the Departments of Homeland Security, Treasury, Justice, Commerce, Housing and Urban Development, the Small Business Administration, IBM, Lockheed Martin, EDS, and the World Bank. Through a careful analysis of its current marketing practices, Paradigm has determined that its strategic marketing knowledge and concepts are sound and will continue to produce desirable results in both the federal and commercial sectors. The Company will maximize revenue through continued growth in its core client base and through selected acquisitions that strengthen and expand its ability to help government and commercial clients achieve effective disaster recovery and business continuity.

Paradigm's dedication to its customers is reflected in the numerous customer and industry awards it has received:

      o     United States Secret Service Certificate of Appreciation - 2004

      o     Department of Treasury Small Business Partner of the Year - 2004

      o Internal Revenue Service - Nominated as the IRS Small Business Partner of the Year - 2003 and 2002

      o     Inc. 500 Fastest Growing Private Companies - 2003

      o     Washington Technology Fast 50 - 2003 and 2002

      o     VAR Business Top 500 National Solutions Provider - 2004, 2003 and
            2002

      o     Washington Technology Top 25 8(a) Contractors - 2004, 2003 and 2002

      o     Government Computer News Industry Information Technology Award -
            2003

      o     Strategic Airport Security Rollout (SASR) Certificate of Recognition
            - 2002

                             Corporate Organization

On November 3, 2004, Paradigm Holdings Inc., entered into an Agreement and Plan of Reorganization with Paradigm Solutions Merger Corp., a Delaware corporation and wholly-owned subsidiary of Paradigm Holdings (the "Merger Sub"), Paradigm Solutions Corporation, a Maryland corporation and the shareholders of Paradigm Solutions Corporation. Pursuant to the Agreement and Plan of Reorganization, the Merger Sub was merged with and into Paradigm Solutions Corporation, the surviving corporation and continues its existence under the laws of the State of Maryland and is a wholly-owned subsidiary of Paradigm Holdings Inc. In consideration of the Merger, the Paradigm Solutions Corporation shareholders exchanged 13,699 shares of common stock of Paradigm Solutions Corporation, which was 100% of the issued and outstanding capital stock of Paradigm Solutions Corporation, for 17,500,000 shares of common stock of Paradigm Holdings Inc.

Cheyenne Resources, Inc. was incorporated under the laws of the State of Wyoming on November 17, 1970. Cheyenne Resources, prior to the reverse merger with Paradigm Solutions Merger Sub, operated principally in one industry segment, the exploration for and sale of oil and gas.

Cheyenne Resources held oil and gas interests and was involved with producing, and selling oil, gas and other mineral substances. Cheyenne Resources did not engage in refining or retail marketing operations; rather its activities had been restricted to acquiring and disposing of mineral properties, and to producing and selling oil and gas from its wells.

Prior Principal activities of Cheyenne Resources involved buying leases, filing on federal and state open land leases as well as the acquiring and trading of oil, gas, and other mineral properties, primarily in the Rocky mountain area and Oklahoma.

Cheyenne Resources' oil and gas activities included the acquisition of whole or partial interests in oil and gas leases and the farming out or resale of all or part of its interests in these leases. In connection with farmouts and resales, Cheyenne Resources attempted to retain an overriding royalty or a working or carried interest.

In 1999, Cheyenne Resources entered into a memorandum of understanding to obtain a 25% interest in Cayenne Records, Inc., which has a 75% interest in NL Records of Nashville, Tennessee. This transaction was rescinded in 2000 due to the inability of the seller to produce records and data. No value was recorded in the financial statements. Cheyenne Resources issued 11,473,711 shares of common stock for this interest.

In 1999, Cheyenne Resources entered into an Agreement with Tiger Exploration to acquire the Dixie Gas Field and interests in the Stephens and Lick Creeks Fields for 12,000,000 shares of common stock. Title and production data could not be verified or produced, and so no value of assets could be carried.

In June 2000, Cheyenne Resources rescinded its memorandum of understanding with Cayenne Records, Inc. In June 2000, Cheyenne Resources also rescinded its memorandums of understanding to acquire Dixie Gas Field and interests in Stephens and Lick Creek Fields. No value was recorded in this financial statement for these acquisitions. Of the 23,473,711 shares issued for the above referenced transactions, all but 2,623,838 shares were returned.

In January 2004, Skye Blue Ventures, an entity beneficially owned by Mr. Dennis Iler, purchased a controlling interest in Paradigm Holdings, formerly Cheyenne Resources, Inc. Skye Blue Ventures purchased 2,350,000 shares of common stock of Cheyenne

Resources, Inc. from the former directors of Cheyenne Resources, Inc. for $75,000 and purchased 23,000,000 shares of common stock directly from Cheyenne Resources, Inc. for $50,000. Cheyenne Resources issued 21,300,000 shares out of the 23,000,000 as it only had 21,300,000 available under its then-current authorized common stock. Mr. Iler, former President and a Director of Cheyenne Resources, Inc. and the then-beneficial owner of Skye Blue Ventures, brought Cheyenne Resources current in its securities filings, settled its outstanding debt, and assisted in having the company listed on the Over-the-Counter Bulletin Board. In August 2004, J. Paul Consulting, Shortline Equity Investments and Ultimate Investments purchased Skye Blue Ventures' ownership interest in Cheyenne Resources, Inc. and subscribed for an aggregate of 10,000,000 shares of common stock of Cheyenne Resources, Inc. for $200,000.

On October 14, 2005, Paradigm Holdings, Inc., a Wyoming corporation ("Paradigm Holdings"), Paradigm Solutions International, Inc., a Maryland corporation and wholly-owned subsidiary of Paradigm Holdings ("PSI"), Blair Management Services, Inc. t/d/b/a Blair Technology Group, a Pennsylvania corporation ("Blair") and the shareholders of Blair (collectively, the "Shareholders") consummated a merger transaction pursuant to the terms of that certain Merger Agreement (the "Merger Agreement"), whereby Blair was merged with and into PSI. PSI is the surviving corporation and will continue its corporate existence under the laws of the State of Maryland as a wholly-owned subsidiary of Paradigm Holdings. Pursuant to the Merger Agreement, the Shareholders exchanged all of the issued and outstanding capital stock of Blair in exchange for (i) One Million Dollars (US $1,000,000) and (ii) five hundred thousand shares of common stock, par value $0.001 per share, of Paradigm Holdings (the "Shares"). Pursuant to the Merger Agreement and an Escrow Agreement entered into by the parties, sixty thousand (60,000) of the Shares will be held in escrow for a period of one (1) year from the date of closing subject to the terms and conditions of the Merger Agreement. In addition, under the terms of the Merger Agreement, Paradigm Holdings will issue to the Shareholders up to an additional 350,000 shares of common stock of Paradigm Holdings pursuant to an earn-out provision.

At the October 14, 2005 share price of $3.00, the transaction has a total purchase price of $3,550,000 assuming all earn-out provisions are achieved.

Blair Technology Group was founded in 1992. The Company has provided business continuity and information technology security solutions to over 300 commercial customers in a variety of industries including finance, healthcare and energy.

The acquisition of Blair Technology Group allows Paradigm Holdings to combine the OpsPlanner software suite with Blair's extensive credentials in the business continuity arena. Paradigm Holdings can now offer our customers a comprehensive business continuity solution. The acquisition also allows Paradigm Holdings to expand its presence in the commercial marketplace. For the year ended December 31, 2004, Blair generated $4.6 million in revenue and $0.4 million in net income.

At the closing of the merger, PSI entered into employment agreements with Messrs. Kristofco, Duffy and Fochler.

                              Common Stock Listing

On May 12, 2005, we filed an application for our common stock to be listed on the Pacific Exchange/ArcaEx. The cost of the listing application was $10,000. Paradigm has been advised by Pacific Exchange / ArcaEx that it will qualify for listing under their "Tier Two Basic Standards" when its Registration statement is effective. Paradigm will incur a one-time listing fee of $20,000 and a yearly fee of $2,000.

--------------------------------------------------------------------------------------------------------------
Requirements                                    Tier I                             Tier II
                                                --------------------------------------------------------------
                                                Basic            Alternate         Basic            Alternate
--------------------------------------------------------------------------------------------------------------
Net Tangible Assets (1)                                                            $2,000,000
--------------------------------------------------------------------------------------------------------------
Net Worth (2)                                   $4,000,000       $12,000,000                        $8,000,000
--------------------------------------------------------------------------------------------------------------
Pre-Tax Income                                  $750,000
--------------------------------------------------------------------------------------------------------------
Net Income (3)                                                                     $100,000 (4)
--------------------------------------------------------------------------------------------------------------
Public Float (Shares)                           500,000          1,000,000         500,000          1,000,000
--------------------------------------------------------------------------------------------------------------
Market Value of Float                           $3,000,000       $15,000,000       $1,500,000       $2,000,000
--------------------------------------------------------------------------------------------------------------
Bid Price (5)                                   $5               $3 (6)            $3               $1 (6)
--------------------------------------------------------------------------------------------------------------
Public Beneficial Holders                       800/400 (7)      400               500              500
--------------------------------------------------------------------------------------------------------------
Operating History                                                3 years           3 years
--------------------------------------------------------------------------------------------------------------
Audit Committee                                 Yes              Yes               Yes              Yes
--------------------------------------------------------------------------------------------------------------

1. Net tangible assets means the amount of funds remaining after deducting intangible assets (including goodwill) from stockholders' equity.

2.    Net worth means total assets (excluding goodwill) less total liabilities.

3.    Net income excludes non-recurring and extraordinary items.

4. The issuer must meet the $100,000 net income requirement which excludes non-recurring and extraordinary items in the past fiscal year, two of the past three fiscal years, or have total net tangible assets of $2,500,000.

5. For securities that are already publicly traded, the qualifying bid price must have been held for the majority of the most recent six month period prior to, and at the date of application.

6. To be considered for listing under Tier I, an IPO must have an offering price of at least $5 and to be considered for a Tier II listing, an IPO must have an offering price of at least $3.

7. 800 beneficial holders if the issuer has between 500,000 and 1,000,000 shares publicly held, or 400 beneficial holders if the issuer has either:

      a.    More than 1,000,000 shares publicly held

      b. More than 500,000 shares publicly held and average daily volume in excess of 2,000 shares for the six months preceding the date of the application

Summary of principal continued listing requirements for common stock:

--------------------------------------------------------------------------------
                              Tier I                                 Tier II
--------------------------------------------------------------------------------
Net tangible assets                                                  $500,000
--------------------------------------------------------------------------------
Net worth                     $2,000,000 or $4,000,000*              $2,000,000
--------------------------------------------------------------------------------
Pre-tax income
--------------------------------------------------------------------------------
Net income
--------------------------------------------------------------------------------
Public float (shares)         200,000                                300,000
--------------------------------------------------------------------------------
Market value of float         $1,000,000                             $500,000
--------------------------------------------------------------------------------
Bid price**                   $3                                     $1
--------------------------------------------------------------------------------
Public beneficial holders     400 or at least 300 holders of 100     250
                              shares or more
--------------------------------------------------------------------------------
Corporate governance          Yes                                    Yes
--------------------------------------------------------------------------------

      * Net worth of $2,000,000 if issuer has sustained losses from continuing operations and/or net losses in two of the last three fiscal years; or $4,000,000 if the issuer has sustained losses from continuing operations and/or net losses in three of the four last fiscal years.

      ** In accordance with Pacific Exchange/ArcaEx rules, Pacific Exchange/ArcaEx may waive the minimum share price requirements based on consideration of market conditions, the issuer's capitalization, the number of outstanding and publicly held shares and any other factors that PCX considers appropriate.

                                  Our Strategy

We have implemented the following strategies to position the business to capture additional revenue in the federal information technology and business continuity markets:

o Maintain and expand our existing client relationships. We maintain relationships with our existing clients by adhering to our culture of respect and providing exceptional performance. We believe this helps us win renewals of our engagements. In addition, we use our knowledge of our clients' needs to identify additional opportunities and cross-sell new services to them. Paradigm believes that its customer focus is the foundation of its success to date. This focus is critical for the creation of long-term value. The Company does not intend to compromise its customer focus, nor any of its core values for short-term economic gain.

o Leverage our existing client base to win new clients. We believe satisfied clients are one of our most effective marketing tools. The Federal Acquisition Streamlining Act (FASA) of 1994 simplified the federal acquisition process by removing all restrictions on purchases less than $100,000. Since FASA 94 went into effect, client referrals have become a crucial component of this expedited procurement process on small federal opportunities within our existing client base. Since we focus on technology infrastructure improvement, we are able to transfer our skills readily from client to client. We plan to continue building a network of clients and leveraging these relationships to gain access to new clients. We also plan to build our relationships with other systems integrators, so that we can expand our partnership opportunities (both prime and subcontractor) for future business. We believe that favorable client referrals are strategically important to our winning these opportunities.

o Strategic acquisitions. Currently, we have no pending acquisitions planned. In the future, we plan to pursue acquisitions that will position us with strategically important technical skills for our existing federal customers, access to new federal clients and agencies, and expand our geographical reach. Our commercial acquisition strategy will focus on selective regional consulting firms with pre-existing customer relationships and business development professionals in the business continuity space in addition to other support service companies who can be effectively integrated into the Paradigm Solutions International business model. This future growth strategy will require the business to secure the additional funds either through additional equity or debt financing.

o Strengthen Sales & Business Development Workforce. Add experienced sales professionals, consultants, and sales engineers in targeted federal agencies and commercial geographic markets. We anticipate the cash flow from operations and borrowings from the credit facility will be sufficient to meet this need over the next twelve months.

o Organizational Development. Create an organizational culture that provides clear, consistent, and strategic leadership, incentives, and growth opportunities for employees.

o Product Enhancement. Continue to enhance the product capabilities of the OpsPlanner(TM) software suite to deliver the most comprehensive, easy-to-use continuity preparedness tools and risk management services for both federal and commercial customers. We anticipate the cash flow from operations and borrowings from the credit facility will be sufficient to meet this need over the next twelve months.

Paradigm Solutions Corporation (PSC)

Paradigm Solutions Corporation is steadfast in its commitment to best practices in meeting changing requirements and providing cutting-edge innovations to advance our client's mission. We focus on delivering high-quality information technology services on-time and within budget through seamless transitions, program stability, and effective contract implementation and administration.

Government Reform is Driving Growth in Technology Spending

We believe that political pressures and budgetary constraints are forcing government agencies at all levels to improve their processes and services and to operate more like commercial enterprises. Organizations throughout the federal, state and local governments are investing heavily in information technology to improve effectiveness, enhance productivity and extend new services in order to deliver increasingly responsive and cost-effective public services.

Changes over the mid to late 1990's in federal government contract procurement and compliance regulations have streamlined the government's buying practices, resulting in a more commercial approach to the procurement and management of technologies and services. As a result, procurement lead times have decreased and government buyers now have greater flexibility to purchase services on the basis of distinguishing corporate capabilities and successful past performance. Federal government entities are now able to award contracts based on factors other than price alone, if they judge that the government would receive a greater value. In addition, the General Services Administration's (GSA) extension of basic government-wide contract vehicles for procuring technology components and services, the GSA Schedules, makes purchasing technology services easier and faster. Federal government buyers can now order services directly from pre-approved providers instead of using a time-consuming bid solicitation process. Historically, these changes have improved our ability to expedite the procurement of new business in the government market. There are currently no proposed changes to government procurement regulations that we believe will materially affect our business in the immediate future.

Government's Need to Outsource Technology Programs

Government organizations rely heavily on outside contractors to provide skilled resources to accomplish technology programs. We believe that this reliance will continue to intensify due to political and budgetary pressures in many government agencies and due to the difficulties facing governments in recruiting and retaining highly skilled technology professionals in a competitive labor market. In concert with its transition to more commercial practices, government is increasingly outsourcing technology programs as a means of simplifying the implementation and management of the technology, so that government workers can focus on their mission.

Our Areas of Practice

We provide information technology services through two broad areas that address the needs and particular challenges of the evolving government market. This includes infrastructure and software engineering support services.

Infrastructure Support Services

Paradigm Solutions provides comprehensive information technology infrastructure support services including design, implementation, maintenance, and administration. We work with our clients to determine the best outsourcing solution to meet their requirements while maximizing their return on investment. Our project managers and technical teams collaborate with our clients to define the scope, deliverables, and milestones for each project. For example, to one of our Department of Treasury clients, we provide a full range of IT services such as enterprise infrastructure support, network support, e-mail services, directory services, internet and intranet access and services, software distribution and upgrades, disaster recovery services, help desk, LAN/WAN support and information assurance/computer network defense services.

Infrastructure support services include all aspects of project planning, facilities build-out, implementation, and operations. Our services encompass the following critical areas:

----------------------------------------------------------------------------------------------------------------------
                    Service / Solution                                             Description
----------------------------------------------------------------------------------------------------------------------
Infrastructure Design and Implementation                     For network, mainframe and telecommunications
environments
----------------------------------------------------------------------------------------------------------------------
Service Center Solutions                                     Including 24/7 nationwide network support for mission
                                                             critical systems
----------------------------------------------------------------------------------------------------------------------
Data Center Operations                                       Multiple 24/7 mainframe operations support for mission
                                                             critical systems
----------------------------------------------------------------------------------------------------------------------
Network Operations Center Support                            Provide corrective and adaptive hardware support for large
                                                             Information Technology equipment including printers and
                                                             other peripheral systems.
----------------------------------------------------------------------------------------------------------------------
Network Security and Management                              Including 24/7 nationwide network support for mission
                                                             critical systems in an windows environment
----------------------------------------------------------------------------------------------------------------------
Desktop Support and Administration                           Managing and administration of network and application
                                                             security
----------------------------------------------------------------------------------------------------------------------
Telecommunications                                           Tier I and II support for desktop and laptop computing
                                                             systems
----------------------------------------------------------------------------------------------------------------------
Depot Maintenance                                            Communications support including switch installation
                                                             and implementation, phone support, cabling and routers.
----------------------------------------------------------------------------------------------------------------------
Disaster Recovery Support                                    Receipt, repair and distribution of Personal Computers
----------------------------------------------------------------------------------------------------------------------
Information Security Solutions                               Leverage our Security Assessment towards building an
                                                             effective Information Security Program
----------------------------------------------------------------------------------------------------------------------
Database Administration                                      Maintenance, administration, and engineering of
                                                             Infrastructure support databases
----------------------------------------------------------------------------------------------------------------------

Paradigm manages projects proactively with aggressive risk management, complete planning, and continual status reporting to ensure project success. We employ automation, management, and administration tools through strategic partnerships with innovative vendors. These partnerships provide our clients with readily accessible solutions that meet their critical needs in a timely and cost-effective manner.

Software Engineering Support Services

With many years of experience in software, systems, and database design and development for numerous clients, Paradigm Solutions has developed the expertise and methodologies required to provide software engineering support services for all phases of the development lifecycle. Our software engineering experts are available to augment an existing development team or support outsourcing of any portion of a development effort. For example, for one of our Department of Housing and Urban Development clients, we are responsible for change request initiation and identification, independent testing, regression testing, security evaluation, solution and impact analysis, quality assessment, change request implementation, configuration management, user acceptance testing, solution acceptance and solution installation.

Software engineering support services consist of new development, maintenance and support, as well as migration of legacy systems to modern platforms. Our services encompass the following critical areas:

----------------------------------------------------------------------------------------------------------------------
                Service / Solution                                             Description
----------------------------------------------------------------------------------------------------------------------
Requirements Engineering                            Provide full spectrum of Requirements Analysis utilizing best commercial practices including COTS products.
                                                    Basis for all re-engineering and maintenance software activities.
----------------------------------------------------------------------------------------------------------------------
Configuration Management                            Provide CM support for customer base and internal software engineering activities to ensure version control for
                                                    SW and documentation
----------------------------------------------------------------------------------------------------------------------
Software Quality Assurance                          Provide complete spectrum of Testing on software development solutions including, unit test, end to end test,
                                                    regressions testing. Utilize host of COTS products to
                                                    accomplish internal and external mandated testing requirements.
----------------------------------------------------------------------------------------------------------------------
Independent Verification and Validation             Provide IV&V for customer for companies developing new
                                                    products to be integrated into customer production site.
----------------------------------------------------------------------------------------------------------------------
Application Development for Web, Client/Server,     Full Software Development Life Cycle (SDLC) for all aspects of
and Mainframe Platforms                             application support. Technologies include, but not limited to:
                                                    Visual Basic, J2EE, Powerbuilder, .NET, HTML, Java Script.
----------------------------------------------------------------------------------------------------------------------
Legacy Systems Migration and Data Conversion        Converting legacy systems to meet customer based Enterprise
                                                    Architecture requirements. Some conversions include IBM
                                                    CICS COBOL to J2EE, Powerbuilder to J2EE.
----------------------------------------------------------------------------------------------------------------------
Database Design and Development                     Design and engineering of databases for applications development.
----------------------------------------------------------------------------------------------------------------------
Data Warehousing and Data Mining                    Implementation of data warehouses for multiple clientele
----------------------------------------------------------------------------------------------------------------------
Application Security                                Engineering of security is wrapped into corrective, adaptive and perfective application development efforts.
----------------------------------------------------------------------------------------------------------------------

Our seasoned project managers and experienced technical teams collaborate with our clients to define the scope, deliverables, and milestones for each project to ensure our clients' expectations are realized. Our project managers ensure projects stay on track using aggressive risk management and iterative planning, with continuous status reporting to our clients.

Help Desk Support

Challenge: Develop and implement a more efficient, responsive, and better managed computer support system.

Results: As essential personnel, our staff operates the client Help Desk 24/7. Computer support had been conducted originally by customer personnel without a massive call center, tracking system, or call response procedures. Paradigm's program manager reviewed the method in which computer support was being provided and recommended a full-fledged Help Desk operated by highly-technical contractor support staff capable of providing onsite 24/7 support to all headquarters and field office personnel. A year after implementation of the new Help Desk call center with support being provided by both customer and Paradigm personnel, the customer recognized Paradigm's success in operating the Help Desk by entrusting the team with more high-level responsibility and reducing the original contractor-to-federal employee ratio for operating the Help Desk. The Help Desk is now fully staffed by Paradigm, and the support has expanded to include mainframes, some accounting and human resource system support, and support for other secret information. Using Front Range System's HEAT, Paradigm records an average of 1,600 help desk specific calls per month. Many of these calls are resolved over the phone through providing step-by-step instruction or through remote access to the user's workstation. Calls that cannot be resolved over the phone are assigned to other support groups for resolution or to outside contractors to resolve user issues. Our use of the Front Range System has been so effective that Front Range describes our process as part of their marketing promotion of best use of the system. Within the first year, Paradigm's control of the Help Desk saved the customer more than $2 million.

Data Warehousing

Challenge: Develop and implement a data mart to replace the existing, but limited, HR system.

Results: Paradigm maintains a centralized data warehouse that supports a customer base extending to 2,800+ users. Overall, as a result of the procedures and practices that Paradigm employees (staff of 4) have established, the daily operation of the data warehouse has significantly improved data integrity and availability. A specific task entailed developing a data mart to support the HR department, one that needed to outperform existing, but limited, data marts. Because Paradigm's time-tested methodology and carefully-documented development process ensured no steps would be omitted, we could guarantee the quality of the finished product. The process included extensive requirements analysis, data modeling, data collection, data mart construction, prototyping, testing, and other carefully documented steps. Paradigm rolled out a solution so beneficial to the customer's work environment that the customer requested a number of other data marts to meet their information needs. We followed up by delivering a personal benefits data mart, accessible through an intranet, that replaced the customer's manual method, which had inherent security risks as well as other problems. This follow-on project was accomplished in 1 1/2 months.

Disaster Recovery - Mainframe Support

Challenge: Establish secure telecommunications from the customer's headquarters and mirror the server and all headquarters services at an undisclosed location to support continuity of operations in the case of a national disaster.

Results: The Paradigm team devised a mode of operation and established the telecommunications lines for full control of the remote site. Within the context of two sites, we control what is done at site A from site B, without human hands-on intervention. The Paradigm Team transfers data daily and ensures that if one server is shut down, the remote server will pick up and continue all activity in a seamless manner. Paradigm saved the customer money and resources by establishing secure telecommunications from headquarters without the need for personnel to be positioned at both sites as had been the case previously.

Existing Contract Profiles

We currently have a portfolio of more than 27 active contracts. Our contract mix for the nine months ended September 30, 2005 was 58% fixed price contracts, 27% time and materials contracts, and 15% cost-plus contracts.

Under a fixed price contract, the contractor agrees to perform the specified work for a firm fixed price. To the extent that actual costs vary from the price negotiated we may generate more or less than the targeted amount of profit or even incur a loss. We generally do not pursue fixed price software development work that may create material financial risk. We do, however, execute some fixed price labor hour and fixed price level of effort contracts which represent similar levels of risk as time and materials contracts. The substantial majority of these fixed price contracts involve a defined number of hours or a defined category of personnel. We refer to such contracts as "level of effort" contracts.

Under a time and materials contract, the contractor is paid a fixed hourly rate for each direct labor hour expended and is reimbursed for direct costs. To the extent that actual labor hour costs vary significantly from the negotiated rates under a time and materials contract, we may generate more or less than the targeted amount of profit.

Cost-plus contracts provide for reimbursement of allowable costs and the payment of a fee which is the contractor's profit. Cost-plus fixed fee contracts specify the contract fee in dollars or as a percentage of allowable costs. Cost-plus incentive fee and cost-plus award fee contracts provide for increases or decreases in the contract fee, within specified limits, based upon actual results as compared to contractual targets for factors such as cost, quality, schedule and performance.

Our historical contract mix is summarized in the table below.

     Contract Type                              2004          2003          2002
     -------------                              ----          ----          ----
Fixed Price (FFP)                                52%           57%           54%
Time and Materials (T&M)                         29%           31%           45%
Cost-Plus (CP)                                   19%           12%            1%

Listed below are our top programs by 2004 revenue, including single award and multiple award contracts. We are a prime contractor on each of these programs.

                                                   Top Programs /Contracts by 2004 Revenue
                                                               ($ in millions)

                                                                                            Estimated
                                                                                            Remaining
                                                                                             Contract
                                                                Period of         2004      Value as of     Contract
Programs                         Customer                       Performance     Revenue      12/31/04        Type
--------                         --------                       -----------     -------      --------        ----
Long Term Maintenance of         Department of Treasury - IRS
Computing Center                                                 6/01 - 4/06    $ 18.2           $ 9.9        FFP

Alcohol, Tobacco & Firearms      Department of Justice           2/02 - 2/07      10.6            18.6        CP

Community Planning &             Housing and Urban
Development                      Development                     3/03 - 3/07       7.0            19.7        FFP

United States Secret Service     Department of Homeland
                                 Security                        9/99 - 12/05      5.0             5.0        T&M

Description of Major Programs / Contracts:

        Department of the Treasury - Internal Revenue Service, Long Term
                    Maintenance of Computing Centers (LTMCC)

Paradigm provides computing center hardware maintenance and software administration support to the IRS main Tax Reporting Systems in Detroit, Michigan and Martinsburg, West Virginia. At the IRS Detroit Computing Center
(DCC), Paradigm currently responds to hardware remedial and preventive maintenance and we administer the software that resides on the IBM z990, 2084-302 mainframe. Paradigm's staff of technicians supports the Enterprise Computing Center at Martinsburg with more than 1,425 IBM/IBM compatible peripherals and higher maintenance items in place at the IRS that include sophisticated tape drives, monitors, and printers. We have established a technical support center to resolve problems on a 24x7x365 basis.

        Department of Justice - Alcohol Tobacco, Firearms and Explosives

Paradigm provides software development and corrective, perfective and adaptive software maintenance services in support of the Tax and Trade Bureau tax collection mission. Paradigm's staff utilizes JAVA J2EE and Swing technologies along with the Oracle 9i suite consisting of Forms, Reports, Discoverer, Designer application server and Database. Paradigm also maintains legacy applications developed in PowerBuilder. The staff is responsible for supporting the full Systems Development Life Cycle utilizing a variety of industry best-of-breed tools including Caliber-RM Requirements Management, Serena PVCS Configuration Management, JDeveloper and the Mercury Test suite.

    Housing and Urban Development - Community Planning and Development (CPD)

Paradigm provides Corrective, Adaptive and Re-engineering software development services in support of CPD's Grants Management Systems. This includes upgrades, minor enhancements and legacy system migration to HUD's enterprise architecture. Software engineering services include J2EE, Powerbuilder, Cobol CICS II and Visual Basic with SQL Server, DB2 and Oracle backends.

      Department of Homeland Security - United States Secret Service (USSS)

Paradigm provides a technically sound and cost-effective Facilities Management environment with emphasis placed on quality services to support the USSS's critical mission. Paradigm staff provides IBM 7060-H50 Mainframe, EMC disk storage, and StorageTek tape silo Mainframe Hardware and Computer Operations Support. The Paradigm Team also provides OS-390 Systems Programming, WAN/LAN Administration, Database Administration of Oracle and CA-IDMS databases, Help Desk support utilizing Front Range System's HEAT Help Desk Suite CA-IDMS Software Development, and Business Continuity Planning services.

Backlog

Backlog is our estimate of the amount of revenue we expect to realize over the remaining life of awarded contracts and task orders we have in hand as of the measurement date. Our total backlog consists of funded and unfunded backlog. We define funded backlog as estimated future revenue under government contracts and task orders for which funding has been appropriated by Congress and authorized for expenditure by the applicable agency, plus our estimate of the future revenue we expect to realize from our commercial contracts. Unfunded backlog is the difference between total backlog and funded backlog. Unfunded backlog reflects our estimate of future revenue under awarded government contracts and task orders for which either funding has not yet been appropriated or expenditure has not yet been authorized. Our total backlog does not include estimates of revenue from government-wide acquisition contracts, or GWAC contracts, or General Services Administration, or GSA, schedules beyond awarded or funded task orders, but our unfunded backlog does include estimates of revenue beyond awarded or funded task orders for other types of indefinite delivery, indefinite quantity, or ID/IQ, contracts.

Our total backlog as of September 30, 2005 was approximately $102 million, of which approximately $26 million was funded as compared to approximately $119 million, of which approximately $16 million was funded as of September 30, 2004. However, there can be no assurance that we will receive the amounts we have included in our backlog or that we will ultimately recognize the full amount of our funded backlog as of September 30, 2005 that we estimate will be recognized as revenue during fiscal 2005 or thereafter.

We believe that backlog is not necessarily indicative of the future revenue that we will actually receive from contract awards that are included in calculating our backlog. We assess the potential value of contracts for purposes of backlog based upon several subjective factors. These subjective factors include our judgments regarding historical trends (i.e., how much revenue we have received from similar contracts in the past), competition (i.e., how likely are we to successfully keep all parts of the work to be performed under the contract) and budget availability (i.e., how likely is it that the entire contract will receive the necessary funding). If we do not accurately assess each of these factors, or if we do not include all of the variables that affect the revenue that we recognize from our contracts, the potential value of our contracts, and accordingly, our backlog, will not reflect the actual revenue received from contracts and task orders. As a result, there can be no assurance that we will receive amounts included in our backlog or that monies will be appropriated by Congress or otherwise made available to finance contracts and task orders included in our backlog. Many factors that affect the scheduling of projects could alter the actual timing of revenue on projects included in backlog. There is always the possibility that the contracts could be adjusted or cancelled. We adjust our backlog on a quarterly basis to reflect modifications to or renewals of existing contracts.

Competitive Analysis

We operate in markets that are highly competitive and include a large number of participants. We compete with many companies, both large and small, for our contracts. We do not have a consistent number of competitors against whom we repeatedly compete. If we anticipate that our combined resources may create a competitive advantage, we may team with other companies to perform work under contracts. These and other companies in our market may compete more effectively than we can because they are larger, have greater financial and other resources, have better or more extensive relationships with governmental officials involved in the procurement process and have greater brand or name recognition.

PSC also competed with businesses under the Small Business Administration (SBA) 8(a) Business Development Program, named for a section of the Small Business Act. This business development program was created to help small disadvantaged businesses compete in the American economy and access the federal procurement market. PSC utilized this program to access the federal marketplace in October of 1995 and graduated from the program in October of 2004. The term "graduate" is used to refer to a Participant's exit from the 8(a) BD Program at the expiration of the Participant's term. This program, allowed the business to build a base of business with various federal civilian agencies. Currently, we have a backlog of business that will continue under this program until the contracts end after which we will pursue several avenues to maintain the businesses we believe are important to our strategy in this marketplace. This includes either migrating this work to other government contract vehicles if allowed by the customer or taking on a subcontractor role when the business comes up for re-compete and teaming with a SBA business who would be the prime contractor.

As a result of the diverse requirements of the Federal Government and our commercial clients, we frequently form teams with the companies in our markets in order to compete for large procurements, while bidding against them in other situations.

In each of our practice areas, we generally bid against companies of varying sizes and specialties, from small businesses to multi-billion dollar corporations. Because of the current industry trend toward consolidation, some of these companies may emerge better able to compete with us. Therefore, it is essential that we differentiate ourselves from these companies. We believe that our technical abilities, client relationships, past performance, cost containment, reputation and ability to provide quality personnel give us a strong presence in the markets we serve. In addition, we believe that our culture of respect for and commitment to our clients and business partners greatly aids our business.

While we believe these factors help to set us apart from other companies in our markets, we may not be able to continue to maintain our competitive position, as new companies enter the marketplace and alliances and consolidations among competitors emerge. Some companies in our markets have longer operating histories, greater financial and technological capabilities, greater brand or name recognition and/or larger client bases than we have.

Business Development Summary

Paradigm Solutions Corporation's business development plans include the following:

o Implementation of a highly structured approach to federal opportunity identification, qualification and capture.

o Rapid solutions integration and prototyping through the Company's Innovation Center for Excellence (iCenter) to meet federal customers' highly specific requirements.

o Additional sales force based on Paradigm's federal core competencies and client needs in specific application areas.

o Enhanced pool of subject matter experts in the application areas of Enterprise Resource Planning (ERP), Enterprise Applications (EA), and Call Center technology.

o Leveraging iCenter subject matter expert's role in business development to increase contract award and shorten bid response times.

o Implementation of Level 2 CMMI processes to increase contract award opportunities.

iCenter

The Innovation Center of Excellence (iCenter) is a corporate initiative focused on providing reliable, practical, and innovative technical solutions to Paradigm and its clients. The iCenter is a leading-edge technology facility located at Paradigm Headquarters. It maintains an independent computing infrastructure specifically designed to accommodate research and development activities for current and future client needs, with emphasis on rapid prototyping and product demonstrations.

The iCenter has identified Areas of Excellence in which to develop its core competencies based on their strategic importance to Paradigm and its clients. Our iCenter engineers keep current with technology trends and best practices through advanced training, professional certifications, and cross-training.

Technical Areas Of Interest Include:

o     Remote Systems Management

o     Network Architecture

o     Network Operations and Management

o     Project Management

o     Training and Seminars

o     Software Development Methodologies

o     Software Quality Assurance and Metrics

o     Help Desk Technology and Best Practices

o     Wireless Technologies

o     Information Security

Paradigm Solutions International (PSI)

Paradigm Solutions International is our newly formed subsidiary of Paradigm Holdings, Inc., incorporated in December of 2004, engaged in the development and delivery of continuity and information technology security/risk management services. The focus is on improving the ways commercial businesses prepare to respond to and recover from "all hazard" interruptions to their operations. PSI's innovations in business continuity development, planning, and information technology security will position it as a leader in the fragmented Business Continuity and Continuity of Operations industry.

OpsPlanner(TM) software, which was released in 2005, was developed to be the first completely integrated logical system for the preparation for, management of, and continuous improvement of an organization's ability to withstand and recover from "all hazards" to their operations. The purpose of Business Continuity Planning (BCP) is to enable organizations to prepare for emergencies and disruptions such as natural disasters from hurricanes and floods as well as blackouts, fires, terrorist attacks and cyber attacks. Crisis Management is a related discipline that deals with real-time management of emergencies and recovery from damage. These business practices have received a great deal of attention following the 911 terrorist attacks on the U.S. In fact, the 911 Commission has explicitly stressed the need for BCP as a key aspect of private sector preparedness.

Several vendors provide a variety of products to help organizations with BCP and crisis management. Such products fall into the following categories:

1. Risk Assessment and Business Impact Analysis: Enables the process of understanding risks and assessing impact of potential disruptions.

2. BCP: Makes creation and update of BC (Business Continuity) plans productive and efficient.

3. Incident Management: Puts BCP into action during emergencies and tracks progress against plans.

4. Crisis Communication: Used to mobilize and communicate with emergency teams during a crisis.

Collectively, these categories form the Business Continuity market. Increasingly, vendors are offering products that integrate one or more of the above categories into a single package. Paradigm Solutions International is in the forefront of this trend having understood this need prior to the beginning of development.

Market Drivers

During the last year, several factors have combined to greatly increase awareness of the need for good information technology Risk and Business Continuity Management (BCM). These factors are outlined as follows:

o Increased regulatory requirements (Sarbanes-Oxley (SOX), corporate governance).

o Improved overall risk management, as in the emergence of enterprise risk management.

o The recent blackouts in several cities have almost certainly acted as the most significant catalysts outside financial services, the public sector and those areas immediately affected by the events of September 11, 2001.

o     The continued threat of terrorism.

o     Employee errors and sabotage.

o     Cyber attacks.

o Homeland Security Commission 911 Report standardization on how to measure preparedness and NFPA 1600 Requirements from credit companies and insurance agencies that help companies prepare for insurance requirements.

o Demands from large enterprises that their supply chain suppliers have business continuity plans in place as a prerequisite for doing business.

o     Natural disasters like hurricanes, floods and tornados.

Product/Service(s) Description

OpsPlanner (TM) Business Continuity / Emergency Management and Notification Software

Plan Manager: Business Continuity Planning makes the creation, maintenance, and update of plans productive and efficient.

Recovery Manager: Helps organizations activate their plans in an emergency and track their recovery against the plans. Included in this module is the notification feature which is used to mobilize and communicate with emergency teams, suppliers, employees and government agencies during a crisis.

Business Continuity and Information Technology Security Professionals

o     Full-time Certified Business Continuity Professionals (CBCPs).

o Certified Network and Security Consultants/Engineers (CISSP, Security+, etc.).

Paradigm Solutions International has acquired Blair Management Services to provide our Business Continuity services. The acquisition enables Paradigm Solutions International to combine Blair Management Services Business Continuity credentials and service delivery expertise with our OpsPlanner software capabilities. The combined entity will offer a complete Business Continuity solution to our customers.

Business Continuity Planning Services

o     Plan Audit, Risk Assessment, and Business Impact Analysis.

o     Continuity Plan Development and Testing.

o     Organizational Awareness and Improvement.

o     Evaluation of Required Application Systems and Services.

o     Workflow Analysis.

Information Technology Security Offerings

o     Objective Information Technology Security Vulnerability Assessment.

o     Information Technology Security Program and Policy Development.

o     Information Technology Security Solution Implementation and Integration.

Competitive Analysis

Paradigm Solutions International faces competition from a small number of software vendors that are not as well capitalized as Paradigm Holdings Inc. Due to the integrated nature of the OpsPlanner(TM) software suite, we also face competition from notification vendors and emergency management software companies that compete against part of our software solution. In the area of business continuity services, we compete against large companies such as IBM, Bearing Point and others. In most cases, our services are competitively priced to allow PSI to act either independently or as a subcontractor to these large competitors.

Business Development Summary

Paradigm Solutions International's business development plans include the following:

o Recruit, train, and deploy a highly motivated, professional business development team.

o Selectively add sales and professional delivery resources, deployed in a broader geographic area.

o     Achieve rapid growth through organic growth and strategic acquisitions.

o     Remain deep and narrow in service offerings.

o     Place Paradigm Solutions International offices in key US Cities.

o Continue to focus its efforts for marketing, sales and service delivery within the following geographic areas:

o     Mid-Atlantic states

o     Eastern seaboard states

o     Disaster-prone locations: Florida, Texas, California, etc.

o High concentration of population and targeted vertical market organizations in the following cities: Washington, Baltimore, New York, Philadelphia, Pittsburgh, Atlanta, Boston, Dallas, Los Angeles, Chicago.

o     Increase the number of vendor channel partnerships.

Culture, People and Recruiting

We have developed a corporate culture that promotes excellence in job performance, respect for the ideas and judgment of our colleagues, and recognition of the value of the unique skills and capabilities of our professional staff. We seek to attract highly qualified and ambitious staff. We strive to establish an environment in which all employees can make their best personal contribution and have the satisfaction of being part of a unique team. We believe that we have successfully attracted and retained highly skilled employees because of the quality of our work environment, the professional challenge of our assignments, and the financial and career advancement opportunities we make available to our staff.

We occupy state-of-the-art facilities that are conducive to highly technical and collaborative work, while providing individual privacy. In our Innovation Center, we configure leading-edge equipment and software, and provide our engineers and developers with advanced tools to evaluate and apply new technologies.

As of September 30, 2005, we had 320 personnel (full time, part time, and consultants). Of our total personnel, 277 were Paradigm Solutions Corporation IT service delivery professionals and consultants, and 43 were management and administrative personnel performing corporate marketing, human resources, finance, accounting, legal, internal information systems and administrative functions. None of our personnel is represented by a collective bargaining unit.

Website Access to Reports

Our filings with the U.S. Securities and Exchange Commission (the "SEC") and other information, including our Ethics Policy, can be found on the Paradigm Solutions website (www.paradigmsolutions.com ). Information on our website does not constitute part of this report. We make available free of charge, on or through our Internet website, as soon as reasonably practicable after they are electronically filed or furnished to the SEC, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934.

                                   MANAGEMENT

Directors and Executive Officers

Our directors, executive officers and key employees as of December 20, 2005, are as follows:

Name                   Age     Position with the Company                    Date First Elected or Appointed
----                   ---     -------------------------                    -------------------------------
Raymond Huger          59      Chief Executive Officer,                     November 4, 2004
                               Chairman of the Board of Directors

Frank Jakovac          56      President, Chief Operating Officer           November 4, 2004

Richard Sawchak        31      Vice President, Chief Financial Officer      September 19, 2005

Frank Ryan             53      Director                                     November 30, 2004

John A. Moore          52      Director                                     April 15, 2005

Edwin Mac Avery        57      Director                                     April 15, 2005

Mark Serway served as Chief Financial Officer until his resignation from the company effective August 15, 2005.

Set forth below is a brief description of the background and business experience of each of our executive officers and directors for the past five years:

Raymond A. Huger, Chief Executive Officer and Chairman of the Board - Mr. Huger has more than 30 years of experience in business management, information technology, sales/marketing and technical support services. He established Paradigm Solutions in 1991 following a very successful 25-year career with IBM, beginning as a Field Engineer and holding a variety of challenging technical support, sales/marketing and executive management positions. Prior to his early retirement from IBM, he was a Regional Manager, responsible for the successful operations of several IBM Branch offices that generated over $500 million dollars in annual revenue. His experience and understanding of technology allowed him to develop solid business value propositions for Paradigm Solutions and its Paradigm Solutions International Division. Mr. Huger has a Bachelor's Degree (BA) from Bernard Baruch College and a Master's Degree (MBA) from Fordham University.

Mr. Huger's Prior Five Year History:            2004 - Present, Chairman & CEO,
                                                Paradigm Holdings, Inc.
                                                1991 - 2004, President & CEO,
                                                Paradigm Solutions Corporation

Frank J. Jakovac, President and Chief Operating Officer - Mr. Jakovac has over 25 years experience leading organizations through every phase of their lifecycle: from start-up to change and revitalization, to turnaround and accelerated growth. His background includes cross-functional expertise and experience in areas including business development, leadership, management, corporate governance, and regulatory issues. Mr. Jakovac built a highly successful entrepreneurial venture from start-up to $300 million in only four years and built another privately held venture from start-up to $100 million in assets within five years. In addition, he has participated in successful mergers and restructuring ventures and has nurtured working relationships with Fortune 500 CEOs. His more recent successes include the founding of Adriatic Ventures in 1998 (which commercialized and managed projects ranging from information technology to land development) and his tenure as president and CEO of Avid Sportswear & Golf Corp. Mr. Jakovac graduated with a Bachelor of Science from Edinboro University and completed the Executive Extended Master Program in Business Administration, University of Pittsburgh.

Mr. Jakovac's Prior Five Year History:          2004 - Present, Chairman & COO,
                                                Paradigm Holdings, Inc.
                                                1998 - 2001, President & CEO,
                                                Adriatic Ventures, Inc.

Richard Sawchak, Vice President and Chief Financial Officer - Mr. Sawchak has extensive experience in financial management, corporate financing and executing and integrating acquisitions in a public company environment. From September 2003 to September 2005, he served as Director of Global Financial Planning & Analysis at GXS, Inc. At GXS, he was responsible for managing a global finance organization focused on improving business performance. From August 2000 to August 2003, he was the Director of Finance and Investor Relations at Multilink Technology Corporation. He was instrumental in the company's successful IPO and eventual sale at a premium. Mr. Sawchak has also held senior management positions at Lucent Technologies, Inc. and graduated in the top of his class from Lucent's financial leadership program. He holds a Master's Degree from Babson College and a Bachelor's Degree in Finance from Boston College, where he graduated Summa Cum Laude.

Mr. Sawchak's Prior Five Year History:          2005 - Present, Vic President &
                                                Chief Financial Officer,
                                                Paradigm Holdings, Inc.
                                                2003 - 2005, Director of Global
                                                Financial Planning & Analysis,
                                                GXS, Inc.
                                                2000 - 2003, Director of Finance
                                                and Investor Relations,
                                                Multilink Technology Corporation

Francis X. Ryan, Board Member - Mr. Ryan has over twenty years experience in managing public companies at the Executive level. Currently he is President of
F. X. Ryan & Assoc. Management Consulting firm specializing in turnarounds, workouts, crisis management, strategic planning, and working capital management. He has extensive experience in business process redesign. Prior to joining the Paradigm Holdings Inc. board, Mr. Ryan was the Central Command Special Operations Officer for Operation Enduring Freedom. Mr. Ryan has also been assigned to SOCCENT and served in Afghanistan. Mr. Ryan is a highly regarded expert speaker in the fields of Corporate Governance and Sarbanes-Oxley regulations. Mr. Ryan has held positions as Chief Operating Officer and Executive Vice President, and Chief Financial Officer for manufacturers and high technology companies. Mr. Ryan currently serves as a board member for the following organizations: St. Agnes Hospital, Baltimore, MD; Good Shepherd Center, Baltimore, MD, and Fawn Industries. Mr. Ryan received his M. B. A. Finance, from the University of Maryland, and holds a B.S. in Economics from Mt. St. Mary's College. Mr. Ryan also holds a C. P. A. from the State of Pennsylvania.

Mr. Ryan's Prior Five Year History:             1991 - Present, President,
                                                F.X. Ryan & Associates

John A. Moore, Board Member - Mr. Moore has more than 30 years experience in public company management for information technology firms. He is the former Executive Vice President and CFO of ManTech International and was directly involved in taking ManTech public in 2002 as well as facilitating a secondary offering. John has extensive experience in strategic planning, corporate compliance, proposal preparation and pricing and SEC reporting. John has a deep knowledge of federal government contracting and financial management. John has served on the Boards of Directors for ManTech International (MANT) and GSE Systems Inc. (GVP). Mr. Moore is a current member of the Board of Advisors for the University of Maryland's Smith School. Mr. Moore has an MBA from the University of Maryland and a B.S. in accounting from LaSalle University.

Mr. Moore's Prior Five Year History:            1994 - 2003, EVP & CFO ManTech
                                                International Corporation

Edwin Mac Avery, Board Member - Mr. Avery has 30 years of diverse experience in leading organizations through every lifecycle phase: form start-up to change and revitalization, to turnaround and accelerated growth. His background includes expertise in business development, finance, capital management and regulatory issues. As the Managing Partner of Avery and Company, a client services firm specializing in project design, management, funding and mergers and acquisitions in the energy and technology sectors, he directed minerals leasing of over 50,000 acres of land in seven western states. Mr. Avery initiated or participated in oil and gas operations in six states with over 50 wells drilled. He also represented US energy companies, from small area operators to majors, in over $40 million of divestitures, and mergers and acquisitions activities. Mr. Avery has served as a corporate member on the Boards of Directors of the following corporations: TangibleData Inc., Duplication Technology Inc., Horizon Petroleum Corporation, Pioneer Resources, Inc. and Lincoln Investment Corporation.

    Mr. Avery's Prior Five Year History:           2002- 2004, Assistant to Vice
                                                   Chancellor, University of
                                                   Colorado
                                                   1999 - 2001, Corporate
                                                   Development Officer,
                                                   TangibleData, Inc.
                                                   1991 - 1999, Managing
                                                   Partner, Avery & Company

Mark Serway resigned from the Company effective August 15, 2005.

Family Relationships

There are no family relationships between any of our officers or directors.

Directors

Our Board of Directors consists of seven (7) seats, of which, 5 have been filled as of December 20, 2005. Directors serve for a term of one year and stand for election at our annual meeting of stockholders. Pursuant to our Bylaws, a majority of directors may appoint a successor to fill any vacancy on the Board of Directors.

Term of Office

Our directors hold office until the next annual meeting of the shareholders and until their successors have been elected and qualified. Our officers hold office until their death, or until they shall resign or have been removed from office.

Committees of The Board Of Directors

Currently, we have an Audit Committee and Compensation Committee. Our Audit Committee consists of Mr. Francis X. Ryan, Mr. John Moore and Mr. Mac Avery, with Mr. Ryan serving as Chairman of the Audit Committee. Our Compensation Committee consists of Mr. Francis X. Ryan, Mr. John Moore and Mr. Mac Avery, with Mr. Moore serving as the Chairman of the Compensation Committee.

Audit Committee Financial Expert

Mr. Francis X. Ryan is our Audit Committee financial expert.

Code of Ethics

We adopted a Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer, Corporate Controller and certain other finance executives, which is a "code of ethics" as defined by applicable rules of the SEC. Our Code of Ethics is attached to the accompanying registration statement. If we make any amendments to our Code of Ethics other than technical, administrative, or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of our Code of Ethics to our Chief Executive Officer, Chief Financial Officer, or certain other finance executives, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in a Current Report on Form 8-K filed with the SEC.

Compliance with Section 16(a) of the Securities Exchange Act

Section 16(a) of the Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than ten percent of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on information provided to Paradigm Holdings, we believe that all of the Company's directors, executive officers and persons who own more than 10% of our common stock were in compliance with
Section 16(a) of the Exchange act of 1934 during the last fiscal year, except as follows: Form 3's for Messrs. Huger, Jakovac, Ryan, Serway, Moore and Avery were not timely filed.

ITEM 10. EXECUTIVE COMPENSATION

The following table shows all the cash compensation paid by Paradigm Holdings, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2004, 2003 and 2002 to Paradigm Holdings' named executive officers. No restricted stock awards, long-term incentive plan payouts or other types of compensation, other than the compensation identified in the chart below, were paid to these executive officers during these fiscal years.

                                                   SUMMARY COMPENSATION TABLE

                                                              Annual Compensation                   Long-Term Compensation
                                                   --------------------------------------------------------------------------------
                                                                                     Other                                   All
                                                                                     Annual   Restricted  Option     LTIP   Other
                                                                                     Compen-    Stock       #/*    Payouts  Compen-
Name                Title                          Year      Salary        Bonus     sation    Awarded    SARs (#)   ($)    sation
-----------------------------------------------------------------------------------------------------------------------------------
Raymond Huger       Chief Executive Officer        2004      $384,243      $231,679      --        --        --        --        --
                    Chairmon of the Board of       2003      $250,193      $405,476      --        --        --        --        --
                    Directors                      2002      $219,702      $345,093      --        --        --        --        --

Frank Jakovac(1)    President,                     2004      $181,365      $ 70,417
                    Chief Operating Officer        2003      $     --      $     --      --        --        --        --        --
                    and Director                   2002      $     --      $     --      --        --        --        --        --

Mark Serway(2)      Former Senior Vice President,  2004      $196,150      $ 39,700      --        --        --        --        --
                    Chief Financial Officer        2003      $ 43,578      $  5,600      --        --        --        --        --
                    and Director                   2002      $     --      $     --      --        --        --        --        --

Harry M. Kaneshiro  Executive Vice President,      2004      $403,367      $181,995      --        --        --        --        --
                    Paradigm Solutions Corp.       2003      $500,913      $309,589      --        --        --        --        --
                                                   2002      $422,764      $270,090      --        --        --        --        --

Samar Ghadry(3)     Former Senior Vice President,  2004      $497,929      $104,693      --        --        --        --        --
                    Paradigm Solutions Corp.       2003      $672,933      $136,802      --        --        --        --        --
                                                   2002      $571,123      $119,307      --        --        --        --        --

(1)   Frank Jakovac was hired on May 11, 2004.

(2)   Mark Serway resigned from the Company effective August 15, 2005.

(3) Samar Ghadry's employment with Paradigm Solutions Corporation ended effective as of April 1, 2005.

The following table contains information regarding options granted during the year ended December 31, 2004 to Paradigm Holdings' named executive officer.

                             OPTION/SAR GRANTS TABLE

                                                                              % Total
                                                                            Options/SARs
                                                                             Granted to
                                                               No. of       Employees in
                                                             Securities      year ended
                                                             Underlying      December 31     Exercise or
                                                            Options/SARs         2003         Base Price     Expiration
Name                    Title                               Granted (#)           (%)        ($ per Share)      Date
-------------------     ----------------------------        ------------    -------------    -------------   ----------
Raymond Huger           Chief Executive Officer,                    --              --              --             --
                        and Chairman of the Board of
                        Directors

Frank Jakovac           President,                                  --              --              --             --
                        Chief Operating Officer and
                        Director

Mark Serway(1)          Former Senior Vice President,               --              --              --             --
                        Chief Financial Officer and
                        Director

Harry M. Kaneshiro      Executive Vice President                    --              --              --             --
                        Paradigm Solutions Corp.

Samar Ghadry(2)         Former Senior Vice President                --              --              --             --
                        Paradigm Solutions Corp.

(1)   Mark Serway resigned from the Company effective August 15, 2005.

(2) Samar Ghadry's employment with Paradigm Solutions Corporation ended effective as of April 1, 2005.

The following table contains information regarding options exercised in the year ended December 31, 2004, and the number of shares of common stock underlying options held as of December 31, 2004, by Paradigm Holdings' named executive officer.

                                                      AGGREGATED OPTIONS/SAR EXERCISES
                                                           IN LAST FISCAL YEAR AND
                                                     FISCAL YEAR END OPTIONS/SAR VALUES

                                                                           Number of Securities        Value of Unexercised
                                                                          Underlying Unexercised           In-the-Money
                                                Shares                        Options/SARs                 Options/SARs
                                               Acquired                         at FY-End                   at FY-End
                                                  on          Value     --------------------------   --------------------------
                                               Exercise     Realized        (#)                          ($)
                                               --------     --------    -----------  -------------   -----------  -------------
Name                          Title               (#)          ($)      Exercisable  Unexcersiable   Exercisable  Unexercsiable
------------------   -----------------------   --------     --------    -----------  -------------   -----------  -------------
Raymond Huger        Chief Executive Officer,    --              --           --           --            --           --
                     Chairman of the
                     Board of Directors

Frank Jakovac        President,                  --              --           --           --            --           --
                     Chief Operating
                     Officer And Director

Mark Serway(1)       Former Senior Vice          --              --           --           --            --           --
                     President, Chief
                     Financial Officer
                     and Director

Harry M. Kaneshiro   Executive Vice              --              --           --           --            --           --
                     President
                     Paradigm Solutions
                     Corp.

Samar Ghadry(2)      Former Senior               --              --           --           --            --           --
                     Vice President
                     Paradigm Solutions
                     Corp.

(1) Mark Serway resigned from the Company effective August 15, 2005.

(2) Samar Ghadry's employment with Paradigm Solutions Corporation ended effective as of April 1, 2005.

Stock Option Grants In The Past Fiscal Year

None issued.

Employment Arrangements

Effective November 4, 2004, Raymond Huger and Paradigm Holdings entered into an Employment Agreement. Pursuant to the agreement, Mr. Huger serves as Chief Executive Officer. The agreement has a term of three years and is renewable for additional terms of one (1) year unless either party provides the other with notice at least ninety (90) days prior to the date the employment term would otherwise renew. Paradigm Holdings can terminate the agreement at any time on or after November 4, 2004, by providing at least thirty (30) days' advance written notice to Mr. Huger. In the event that Paradigm Holdings terminates the agreement, other than in connection with a change of control of Paradigm Holdings and other than for cause, Paradigm Holdings shall, not withstanding such termination, in consideration for all the undertakings and covenants of Mr. Huger contained in the Employment Agreement, continue to pay Mr. Huger's base salary and benefits for a period that is the greater of: (i) the remainder of the initial employment term or (ii) twelve (12) months from the date of termination. In addition, in the event Paradigm Holdings terminates the agreement, other than in connection with a change of control or for cause, any and all options granted to Mr. Huger will become automatically and immediately vested and exercisable. Under the agreement, Mr. Huger receives $395,200 in annual salary and is entitled to participate in any health insurance, accident insurance, hospitalization insurance, life insurance, pension, or any other similar plan or benefit provided by Paradigm Holdings to its executives or employees generally, including any stock option plan. Paradigm Holdings may terminate the Employment Agreement at any time on or after November 4, 2004, by providing at least thirty (30) days written notice to Mr. Huger.

Effective November 4, 2004, Frank Jakovac and Paradigm Holdings entered into an Employment Agreement. Pursuant to the agreement, Mr. Jakovac serves as Chief Operating Officer. The agreement has a term of three years and is renewable for additional terms of one (1) year unless either party provides the other with notice at least ninety (90) days prior to the date the employment term would otherwise renew. Paradigm Holdings can terminate the agreement at any time on or after November 4, 2004, by providing at least thirty (30) days' advance written notice to Mr. Jakovac. In the event that Paradigm Holdings terminates the agreement, other than in connection with a change of control of Paradigm Holdings and other than for cause, Paradigm Holdings shall, not withstanding such termination, in consideration for all the undertakings and covenants of Mr. Jakovac contained in the Employment Agreement, continue to pay Mr. Jakovac's base salary and benefits for a period that is the greater of: (i) the remainder of the initial employment term or (ii) twelve (12) months from the date of termination. In addition, in the event Paradigm Holdings terminates the agreement, other than in connection with a change of control or for cause, any and all options granted to Mr. Jakovac will become automatically and immediately vested and exercisable. Under the agreement, Mr. Jakovac receives $365,250 in annual salary and is entitled to participate in any health insurance, accident insurance, hospitalization insurance, life insurance, pension, or any other similar plan or benefit provided by Paradigm Holdings to its executives or employees generally, including any stock option plan.

Effective November 4, 2004, Mark Serway and Paradigm Holdings entered into an Employment Agreement. Pursuant to the agreement, Mr. Serway serves as Chief Financial Officer. The agreement has a term of three years and is renewable for additional terms of one (1) year unless either party provides the other with notice at least ninety (90) days prior to the date the employment term would otherwise renew. Paradigm Holdings can terminate the agreement at any time on or after November 4, 2004, by providing at least thirty (30) days' advance written notice to Mr. Serway. In the event that Paradigm Holdings terminates the agreement, other than in connection with a change of control of Paradigm Holdings and other than for cause, Paradigm Holdings shall, not withstanding such termination, in consideration for all the undertakings and covenants of Mr. Serway contained in the Employment Agreement, continue to pay Mr. Serway's base salary and benefits for a period that is the greater of: (i) the remainder of the initial employment term or (ii) twelve (12) months from the date of termination. In addition, in the event Paradigm Holdings terminates the agreement, other than in connection with a change of control or for cause, any and all options granted to Mr. Serway will become automatically and immediately vested and exercisable. Under the agreement, Mr. Serway receives $315,175 in annual salary and is entitled to participate in any health insurance, accident insurance, hospitalization insurance, life insurance, pension, or any other similar plan or benefit provided by Paradigm Holdings to its executives or employees generally, including any stock option plan.

Mark Serway resigned from the Company effective August 15, 2005.

On September 28, 2005, Mr. Sawchak and Paradigm Holdings entered into an Employment Agreement with an effective date of September 19, 2005. The agreement has a term of two years and is renewable for additional terms of one (1) year unless either party provides the other with notice at least ninety (90) days prior to the date the employment term would otherwise renew. Paradigm Holdings can terminate the agreement by providing at least thirty (30) days' advance written notice to Mr. Sawchak. In the event that Paradigm Holdings terminates the agreement, other than in connection with a change of control of Paradigm Holdings and other than for cause, Paradigm Holdings is obligated to continue to pay Mr. Sawchak's base salary and benefits for a period that is the greater of:
(i) the remainder of the initial employment term or (ii) twelve (12) months from the date of termination. In addition, in the event Paradigm Holdings terminates the agreement, other than in connection with a change of control or for cause, any and all options granted to Mr. Sawchak will become automatically and immediately vested and exercisable. Under the agreement, Mr. Sawchak receives $200,000 in annual salary and is entitled to participate in any health insurance, accident insurance, hospitalization insurance, life insurance, pension, or any other similar plan or benefit provided by Paradigm Holdings to its executives or employees generally, including any stock option plan.

Effective April 1, 2005, Samar Ghadry and Paradigm Solutions Corporation, a wholly-owned subsidiary of Paradigm Holdings, entered into a Letter Agreement pursuant to which Ms. Ghadry and Paradigm Solutions Corporation agreed and acknowledged that Ms. Ghadry's employment with Paradigm Solutions Corporation ended effective April 1, 2005. Pursuant to the terms of the Letter Agreement, Paradigm Solutions Corporation agreed to pay Ms. Ghadry severance pay in an amount equal to Ms. Ghadry's base pay for nine months in accordance with Paradigm Solutions Corporation's normal payroll practices. Paradigm Solutions Corporation agreed to pay Ms. Ghadry a bonus for the first quarter of 2005 equal to $20,250. In addition, Paradigm Holdings agreed to register 1,575,000 shares of commons tock owned by Ms. Ghadry in the accompanying registration statement. Further, Ms. Ghadry agreed that she will not, except with the prior written approval of Paradigm Holdings, engage in a disposition with respect to 100% of these shares until the earlier to occur of: (i) the date of the closing of a financing through the sale of debt or equity securities in which Paradigm Holdings receives in one or a series of transactions gross proceeds in an amount equal to at least $3 million or (ii) September 30, 2005. Ms. Ghadry also agreed that, when she is able to sell her shares of common stock, that she will not sell more than 2,000 shares in any single business day; however, in the event the average daily volume of the shares of Paradigm Holdings' common stock exceeds 10,000 shares for a period of 5 consecutive business days, Ms. Ghadry may sell up to an aggregate of 4,000 shares per day, commencing on the first business day thereafter and continuing so long as the average 5-day daily volume continues to exceed 10,000 shares. Ms. Ghadry and Paradigm Holdings agreed that, to the extent allowed by law and with the express written approval of the President and Chief Operating Officer of Paradigm Holdings, Ms. Ghadry may sell her shares to a bona fide purchaser in a private placement provided such purchaser agrees to be subject to the terms of the Letter Agreement. Ms. Ghadry was not employed by Paradigm Solutions Corporation pursuant to a written employment agreement.

Other Employment Arrangements

On October 12, 2005, Thomas J. Kristofco and Paradigm Solutions International, a wholly owned subsidiary of Paradigm Holdings, entered into an Employment Agreement with an effective date of October 16, 2005. The agreement has a term of three years and is renewable for additional terms of one (1) year unless either party provides the other with notice at least ninety (90) days prior to the date the employment term would otherwise renew. Paradigm Solutions International can terminate the agreement by providing at least thirty (30) days' advance written notice to Mr. Kristofco. In the event that Paradigm Solutions International terminates the agreement, other than in connection with a change of control of Paradigm Solutions International and other than for cause, Paradigm Solutions International is obligated to continue to pay Mr. Kristofco's base salary and benefits for a period that is the greater of: (i) the remainder of the initial employment term or (ii) twelve (12) months from the date of termination. In addition, in the event Paradigm Solutions International terminates the agreement, other than in connection with a change of control or for cause, any and all options granted to Mr. Kristofco will become automatically and immediately vested and exercisable. Under the agreement, Mr. Kristofco shall receive an annual salary of $200,000 for the period of October 16, 2005 through October 15, 2006, $220,000 for the period of October 16, 2006 through October 15, 2007, and $242,000 for the period of October 16, 2007 through October 15, 2008. Mr. Kristofco is entitled to participate in any health insurance, accident insurance, hospitalization insurance, life insurance, pension, or any other similar plan or benefit provided by Paradigm Solutions International to its executives or employees generally, including any stock option plan. Mr. Kristofco is eligible for bonus compensation as a result of the business unit's operations. Mr. Kristofco shall receive a pool of money equal to one fourth of the amount, if any, by which the business unit's EBITDA exceed the budgeted amounts of EBITDA for each of the three, 12 month periods ended on October 31, 2008. The three measurement periods and their respective EBITDA budgeted amounts are $600,000 for the period November 1, 2005 through October 31, 2006, $750,000 for the period November 1, 2006 through October 31, 2007 and $900,000 for the period November 1, 2007 through October 31, 2008. Such bonus compensation pool will be divided among those of the three former principals of Blair Technology Group then employed by the Company in proportion to their respective individual base salary in relation to total combined base salary of all such principals who are then still employed by the Company at the end of the respective measurement period; provided, however, that if Mr. Kristofco is not employed by the Company at the end of the applicable measurement period, he shall share in the bonus pool, on a pro rata basis based on the portion of the measurement period that he was so employed, unless he was terminated for cause or voluntarily resigned without good reason, in either of which events he shall not share in the bonus pool.

On October 12, 2005, Robert J. Duffy and Paradigm Solutions International, a wholly owned subsidiary of Paradigm Holdings, entered into an Employment Agreement with an effective date of October 16, 2005. The agreement has a term of three years and is renewable for additional terms of one (1) year unless either party provides the other with notice at least ninety (90) days prior to the date the employment term would otherwise renew. Paradigm Solutions International can terminate the agreement by providing at least thirty (30) days' advance written notice to Mr. Duffy. In the event that Paradigm Solutions International terminates the agreement, other than in connection with a change of control of Paradigm Solutions International and other than for cause, Paradigm Solutions International is obligated to continue to pay Mr. Duffy's base salary and benefits for a period that is the greater of: (i) the remainder of the initial employment term or (ii) twelve (12) months from the date of termination. In addition, in the event Paradigm Solutions International terminates the agreement, other than in connection with a change of control or for cause, any and all options granted to Mr. Duffy will become automatically and immediately vested and exercisable. Under the agreement, Mr. Duffy shall receive an annual salary of $180,000 for the period of October 16, 2005 through October 15, 2006, $198,000 for the period of October 16, 2006 through October 15, 2007, and $218,000 for the period of October 16, 2007 through October 15, 2008. Mr. Duffy is entitled to participate in any health insurance, accident insurance, hospitalization insurance, life insurance, pension, or any other similar plan or benefit provided by Paradigm Solutions International to its executives or employees generally, including any stock option plan. Mr. Duffy is eligible for bonus compensation as a result of the business unit's operations. Mr. Duffy shall receive a pool of money equal to one fourth of the amount, if any, by which the business unit's EBITDA exceed the budgeted amounts of EBITDA for each of the three, 12 month periods ended on October 31, 2008. The three measurement periods and their respective EBITDA budgeted amounts are $600,000 for the period November 1, 2005 through October 31, 2006, $750,000 for the period November 1, 2006 through October

31, 2007 and $900,000 for the period November 1, 2007 through October 31, 2008. Such bonus compensation pool will be divided among those of the three former principals of Blair Technology Group then employed by the Company in proportion to their respective individual base salary in relation to total combined base salary of all such principals who are then still employed by the Company at the end of the respective measurement period; provided, however, that if Mr. Duffy is not employed by the Company at the end of the applicable measurement period, he shall share in the bonus pool, on a pro rata basis based on the portion of the measurement period that he was so employed, unless he was terminated for cause or voluntarily resigned without good reason, in either of which events he shall not share in the bonus pool.

On October 12, 2005, Stephen M. Fochler and Paradigm Solutions International, a wholly owned subsidiary of Paradigm Holdings, entered into an Employment Agreement with an effective date of October 16, 2005. The agreement has a term of three years and is renewable for additional terms of one (1) year unless either party provides the other with notice at least ninety (90) days prior to the date the employment term would otherwise renew. Paradigm Solutions International can terminate the agreement by providing at least thirty (30) days' advance written notice to Mr. Fochler. In the event that Paradigm Solutions International terminates the agreement, other than in connection with a change of control of Paradigm Solutions International and other than for cause, Paradigm Solutions International is obligated to continue to pay Mr. Fochler's base salary and benefits for a period that is the greater of: (i) the remainder of the initial employment term or (ii) twelve (12) months from the date of termination. In addition, in the event Paradigm Solutions International terminates the agreement, other than in connection with a change of control or for cause, any and all options granted to Mr. Sawchak will become automatically and immediately vested and exercisable. Under the agreement, Mr. Fochler shall receive an annual salary of $120,000 for the period of October 16, 2005 through October 15, 2006, $132,000 for the period of October 16, 2006 through October 15, 2007, and $145,000 for the period of October 16, 2007 through October 15, 2008. Mr. Fochler is entitled to participate in any health insurance, accident insurance, hospitalization insurance, life insurance, pension, or any other similar plan or benefit provided by Paradigm Solutions International to its executives or employees generally, including any stock option plan. Mr. Fochler is eligible for bonus compensation as a result of the business unit's operations. Mr. Fochler shall receive a pool of money equal to one fourth of the amount, if any, by which the business unit's EBITDA exceed the budgeted amounts of EBITDA for each of the three, 12 month periods ended on October 31, 2008. The three measurement periods and their respective EBITDA budgeted amounts are $600,000 for the period November 1, 2005 through October 31, 2006, $750,000 for the period November 1, 2006 through October 31, 2007 and $900,000 for the period November 1, 2007 through October 31, 2008. Such bonus compensation pool will be divided among those of the three former principals of Blair Technology Group then employed by the Company in proportion to their respective individual base salary in relation to total combined base salary of all such principals who are then still employed by the Company at the end of the respective measurement period; provided, however, that if Mr. Fochler is not employed by the Company at the end of the applicable measurement period, he shall share in the bonus pool, on a pro rata basis based on the portion of the measurement period that he was so employed, unless he was terminated for cause or voluntarily resigned without good reason, in either of which events he shall not share in the bonus pool.

                             DESCRIPTION OF PROPERTY

Our principal Paradigm offices are located at three locations: Our PDHO and PSC headquarters' location are at 2600 Tower Oaks Boulevard, Suite 500, Rockville, Maryland 20852. This principal office consists of 14,318 square feet, with a monthly lease cost of $33,409 and is leased until May 31, 2011. Our client office, which is in support of our HUD customer, is located at: 15th and H Streets, N.W., Washington, DC 20005. This principal office consists of 16,364 square feet, with a monthly lease cost of $35,210 and is leased until June 30, 2007. The third office location, which is our PSI headquarters, is at 6110 Executive Boulevard, Suite 508, Rockville, Maryland, 20852, with a monthly lease cost of $4,611 and is leased until July 31, 2006.

                                LEGAL PROCEEDINGS

Paradigm is involved in litigation, both potential and actual, arising from a contractual agreement between Paradigm and Norvergence, Inc. Paradigm entered into an agreement with Norvergence for the provision of telecommunication equipment and services in June, 2003. Under the agreement, Norvergence promised to supply all of Paradigm's telecommunication needs for a period of 60 months for the sum of $2,152 per month. Soon after executing the agreement with Paradigm, Norvergence sold a portion of the rights to those payments to a third party, CIT Technology Financial Services, Inc. ("CIT"). In July, 2004, Norvergence was forced into bankruptcy by its creditors and, soon thereafter, Paradigm's telecommunication services provided under the Norvergence agreement were terminated. Paradigm has taken the position that Norvergence utilized fraud and deception to obtain the agreement from Paradigm and has ceased paying either Norvergence or CIT.

Paradigm has filed an unsecured claim in the Norvergence bankruptcy in the amount of $314,573 plus interest and attorney's fees. The claim is based upon claims under the N.J.S.A. 56:8-1 et. seq. (which provides for treble damages), common law fraud and breach of contract. At this juncture of the bankruptcy proceeding, it seems unlikely that Paradigm will recover a significant portion of its claim or any interest or attorney's fees. Paradigm also has potential exposure to a lawsuit from CIT. Paradigm has calculated that it may be liable to CIT for the sum of $59,300 plus interest and attorney's under the agreement assigned to CIT by Norvergence. CIT has not yet sued Paradigm, but has threatened to do so. Paradigm intends to vigorously contest any suit against it by CIT. This potential liability was accrued for in 2004.

On May 27, 2005, the company received a settlement letter from the CIT Group concerning this matter which is a fully executed release from this liability in the amount of $3,948. On June 24, 2005, the company finalized this settlement with CIT in the amount of $3,948.

                             PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information about the beneficial ownership of our common stock as of December 20, by (i) each person who we know is the beneficial owner of more than 5% of the outstanding shares of common stock (ii) each of our directors or those nominated to be directors, and executive officers, and (iii) all of our directors and executive officers as a group.

                                                                         Amount and Nature
                                Name and Address                           of Beneficial             Percentage
Title of Class                  of Beneficial Owner                          Ownership           of Common Stock(1)
--------------                  ----------------------------------       -----------------       ------------------
Common Stock                    Raymond Huger                                12,775,000                  62.31%
                                2600 Tower Oaks Blvd.
                                Suite 500
                                Rockville, Maryland 20852

Common Stock                    Harry Kaneshiro                               3,150,000                  15.36%
                                2600 Tower Oaks Blvd.
                                Suite 500
                                Rockville, Maryland 20852

Common Stock                    Frank Jakovac                                         0                      0%
                                2600 Tower Oaks Blvd.
                                Suite 500
                                Rockville, Maryland 20852

Common Stock                    Frank Ryan                                            0                      0%
                                2600 Tower Oaks Blvd.
                                Suite 500
                                Rockville, Maryland 20852

Common Stock                    John Moore                                            0                      0%
                                2600 Tower Oaks Blvd.
                                Suite 500
                                Rockville, Maryland 20852

Common Stock                    Edwin MacAvery                                        0                      0%
                                2600 Tower Oaks Blvd.
                                Suite 500
                                Rockville, Maryland 20852

Common Stock                    All Directors and Executive
                                Officers as a Group (Five Persons)           17,500,000                  77.67%

Common Stock                    Samar Ghadry                                  1,575,000                   7.68%
                                2600 Tower Oaks Blvd.
                                Suite 500
                                Rockville, Maryland 20852

Common Stock                    Shortline Equity Partners, Inc.                 500,000                   2.44%
                                8400 East Prentice Avenue
                                Penthouse, Suite 1500
                                Greenwood Village, CO 80111

Common Stock                    J.P. Consulting                               1,054,411                   5.14%
                                6590 East Lake Place
                                Centennial, CO 80111

Common Stock                    Ultimate Investments Corp.                      607,939                   2.97%
                                8400 East Prentice Avenue
                                Penthouse, Suite 1500
                                Greenwood Village, CO 80111

                                Ultimate Investments Corp. and
                                Shortline Equity Partners, Inc.
                                together own 5.41%

(1) Applicable percentage of ownership is based on 20,503,368 shares of common stock outstanding as of December 20, 2005 together with securities exercisable or convertible into shares of common stock within 60 days of December 20, 2005 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of December 20, 2005 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

J. Paul Consulting, Shortline Equity Partners, Inc and Ultimate Investments Corp. are considered to be statutory underwriters within the meaning of the Securities Act of 1933 in connection with the sale of their shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

                          MARKET PRICE OF AND DIVIDENDS
         ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

Our common stock has been listed on the Over-the-Counter Bulletin Board sponsored by the National Association of Securities Dealers, Inc., maintained by NASDAQ, under the symbol "PDHO" since September 14, 2004, following our name change and a 1 for 85 reverse stock split. The shares of Cheyenne Resources traded on the OTC BB under the symbol "CHYN" from January 2002 to July 2005. The following table contains the reported high and low bid prices for the common stock as reported on the OTC BB for the periods indicated.

The following table sets forth the high and low bid prices for the common stock as reported on the Over-the-Counter Bulletin Board, maintained by NASDAQ, for each quarter since January 2002 for the periods indicated. Such information reflects inter dealer prices without retail mark-up, mark down or commissions and may not represent actual transactions.

The following table sets forth, for the period indicated, the bid price range of our common stock.

YEAR 2002                                               High Bid         Low Bid
-----------------------------------------------         --------         -------

Quarter Ended March 31, 2002                             $ 0.015         $0.0100
Quarter Ended June 30, 2002                              $ 0.016         $0.0071
Quarter Ended September 30, 2002                         $ 0.025         $0.0070
Quarter Ended December 31, 2002                          $ 0.007         $0.0005

YEAR 2003                                               High Bid         Low Bid
-----------------------------------------------         --------         -------

Quarter Ended March 31, 2003                             $ 0.005         $0.0010
Quarter Ended June 30, 2003                              $ 0.010         $0.0050
Quarter Ended September 30, 2003                         $ 0.010         $0.0020
Quarter Ended December 31, 2003                          $ 0.005         $0.0020

YEAR 2004                                               High Bid         Low Bid
-----------------------------------------------         --------         -------

Quarter Ended March 31, 2004                             $ 0.021         $0.0050
Quarter Ended June 30, 2004                              $ 0.012         $0.0070
Quarter Ended September 30, 2004                         $ 0.035         $0.0060
Quarter Ended December 31, 2004                          $ 05.00         $0.3500

On December 20, 2005, the closing price of our common stock as reported on the Over-the-Counter Bulletin Board, maintained by NASDAQ, was $1.75 per share. As of December 20, 2005, we had in excess of 2,900 holders of common stock and 20,503,368 shares of our common stock were issued and outstanding. Many of our shares are held in brokers' accounts, so we are unable to give an accurate statement of the number of shareholders.

Dividends

We have not paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the growth of the business. We cannot assure you that we will ever pay cash dividends. Whether we pay any cash dividends in the future will depend on the financial condition, results of operations and other factors that the Board of Directors will consider.

Recent Sales Of Unregistered Securities

J. Paul Consulting Corporation, Shortline Equity Partners Inc. and Ultimate Investments Corporation subscribed for 10,000,000 shares of Common Stock (post reverse split of one for eighty-five) for $200,000 cash on August 27, 2004. The transaction was exempt from registration pursuant to section 4(6) of the Securities Act of 1933.

Corporate Organization

On November 3, 2004, Paradigm Holdings, Inc., entered into an Agreement and Plan of Reorganization with Paradigm Solutions Merger Corp., a Delaware corporation and wholly-owned subsidiary of Paradigm Holdings (the "Merger Sub"), Paradigm Solutions Corporation, a Maryland corporation and the shareholders of Paradigm Solutions Corporation. Pursuant to the Agreement and Plan of Reorganization, the Merger Sub was merged with and into Paradigm Solutions Corporation, the surviving corporation and continues its existence under the laws of the State of Maryland and is a wholly-owned subsidiary of Paradigm Holdings, Inc. In consideration of the Merger, the Paradigm Solutions Corporation shareholders exchanged 13,699 shares of common stock of Paradigm Solutions Corporation, which was 100% of the issued and outstanding capital stock of Paradigm Solutions Corporation, for 17,500,000 shares of common stock of Paradigm Holdings Inc.

Cheyenne Resources, Inc. was incorporated under the laws of the State of Wyoming on November 17, 1970. Cheyenne Resources, prior to the reverse merger with Paradigm Solutions Merger Sub, operated principally in one industry segment, the exploration for and sale of oil and gas.

Cheyenne Resources held oil and gas interests and was involved with producing, and selling oil, gas and other mineral substances. Cheyenne Resources did not engage in refining or retail marketing operations; rather its activities had been restricted to acquiring and disposing of mineral properties, and to producing and selling oil and gas from its wells.

Prior Principal activities of Cheyenne Resources involved buying leases, filing on federal and state open land leases as well as acquiring and trading of oil, gas, and other mineral properties, primarily in the Rocky mountain area and Oklahoma.

Cheyenne Resources' oil and gas activities included the acquisition of whole or partial interests in oil and gas leases and the farming out or resale of all or part of its interests in these leases. In connection with farmouts and resales, Cheyenne Resources attempted to retain an overriding royalty or a working or carried interest.

In 1999, Cheyenne Resources entered into a memorandum of understanding to obtain a 25% interest in Cayenne Records, Inc., which has a 75% interest in NL Records of Nashville, Tennessee. This transaction was rescinded in 2000 due to the inability of the seller to produce records and data. No value was recorded in the financial statements. Cheyenne Resources issued 11,473,711 shares of common stock for this interest.

In 1999, Cheyenne Resources entered into an Agreement with Tiger Exploration to acquire the Dixie Gas Field and interests in the Stephens and Lick Creeds Fields for 12,000,000 shares of common stock. Title and production data could not be verified or produced, consequently, no value of assets could be carried.

In June 2000, Cheyenne Resources rescinded its memorandum of understanding with Cayenne Records, Inc. In June 2000, Cheyenne Resources also rescinded its memorandums of understanding to acquire Dixie Gas Field and interests in Stephens and Lick Creek Fields. No value was recorded in this financial statement for these acquisitions. Of the 23,473,711 shares issued for the above referenced transactions, all but 2,623,838 shares were returned.

In January 2004, Skye Blue Ventures, an entity beneficially owned by Mr. Dennis Iler, purchased a controlling interest in Paradigm Holdings, formerly Cheyenne Resources, Inc. Skye Blue Ventures purchased 2,350,000 shares of common stock of Cheyenne Resources, Inc. from the former directors of Cheyenne Resources, Inc. for $75,000 and purchased 23,000,000 shares of common stock directly from Cheyenne Resources, Inc. for $50,000. Cheyenne Resources issued 21,300,000 shares out of the 23,000,000 as it only had 21,300,000 available under its then-current authorized common stock. Mr. Iler, former President and a Director of Cheyenne Resources, Inc. and the then-beneficial owner of Skye Blue Ventures, brought Cheyenne Resources current in its securities filings, settled its outstanding debt, and assisted in having the company listed on the Over-the-Counter Bulletin Board. In August 2004, J. Paul

Consulting, Shortline Equity Investments and Ultimate Investments purchased Skye Blue Ventures' ownership interest in Cheyenne Resources, Inc. and subscribed for an aggregate of 10,000,000 shares of common stock of Cheyenne Resources, Inc. for $200,000.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Paradigm Holdings so as to make an informed investment decision. More specifically, Paradigm Holdings had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Paradigm Holdings' common stock.

On October 14, 2005, Paradigm Holdings, Inc., a Wyoming corporation ("Paradigm Holdings"), Paradigm Solutions International, Inc., a Maryland corporation and wholly-owned subsidiary of Paradigm Holdings ("PSI"), Blair Management Services, Inc. t/d/b/a Blair Technology Group, a Pennsylvania corporation ("Blair") and the shareholders of Blair (collectively, the "Shareholders") consummated a merger transaction pursuant to the terms of that certain Merger Agreement (the "Merger Agreement"), whereby Blair was merged with and into PSI. PSI is the surviving corporation and will continue its corporate existence under the laws of the State of Maryland as a wholly-owned subsidiary of Paradigm Holdings. Pursuant to the Merger Agreement, the Shareholders exchanged all of the issued and outstanding capital stock of Blair in exchange for (i) One Million Dollars (US $1,000,000) and (ii) five hundred thousand shares of common stock, par value $0.001 per share, of Paradigm Holdings (the "Shares"). Pursuant to the Merger Agreement and an Escrow Agreement entered into by the parties, sixty thousand (60,000) of the Shares will be held in escrow for a period of one (1) year from the date of closing subject to the terms and conditions of the Merger Agreement. In addition, under the terms of the Merger Agreement, Paradigm Holdings will issue to the Shareholders up to an additional 350,000 shares of common stock of Paradigm Holdings pursuant to an earn-out provision.

At the October 14, 2005 share price of $3.00, the transaction has a total purchase price of $3,550,000 assuming all earn-out provisions are achieved.

Blair Technology Group was founded in 1992. The Company has provided business continuity and information technology security solutions to over 300 commercial customers in a variety of industries including finance, healthcare and energy.

The acquisition of Blair Technology Group allows Paradigm Holdings to combine the OpsPlanner software suite with Blair's extensive credentials in the business continuity arena. Paradigm Holdings can now offer our customers a comprehensive business continuity solution. The acquisition also allows Paradigm Holdings to expand its presence in the commercial marketplace. For the year ended December 31, 2004, Blair generated $4.6 million in revenue and $0.4 million in net income.

At the closing of the merger, PSI entered into employment agreements with Messrs. Kristofco, Duffy and Fochler.

                            DESCRIPTION OF SECURITIES

Common Stock

Our Articles of Incorporation authorize the issuance of 50,000,000 shares of common stock, $0.01 par value per share. As of December 20, 2005, 20,503,368 Paradigm Holdings' shares of common stock were issued and outstanding. The following description is a summary of the capital stock of Paradigm Holdings and contains the material terms of the capital stock. Additional information can be found in our Articles of Incorporation and Bylaws.

Each holder of our common stock is entitled to one vote per share of common stock standing in such holder's name on our records on each matter submitted to a vote of our stockholders, except as otherwise required by law. Holders of our common stock do not have cumulative voting rights so that the holders of more than 50% of the combined shares of our common stock voting for the election of directors may elect all of the directors if they choose to do so and, in that event, the holders of the remaining shares of our common stock will not be able to elect any members to our board of directors. Holders of our common stock are entitled to equal dividends and distributions, per share, when, as and if declared by our board of directors from funds legally available. Holders of our common stock do not have preemptive rights to subscribe for any of our securities nor are any shares of our common stock redeemable or convertible into any of our other securities. If we liquidate, dissolve or wind up our business or affairs, our assets will be divided up pro-rata on a share-for-share basis among the holders of our common stock after creditors and preferred shareholders, if any, are paid.

Transfer Agent

The transfer agent for our common stock is Corporate Stock Transfer, Inc. in Denver, Colorado and its telephone number is (303) 282-4800.

Disclosure of SEC Position on Indemnification for Securities Act Liabilities

Our Articles of Incorporation, as well as our By-Laws provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the corporate laws of the State of Wyoming, as well as are described in the Articles of Incorporation and the By-Laws. These sections generally provide that the Company may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Paradigm Holdings, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions of The Articles Of Incorporation Authorized And Un-issued Stock

The authorized but un-issued shares of our common and preferred stock are available for future issuance without our shareholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans.

                                     EXPERTS

The financial statements of Paradigm Holdings incorporated herein have been so incorporated in reliance upon the report of independent registered public accountants, Aronson & Company, given upon their authority as experts in auditing and accounting.

                                  LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Rogers and Rogers, PC, Wyoming.

                              AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                              FINANCIAL STATEMENTS

                             PARADIGM HOLDINGS, INC.
                    (FORMERLY PARADIGM SOLUTIONS CORPORATION)

                                TABLE OF CONTENTS

                                                                                                                      Page
                                                                                                                      ----
FINANCIAL STATEMENTS FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2005

Consolidated Balance Sheets as of September 30, 2005 and December 31, 2004                                        F-1 - F-2

Consolidated Statements of Operations For The Three Months and Nine Months Ended September 30, 2005 and 2004            F-3

Consolidated Statements of Cash Flows For The Nine Months Ended September 30, 2005 and 2004                             F-5

Notes to Consolidated Financial Statements                                                                       F-6 - F-12

FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004

Report of Independent Registered Public Accounting Firm                                                                F-13

Consolidated Balance Sheets as of December 31, 2004 and 2003                                                    F-14 - F-15

Consolidated Statements of Operations For The Fiscal Years Ended December 31, 2004, 2003 and 2002                      F-16

Consolidated Statements of Stockholders' Equity For The Fiscal Years Ended December 31, 2004, 2003 and                 F-17
2002

Consolidated Statements of Cash Flows For The Fiscal Years Ended December 31, 2004, 2003 and 2002                      F-18

Notes to Consolidated Financial Statements                                                                      F-19 - F-30

                             PARADIGM HOLDINGS, INC.
                    (FORMERLY PARADIGM SOLUTIONS CORPORATION)
                           CONSOLIDATED BALANCE SHEETS

                                                            9/30/05       12/31/04
                                                          (Unaudited)
--------------------------------------                    ------------   ------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                               $  1,131,176  $    179,389
  Accounts receivable - contracts                           13,318,851    11,478,901
  Inventory, net                                                    --       616,020
  Prepaid expenses                                             153,251     4,239,770
  Other current assets                                         529,287        89,890
                                                          ------------  ------------
    TOTAL CURRENT ASSETS                                    15,132,565    16,603,970
                                                          ------------  ------------

PROPERTY AND EQUIPMENT, AT COST
  Furniture and fixtures                                       153,546       124,845
  Equipment                                                    844,841     1,043,725
  Software                                                     542,932       221,965
  Leasehold improvements                                       121,000       121,000
                                                          ------------  ------------
    TOTAL PROPERTY AND EQUIPMENT                            1,662,319     1,511,535
      Less:  Accumulated depreciation                        (693,339)     (504,348)
                                                          ------------  ------------
    NET PROPERTY AND EQUIPMENT                                968,980     1,007,187
                                                          ------------  ------------

OTHER ASSETS

  Deposits                                                      83,382        77,182
                                                          ------------  ------------
    TOTAL ASSETS                                          $ 16,184,927  $ 17,688,339
                                                          ============  ============

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                             PARADIGM HOLDINGS, INC.
                    (FORMERLY PARADIGM SOLUTIONS CORPORATION)
                           CONSOLIDATED BALANCE SHEETS

                                                             9/30/05       12/31/04
                                                           (Unaudited)
--------------------------------------------------         -----------   -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Bank overdraft                                           $ 1,477,238   $ 1,046,160
  Note payable - line of credit                              3,182,712     3,220,072
  Capital lease payable                                         11,476            --
  Accounts payable and accrued expenses                      4,432,705     5,476,967
  Accrued salaries and related liabilities                   2,022,913     1,812,545
  Deferred income taxes                                        515,167       527,000
  Deferred revenue                                             466,318     1,749,410
                                                           -----------   -----------
    TOTAL CURRENT LIABILITIES                               12,108,529    13,832,154
                                                           -----------   -----------

LONG-TERM LIABILITIES
  Deferred rent                                                149,871       144,435
  Capital lease payable, net of current portion                 24,293            --
  Deferred income taxes, net of current portion                842,979     1,356,000
                                                           -----------   -----------
    TOTAL LIABILITIES                                       13,125,672    15,332,589
                                                           -----------   -----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Common stock - $.01 par value, 50,000,000
    shares authorized, 20,003,368 shares
    issued and outstanding                                     200,034       200,034
  Retained earnings                                          2,859,221     2,155,716
                                                           -----------   -----------
    TOTAL STOCKHOLDERS' EQUITY                               3,059,255     2,355,750
                                                           -----------   -----------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $16,184,927   $17,688,339
                                                           ===========   ===========

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                             PARADIGM HOLDINGS, INC.
                    (FORMERLY PARADIGM SOLUTIONS CORPORATION)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                    -------------------------   -------------------------
                                                       Three Months Ended           Nine Months Ended
                                                                     RESTATED                    RESTATED
                                                       Sept 30,      Sept 30,      Sept 30,      Sept 30,
                                                           2005          2004          2005          2004
-------------------------------------------------   -----------   -----------   -----------   -----------
Contract Revenue
  Service contracts                                 $10,524,664   $10,149,144   $31,691,621   $29,741,366
  Repair and maintenance contracts                    5,018,669     6,443,460    14,527,534    16,233,988
                                                    -----------   -----------   -----------   -----------
    Total contract revenue                           15,543,333    16,592,604    46,219,155    45,975,354
                                                    -----------   -----------   -----------   -----------
Cost of revenue
  Service contracts                                   8,417,929     8,396,336    25,603,568    25,475,741
  Repair and maintenance contracts                    4,699,727     6,200,501    13,528,080    14,880,293
                                                    -----------   -----------   -----------   -----------
    Total cost of revenue                            13,117,656    14,596,837    39,131,648    40,356,034
                                                    -----------   -----------   -----------   -----------

Gross margin                                          2,425,677     1,995,767     7,087,507     5,619,320

Selling, general and administrative                   1,996,307     2,216,522     5,876,367     6,106,561
                                                    -----------   -----------   -----------   -----------
Income (loss) from operations                           429,370      (220,755)    1,211,140      (487,241)
                                                    -----------   -----------   -----------   -----------
Other (expense) income
  Interest income                                         2,703         4,670         9,015        10,642
  Other income                                              162           185           501           529
  Interest expense                                      (53,396)      (13,969)     (154,961)      (46,052)
                                                    -----------   -----------   -----------   -----------
    Total other (expense) income                        (50,531)      ( 9,114)     (145,445)      (34,881)
                                                    -----------   -----------   -----------   -----------

Net income (loss) before income taxes               $   378,839   $  (229,869)  $ 1,065,695   $  (522,123)
                                                    -----------   -----------   -----------   -----------

Provision for income taxes                              131,452        25,368       362,190        29,850
                                                    -----------   -----------   -----------   -----------

Net income (loss)                                   $   247,387   $  (255,237)  $   703,505   $  (551,973)
                                                    -----------   -----------   -----------   -----------

Basic and diluted net income (loss) per
  common share                                      $      0.01   $     (0.01)  $      0.04   $     (0.03)
                                                    -----------   -----------   -----------   -----------

Basic and diluted weighted average common shares
  used  to compute net income (loss) per share       20,003,368    17,500,000    20,003,368    17,500,000
                                                    -----------   -----------   -----------   -----------

Pro-forma income tax provision (benefit)                131,452       (73,000)      362,190      (183,110)
                                                    -----------   -----------   -----------   -----------

Pro-forma net income (loss)                         $   247,387   $  (156,869)  $   703,505   $  (339,013)
                                                    -----------   -----------   -----------   -----------

Pro-forma basic and diluted net income (loss) per
  common share                                      $      0.01   $     (0.01)  $      0.04   $     (0.02)
                                                    -----------   -----------   -----------   -----------

Pro-forma basic and diluted weighted average common
 shares used to compute net income (loss) per share  20,003,368    17,500,000    20,003,368    17,500,000
                                                    -----------   -----------   -----------   -----------

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                             PARADIGM HOLDINGS, INC.
                    (FORMERLY PARADIGM SOLUTIONS CORPORATION)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                      RESTATED
Nine Months Ended September 30,                                  2005            2004
                                                         ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                     $    703,505    $   (551,973)

   ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET
   CASH PROVIDED BY OPERATING ACTIVITIES:
   Depreciation                                               275,053         219,158
   Loss on sale and disposal of assets                          40,722             --
   Deferred income taxes                                     (524,854)             --

  (INCREASE) DECREASE IN
      Accounts receivable - contracts                      (1,839,949)      4,284,897
      Inventory, net                                          (32,914)        (42,617)
      Prepaid expenses                                      4,086,518       1,576,900
      Other current assets                                     10,603          (7,736)
      Deposits                                                 (6,200)             --
   (DECREASE) INCREASE IN
      Accounts payable and accrued expenses                (1,044,262)     (2,189,221)
      Accrued salaries and related liabilities                210,367       1,090,521
      Deferred revenue                                     (1,283,092)        215,559
      Deferred rent                                             5,436          14,711
                                                         ------------    ------------
   NET CASH PROVIDED BY OPERATING ACTIVITIES                  600,933       4,610,199
                                                         ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                         (337,808)       (276,369)
  Proceeds from sale of assets                                300,000              --
                                                         ------------    ------------
    NET CASH USED BY INVESTING ACTIVITIES                     (37,808)       (276,369)

CASH FLOWS FROM FINANCING ACTIVITIES
  Bank overdraft                                              431,078        (695,980)
  Payments on capital lease                                    (5,056)
  Proceeds from line of credit                             32,289,074
  Payments on line of credit                              (32,326,434)     (3,000,000)
                                                         ------------    ------------
    NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES          388,662     (3,695,980)
                                                         ------------    ------------

    NET INCREASE IN CASH AND CASH EQUIVALENTS                 951,787         637,850

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                179,389          17,891
                                                         ------------    ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                 $  1,131,176    $    655,741
                                                         ============    ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Assets sold in exchange for a note receivable          $    750,000
                                                         ============    ============
  Cash paid for income taxes                             $    212,205    $     29,850
                                                         ============    ============
  Cash paid for interest                                 $    154,961    $     46,053
                                                         ============    ============
  Equipment purchased under capital lease                $     40,825    $
                                                         ============    ============

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                             PARADIGM HOLDINGS, INC.
                    (FORMERLY PARADIGM SOLUTIONS CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES ORGANIZATION

Paradigm Holdings, Inc. ("PDHO"), formerly Cheyenne Resources, Inc., was incorporated in the state of Wyoming on November 17, 1970. On November 3, 2004, Paradigm Holdings, Inc. entered into an Agreement and Plan of Reorganization with Paradigm Solutions Merger Corp. ("Merger Sub"), Paradigm Solutions Corporation ("PSC"), and the shareholders of PSC. Pursuant to the Agreement and Plan of Reorganization, the Merger Sub was merged with and into PSC, which was the surviving corporation, and became a wholly owned subsidiary of PDHO. In consideration of the merger, the PSC shareholders exchanged 13,699, or 100%, of their common stock for 17,500,000 shares of common stock of PDHO.

Although PDHO is the legal acquirer in the acquisition, and remains the registrant with the SEC, under generally accepted accounting principles, the acquisition was accounted for as a reverse acquisition, whereby PSC is considered the "acquirer" of PDHO for financial reporting purposes. The following factors were considered: 1) PSC's shareholders controlled more than 50% of the post acquisition combined entity, 2) management, after the acquisition, is that of PSC, 3) PDHO had no assets and an immaterial amount of liabilities as of the acquisition date, and 4) continuing operations of the business are that of PSC.

Effective November 3, 2004, PDHO conducts business through its wholly owned subsidiary Paradigm Solutions Corporation. On December 17, 2004, PSC formed a wholly owned subsidiary, Paradigm Solutions International, Inc. ("PSI"). The accompanying consolidated financial statements include the accounts of PDHO, PSC and PSI (collectively, the "Company"). All significant inter-company balances and transactions have been eliminated in consolidation.

The Company is a full-service information technology (IT) and business solutions provider offering a wide range of technical support and management services to improve the operational efficiency of government and industry. The Company graduated from the Small Business Administration's 8(a) Business Development program on October 13, 2004. Today, the Company possesses a portfolio of flexible contract vehicle arrangements to expedite delivery of information technology services and solutions to clients across the federal government.

The consolidated condensed financial statements included herein have been prepared by Paradigm Holdings, Inc. (the Company) without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations; however, the Company believes that the disclosures are adequate to make the information presented not misleading. The condensed financial statements included herein should be read in conjunction with the financial statements and the notes thereto included in the Company's 2004 Form 10-K.

In the opinion of the registrant, the accompanying financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position of the Company at September 30, 2005 and December 31, 2004, its results of operations for the quarter and nine months ended September 30, 2005 and September 30, 2004, and its cash flows for the nine months ended September 30, 2005 and September 30, 2004.

SUBSEQUENT EVENTS

On October 14, 2005, Paradigm Holdings, Inc., a Wyoming corporation ("Paradigm Holdings"), Paradigm Solutions International, Inc., a Maryland corporation and wholly-owned subsidiary of Paradigm Holdings ("PSI"), Blair Management Services, Inc. t/d/b/a Blair Technology Group, a Pennsylvania corporation ("Blair") and the shareholders of Blair (collectively, the "Shareholders") consummated a merger transaction pursuant to the terms of that certain Merger Agreement (the "Merger Agreement"), whereby Blair was merged with and into PSI. PSI is the surviving corporation and will continue its corporate existence under the laws of the State of Maryland as a wholly-owned subsidiary of Paradigm Holdings. Pursuant to the Merger Agreement, the Shareholders exchanged all of the issued and outstanding capital stock of Blair in exchange for (i) One Million Dollars (US $1,000,000) and (ii) five hundred thousand shares of common stock, par value $0.001 per share, of Paradigm Holdings (the "Shares"). Pursuant to the Merger Agreement and an Escrow Agreement entered into by the parties, sixty thousand (60,000) of the Shares will be held in escrow for a period of one (1) year from the date of closing subject to the terms and conditions of the Merger Agreement. In addition, under the terms of the Merger Agreement, Paradigm Holdings will issue to the Shareholders up to an additional 350,000 shares of common stock of Paradigm Holdings pursuant to an earn-out provision.

At the October 14, 2005 share price of $3.00, the transaction has a total purchase price of $3,550,000 assuming all earn-out provisions are achieved.

Blair Technology Group was founded in 1992. The Company has provided business continuity and information technology security solutions to over 300 commercial customers in a variety of industries including finance, healthcare and energy.

The acquisition of Blair Technology Group allows Paradigm Holdings to combine the OpsPlanner software suite with Blair's extensive credentials in the business continuity arena. Paradigm Holdings can now offer our customers a comprehensive business continuity solution. The acquisition also allows Paradigm Holdings to expand its presence in the commercial marketplace. For the year ended December 31, 2004, Blair generated $4.6 million in revenue and $0.4 million in net income.

At the closing of the merger, PSI entered into employment agreements with Messrs. Kristofco, Duffy and Fochler.

On October 12, 2005, Thomas J. Kristofco and Paradigm Solutions International, a wholly owned subsidiary of Paradigm Holdings, entered into an Employment Agreement with an effective date of October 16, 2005. The agreement has a term of three years and is renewable for additional terms of one (1) year unless either party provides the other with notice at least ninety (90) days prior to the date the employment term would otherwise renew. Paradigm Solutions International can terminate the agreement by providing at least thirty (30) days' advance written notice to Mr. Kristofco. In the event that Paradigm Solutions International terminates the agreement, other than in connection with a change of control of Paradigm Solutions International and other than for cause, Paradigm Solutions International is obligated to continue to pay Mr. Kristofco's base salary and benefits for a period that is the greater of: (i) the remainder of the initial employment term or (ii) twelve (12) months from the date of termination. In addition, in the event Paradigm Solutions International terminates the agreement, other than in connection with a change of control or for cause, any and all options granted to Mr. Kristofco will become automatically and immediately vested and exercisable. Under the agreement, Mr. Kristofco shall receive an annual salary of $200,000 for the period of October 16, 2005 through October 15, 2006, $220,000 for the period of October 16, 2006 through October 15, 2007, and $242,000 for the period of October 16, 2007 through October 15, 2008. Mr. Kristofco is entitled to participate in any health insurance, accident insurance, hospitalization insurance, life insurance, pension, or any other similar plan or benefit provided by Paradigm Solutions International to its executives or employees generally, including any stock option plan. Mr. Kristofco is eligible for bonus compensation as a result of the business unit's operations. Mr. Kristofco shall receive a pool of money equal to one fourth of the amount, if any, by which the business unit's EBITDA exceed the budgeted amounts of EBITDA for each of the three, 12 month periods ended on October 31, 2008. The three measurement periods and their respective EBITDA budgeted amounts are $600,000 for the period November 1, 2005 through October 31, 2006, $750,000 for the period November 1, 2006 through October 31, 2007 and $900,000 for the period November 1, 2007 through October 31, 2008. Such bonus compensation pool will be divided among those of the three former principals of Blair Technology Group then employed by the Company in proportion to their respective individual base salary in relation to total combined base salary of all such principals who are then still employed by the Company at the end of the respective measurement period; provided, however, that if Mr. Kristofco is not employed by the Company at the end of the applicable measurement period, he shall share in the bonus pool, on a pro rata basis based on the portion of the measurement period that he was so employed, unless he was terminated for cause or voluntarily resigned without good reason, in either of which events he shall not share in the bonus pool.

On October 12, 2005, Robert J. Duffy and Paradigm Solutions International, a wholly owned subsidiary of Paradigm Holdings, entered into an Employment Agreement with an effective date of October 16, 2005. The agreement has a term of three years and is renewable for additional terms of one (1) year unless either party provides the other with notice at least ninety (90) days prior to the date the employment term would otherwise renew. Paradigm Solutions International can terminate the agreement by providing at least thirty (30) days' advance written notice to Mr. Duffy. In the event that Paradigm Solutions International terminates the agreement, other than in connection with a change of control of Paradigm Solutions International and other than for cause, Paradigm Solutions International is obligated to continue to pay Mr. Duffy's base salary and benefits for a period that is the greater of: (i) the remainder of the initial employment term or (ii) twelve (12) months from the date of termination. In addition, in the event Paradigm Solutions International terminates the agreement, other than in connection with a change of control or for cause, any and all options granted to Mr. Duffy will become automatically and immediately vested and exercisable. Under the agreement, Mr. Duffy shall receive an annual salary of $180,000 for the period of October 16, 2005 through October 15, 2006, $198,000 for the period of October 16, 2006 through October 15, 2007, and $218,000 for the period of October 16, 2007 through October 15, 2008. Mr. Duffy is entitled to participate in any health insurance, accident insurance, hospitalization insurance, life insurance, pension, or any other similar plan or benefit provided by Paradigm Solutions International to its executives or employees generally, including any stock option plan. Mr.

Duffy is eligible for bonus compensation as a result of the business unit's operations. Mr. Duffy shall receive a pool of money equal to one fourth of the amount, if any, by which the business unit's EBITDA exceed the budgeted amounts of EBITDA for each of the three, 12 month periods ended on October 31, 2008. The three measurement periods and their respective EBITDA budgeted amounts are $600,000 for the period November 1, 2005 through October 31, 2006, $750,000 for the period November 1, 2006 through October 31, 2007 and $900,000 for the period November 1, 2007 through October 31, 2008. Such bonus compensation pool will be divided among those of the three former principals of Blair Technology Group then employed by the Company in proportion to their respective individual base salary in relation to total combined base salary of all such principals who are then still employed by the Company at the end of the respective measurement period; provided, however, that if Mr. Duffy is not employed by the Company at the end of the applicable measurement period, he shall share in the bonus pool, on a pro rata basis based on the portion of the measurement period that he was so employed, unless he was terminated for cause or voluntarily resigned without good reason, in either of which events he shall not share in the bonus pool.

On October 12, 2005, Stephen M. Fochler and Paradigm Solutions International, a wholly owned subsidiary of Paradigm Holdings, entered into an Employment Agreement with an effective date of October 16, 2005. The agreement has a term of three years and is renewable for additional terms of one (1) year unless either party provides the other with notice at least ninety (90) days prior to the date the employment term would otherwise renew. Paradigm Solutions International can terminate the agreement by providing at least thirty (30) days' advance written notice to Mr. Fochler. In the event that Paradigm Solutions International terminates the agreement, other than in connection with a change of control of Paradigm Solutions International and other than for cause, Paradigm Solutions International is obligated to continue to pay Mr. Fochler's base salary and benefits for a period that is the greater of: (i) the remainder of the initial employment term or (ii) twelve (12) months from the date of termination. In addition, in the event Paradigm Solutions International terminates the agreement, other than in connection with a change of control or for cause, any and all options granted to Mr. Fochler will become automatically and immediately vested and exercisable. Under the agreement, Mr. Fochler shall receive an annual salary of $120,000 for the period of October 16, 2005 through October 15, 2006, $132,000 for the period of October 16, 2006 through October 15, 2007, and $145,000 for the period of October 16, 2007 through October 15, 2008. Mr. Fochler is entitled to participate in any health insurance, accident insurance, hospitalization insurance, life insurance, pension, or any other similar plan or benefit provided by Paradigm Solutions International to its executives or employees generally, including any stock option plan. Mr. Fochler is eligible for bonus compensation as a result of the business unit's operations. Mr. Fochler shall receive a pool of money equal to one fourth of the amount, if any, by which the business unit's EBITDA exceed the budgeted amounts of EBITDA for each of the three, 12 month periods ended on October 31, 2008. The three measurement periods and their respective EBITDA budgeted amounts are $600,000 for the period November 1, 2005 through October 31, 2006, $750,000 for the period November 1, 2006 through October 31, 2007 and $900,000 for the period November 1, 2007 through October 31, 2008. Such bonus compensation pool will be divided among those of the three former principals of Blair Technology Group then employed by the Company in proportion to their respective individual base salary in relation to total combined base salary of all such principals who are then still employed by the Company at the end of the respective measurement period; provided, however, that if Mr. Fochler is not employed by the Company at the end of the applicable measurement period, he shall share in the bonus pool, on a pro rata basis based on the portion of the measurement period that he was so employed, unless he was terminated for cause or voluntarily resigned without good reason, in either of which events he shall not share in the bonus pool.

DESCRIPTION OF CRITICAL ACCOUNTING POLICIES

The preparation of these consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an ongoing basis, management evaluates its estimates including those related to contingent liabilities, revenue recognition, and other intangible assets. Management bases its estimates on historical experience and on various other factors that are believed to be reasonable at the time the estimates are made. Actual results may differ from these estimates under different assumptions or conditions.

Our management routinely makes judgments and estimates about the effects of matters that are inherently uncertain. As the number of variables and assumptions affecting the probable future resolution of the uncertainties increase, these judgments become even more subjective and complex. We have identified certain accounting policies, described below, that are the most important to the portrayal of our current financial condition and results of operations.

USE OF ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

Revenue from time and materials contracts is recognized as costs are incurred at amounts represented by the agreed-upon billing amounts.

Fixed price labor hour and level of effort contracts involve defined numbers of hours or categories of personnel. Revenue on fixed unit price contracts, where specific units of output under service agreements are delivered, is recognized as units are delivered based on the specific price per unit. Fixed price maintenance contracts are recognized as revenue on a pro-rata basis over the life of the contract.

In certain arrangements, the Corporation enters into contracts that include the delivery of a combination of two or more of its service offerings. Such contracts are divided into separate units of accounting and revenue is recognized separately, and in accordance with, the Corporation's revenue recognition policy for each element.

Software revenue recognition is in accordance with AICPA Statement of Position 97-2. Since the Company has not established VSOE, recognition of revenue from the sale of licenses is over the term of the contract.

Revenue from cost-type contracts is recognized as costs are incurred on the basis of direct costs plus allowable operating costs and expenses and an allocable portion of the fixed fee.

The Company is subject to audits from federal government agencies. The Company has reviewed its contracts and determined there is no material risk of financial adjustments due to government audit. To date, we have not had any adjustments as a result of a government audit of our contracts.

Revenue recognized on contracts for which billings have not yet been presented to customers is included in the Accounts Receivable - contracts classification on the accompanying Balance Sheets.

Deferred revenue relates to contracts for which customers pay in advance for services to be performed at a future date. The Corporation recognizes deferred revenue attributable to our maintenance contracts over the related service periods, which run through 2005. Revenue related to our OpsPlanner offering, including consulting, software subscriptions and technical support, is deferred and recognized over the appropriate contract service period. These payments are nonrefundable.

COST OF REVENUE

Cost of revenue for service contracts consist primarily of labor, consultant, subcontract, materials, travel expenses and an allocation of indirect costs attributable to the performance of the contract.

Cost of revenue for repair and maintenance contracts consist primarily of labor, consultant, subcontract, materials, travel expenses and an allocation of indirect costs attributable to the performance of the contract.

MAJOR CUSTOMERS

During the nine months ended September 30, 2005 and 2004, the Company's revenues generated from five major customers, totaled 98% and 99% of total revenue, respectively. The Company's accounts receivable related to these five major customers were 98% and 99% of total accounts receivable at the end of the respective periods. The Company defines major customer as a government agency or individual commercial customer.

INVENTORY

Inventory consists of replacement printer parts and is stated at the lower of cost or market using the FIFO method. As of September 30, 2005, the Company had no inventory remaining.

INCOME TAXES

Prior to November 5, 2004, Paradigm Solutions Corporation was treated as an S Corporation, and therefore, did not pay Federal and state corporate income taxes since the tax attributes of the entity were reported on the stockholders' tax returns. Paradigm Solutions Corporation filed its income tax returns on the cash basis of accounting, whereby revenue was recognized when received and expenses were recognized when paid. Effective November 5, 2004, Paradigm Solutions Corporation revoked its S-Corporation status and therefore is subject to income taxes at the corporate level.

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

PRO FORMA FINANCIAL DATA:

The unaudited pro forma information for the periods set forth below is based on the operations of Paradigm Solutions Corporation and is prepared as if the Corporation had been a C Corporation at the beginning of each period assuming a tax provision of 38.6%.

                                                                        Three Months Ended                   Nine Months Ended
STATEMENT OF OPERATION DATA:                                                       Restated                            Restated
(in thousands, except per share data)                            Sept 30,          Sept 30,          Sept 30,          Sept 30,
                                                                     2005              2004              2005              2004
                                                                ---------         ---------         ---------         ---------
Net income (loss) before income taxes                                 379              (230)            1,066              (522)
Income tax provision                                                  132               (73)              362              (183)
(benefit)
Net income                                                            247              (157)              704              (339)
(loss)
Basic and diluted net income (loss) per common share            $    0.01         $   (0.01)        $    0.04         $   (0.02)
Weighted average common shares outstanding                         20,003             17,500           20,003            17,500

2. COMPENSATION AND EMPLOYMENT AGREEMENTS

On September 28, 2005, Mr. Sawchak and Paradigm Holdings entered into an Employment Agreement with an effective date of September 19, 2005. The agreement has a term of two years and is renewable for additional terms of one (1) year unless either party provides the other with notice at least ninety (90) days prior to the date the employment term would otherwise renew. Paradigm Holdings can terminate the agreement by providing at least thirty (30) days' advance written notice to Mr. Sawchak. In the event that Paradigm Holdings terminates the agreement, other than in connection with a change of control of Paradigm Holdings and other than for cause, Paradigm Holdings is obligated to continue to pay Mr. Sawchak's base salary and benefits for a period that is the greater of:
(i) the remainder of the initial employment term or (ii) twelve (12) months from the date of termination. In addition, in the event Paradigm Holdings terminates the agreement, other than in connection with a change of control or for cause, any and all options granted to Mr. Sawchak will become automatically and immediately vested and exercisable. Under the agreement, Mr. Sawchak receives $200,000 in annual salary and is entitled to participate in any health insurance, accident insurance, hospitalization insurance, life insurance, pension, or any other similar plan or benefit provided by Paradigm Holdings to its executives or employees generally, including any stock option plan.

Effective April 1, 2005, Samar Ghadry and Paradigm Solutions Corporation, a wholly-owned subsidiary of Paradigm Holdings, entered into a Letter Agreement pursuant to which Ms. Ghadry and Paradigm Solutions Corporation agreed and acknowledged that Ms. Ghadry's employment with Paradigm Solutions Corporation ended effective April 1, 2005. Pursuant to the terms of the Letter Agreement, Paradigm Solutions Corporation agreed to pay Ms. Ghadry severance pay in an amount equal to Ms. Ghadry's base pay for nine months in accordance with Paradigm Solutions Corporation's normal payroll practices. Paradigm Solutions Corporation agreed to pay Ms. Ghadry a bonus for the first quarter of 2005 equal to $20,250. In addition, Paradigm Holdings agreed to register 1,575,000 shares of common stock owned by Ms. Ghadry. Further, Ms. Ghadry agreed that she will not, except with the prior written approval of Paradigm Holdings, engage in a disposition with respect to 100% of these shares until the earlier to occur of: (i) the date of the closing of a financing through the sale of debt or equity securities in which Paradigm Holdings receives in one or a series of transactions gross proceeds in an amount equal to at least $3 million or (ii) September 30, 2005. Ms. Ghadry also agreed that, when she is able to sell her shares of common stock, that she will not sell more than 2,000 shares in any single business day; however, in the event the average daily volume of the shares of Paradigm Holdings' common stock exceeds 10,000 shares for a period of 5 consecutive business days, Ms. Ghadry may sell up to an aggregate of 4,000 shares per day, commencing on the first business day thereafter and continuing so long as the average 5-day daily volume continues to exceed 10,000 shares. Ms. Ghadry and Paradigm Holdings agreed that, to the extent allowed by law and with the express written approval of the President and Chief Operating Officer of Paradigm Holdings, Ms. Ghadry may sell her shares to a bona fide purchaser in a private placement provided such purchaser agrees to be subject to the terms of the Letter Agreement.

3. CONTRACT STATUS

The Company has authorized but uncompleted contracts on which work is in progress at September 30, 2005 approximately, as follows:

Total contract prices of initial contract awards, including

  Total contract prices of initial contract awards, including
  exercised options and approved change orders (modifications)   $ 184,193,000
  Completed to date                                               (157,814,000)
  -----------------------------------------------------------------------------
  AUTHORIZED BACKLOG                                             $  26,379,000
                                                                 ==============

The foregoing contracts contain unfunded and unexercised options not reflected in the above amounts of approximately $75,409,000.

4. NOTE PAYABLE - LINE OF CREDIT

On July 28, 2005, the Company entered into a two year Loan and Security Agreement with Chevy Chase Bank that provides for a revolving line of credit facility of up to $9 million. The agreement became effective August 4, 2005. The revolving line of credit will be used to borrow revolving loans for working capital and general corporate purposes.

The revolving loans under the Chevy Chase Bank Loan and Security Agreement are secured by a first priority lien on substantially all of the assets of the Company, excluding intellectual property and real estate. Under the agreement, the line is due on demand and interest is payable monthly depending on the Corporation's leverage ratio at the LIBOR rate plus the applicable spread which ranges from 2.25% to 3.00%. Under the terms of the agreement, the Corporation may borrow up to the lesser of $9,000,000 or 90% of eligible U.S. Government receivables plus 80% of eligible commercial receivables plus 75% of the aggregate amount of billable but unbilled accounts to a maximum of $3,000,000. The Loan and Security Agreement requires that the Company maintain the following covenants and ratios: (1) minimum tangible net worth of $2,000,000 plus 50% of Company's net income for each fiscal year beginning with fiscal year ending December 31, 2005; (2) debt coverage ratio of not less than 1.500 to 1.000; (3) maximum leverage ratio of 5.50 to 1.00, which will be decreased to 5.25 to 1.00 by December 31, 2005 and 4.00 to 1.00 by December 31, 2006. All working capital, as it relates to these covenants and ratio requirements will be evaluated as of quarter-end. The Company was in compliance with all covenant requirements as of September 30, 2005.

The Loan and Security Agreement contains events of default that include among other things, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, cross default to certain other indebtedness, bankruptcy and insolvency events, change of control and material judgments. Upon occurrence of an event of default, Chevy Chase Bank is entitled to, among other things, accelerate all obligations of the Company and sell the Company's assets to satisfy the Company's obligations under the Loan and Security Agreement.

The Company terminated its line of credit agreement with SunTrust Bank effective September 1, 2005.

5. RESTATEMENT

The Company has restated certain financial statements to resolve the following items:

      o Break-out expenses previously reported as "Other Operating Costs and Expenses" into Cost of Revenue and Selling, General and Administrative expenses. Although there is no impact on total revenue, net income or earnings-per-share, the gross margin for each year reported has changed.

      o For the nine months ended September 30, 2004, the Company restated Revenue and Cost of Revenue balances for our federal maintenance contracts and federal service contracts. The adjustment had no impact on total revenue, net income or earnings-per-share.

      o The Company restated the results of the first, second and third quarters of 2004, as reported in the Company's SB-2 filing on February 11, 2005, to recognize revenue in the proper periods on the Department of Treasury LTMCC contract.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
PARADIGM HOLDINGS, INC.
(FORMERLY PARADIGM SOLUTIONS CORPORATION)
Rockville, Maryland

We have audited the accompanying Consolidated Balance Sheets of PARADIGM HOLDINGS, INC. (FORMERLY PARADIGM SOLUTIONS CORPORATION) AND SUBSIDIARIES as of December 31, 2004 and 2003, and the related Consolidated Statements of Operations, Stockholders' Equity and Cash Flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PARADIGM HOLDINGS, INC. (FORMERLY PARADIGM SOLUTIONS CORPORATION) AND SUBSIDIARIES as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedules for each of the three years in the period ended December 31, 2004, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 16, the financial statements referred to above have been restated to break-out certain expenses previously reported as "indirect costs" into cost of revenue and selling, general and administrative expenses and to restate revenue and cost of revenue balances related to the federal maintenance contracts and federal service contracts.

                /s/ Aronson & Company

                Rockville, Maryland
                February 11, 2005, except for Notes 5 and 16, as to which the dates are July 25, 2005 and September 28, 2005, respectively

                             PARADIGM HOLDINGS, INC.
                    (FORMERLY PARADIGM SOLUTIONS CORPORATION)
                           CONSOLIDATED BALANCE SHEETS

December 31,                                            2004              2003
------------------------------------------      ------------      ------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                     $    179,389      $     17,890
  Accounts receivable - contracts                 11,478,901        14,494,968
  Inventory, net                                     616,020           540,005
  Prepaid expenses                                 4,239,770         2,220,991
  Other current assets                                89,890            17,414
                                                ------------      ------------
    TOTAL CURRENT ASSETS                          16,603,970        17,291,268
                                                ------------      ------------

PROPERTY AND EQUIPMENT, AT COST
  Furniture and fixtures                             124,845           117,920
  Software                                           221,965            82,051
  Leasehold improvements                             121,000           102,531
  Equipment                                        1,043,725           916,922
                                                ------------      ------------

    TOTAL PROPERTY AND EQUIPMENT                   1,511,535         1,219,424
                                                ------------      ------------
      Less:  Accumulated depreciation               (504,348)         (204,690)
                                                ------------      ------------
    NET PROPERTY AND EQUIPMENT                     1,007,187         1,014,734
                                                ------------      ------------

OTHER ASSETS
  Deposits                                         77,182               76,207
                                                ------------       ------------
    TOTAL ASSETS                                $ 17,688,339      $ 18,382,209
                                                ============      ============

The accompanying Notes to Financial Statements are an integral part of these financial statements.

                             PARADIGM HOLDINGS, INC.
                    (FORMERLY PARADIGM SOLUTIONS CORPORATION)
                           CONSOLIDATED BALANCE SHEETS

December 31,                                                                             2004               2003
--------------------------------------------------------------------------------      -----------        -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Bank overdraft                                                                      $ 1,046,160        $   695,980
  Note payable - line of credit                                                         3,220,072          3,000,000
  Accounts payable and accrued expenses                                                 5,476,967          4,514,721
  Accrued salaries and related liabilities                                              1,812,545          1,601,297
  Deferred income taxes                                                                  527,000
  Deferred revenue                                                                      1,749,410          2,328,690
                                                                                      -----------        -----------
    TOTAL CURRENT LIABILITIES                                                          13,832,154         12,140,688
                                                                                      -----------        -----------

LONG-TERM LIABILITIES
  Deferred rent                                                                           144,435            115,012
  Deferred income taxes, net of current portion                                         1,356,000
                                                                                      -----------        -----------
    TOTAL LIABILITIES                                                                  15,332,589         12,255,700
                                                                                      -----------        -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (AS RESTATED, NOTE 11)
  Common stock - $.01 par value, 50,000,000 shares authorized, 20,003,368 and
    17,500,000 shares issued and outstanding as of 2004 and 2003, respectively            200,034            175,000
  Retained earnings                                                                     2,155,716          5,951,509
                                                                                      -----------        -----------
    TOTAL STOCKHOLDERS' EQUITY                                                          2,355,750          6,126,509
                                                                                      -----------        -----------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                        $17,688,339        $18,382,209
                                                                                      ===========        ===========

The accompanying Notes to Financial Statements are an integral part of these financial statements.

                             PARADIGM HOLDINGS, INC.
                    (FORMERLY PARADIGM SOLUTIONS CORPORATION)
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                        RESTATED             RESTATED             RESTATED
Years Ended December 31,                                                  2004                 2003                 2002
----------------------------------------------------------------      ------------         ------------         ------------
CONTRACT REVENUE
  Service contracts                                                   $ 39,487,603         $ 36,091,375         $ 26,656,972
  Repair and maintenance contracts                                      22,268,698           15,114,617           11,016,120
                                                                      ------------         ------------         ------------
    TOTAL CONTRACT REVENUE                                              61,756,301           51,205,992           37,673,092
                                                                      ------------         ------------         ------------

Cost of revenue
  Service contracts                                                     33,950,665           32,675,562           23,023,558
  Repair and maintenance contracts                                      20,594,289           13,134,103            9,396,121
                                                                      ------------         ------------         ------------
    Total cost of revenue                                               54,544,954           45,809,665           32,419,679
                                                                      ------------         ------------         ------------

Gross margin                                                             7,211,347            5,396,327            5,253,413

Selling, general and administrative                                      8,994,477            4,950,853            2,889,944
                                                                      ------------         ------------         ------------
Income (loss) from operations                                           (1,783,130)             445,474            2,363,469
                                                                      ------------         ------------         ------------

Other (expense) income
  Interest income - stockholder                                                                   1,607                4,039
  Interest income - other                                                   12,529               20,085               30,665
  Interest expense                                                         (61,920)                (290)              (2,741)
                                                                      ------------         ------------         ------------
    Total other (expense) income                                           (49,391)              21,402               31,963
                                                                      ------------         ------------         ------------

Net income (loss) before income taxes                                   (1,832,521)        $    466,876         $  2,395,432
                                                                      ------------         ------------         ------------

Provision for income taxes                                               1,934,380               35,125                7,529
                                                                      ------------         ------------         ------------

Net income (loss)                                                     $ (3,766,901)        $    431,751         $  2,387,903
                                                                      ------------         ------------         ------------

Basic and diluted net income (loss) per common share                  $      (0.21)        $       0.03         $       0.14
                                                                      ------------         ------------         ------------

Basic and diluted weighted average common share used to
  compute net income per share                                          17,896,709           17,500,000           17,500,000
                                                                      ------------         ------------         ------------

Pro-forma provision (benefit) for income taxes (Note 12)                  (707,353)             180,214              924,636
                                                                      ------------         ------------         ------------

Pro-forma net income (loss)                                             (1,125,168)             286,662            1,470,796
                                                                      ------------         ------------         ------------

Pro-forma basic and diluted net income (loss) per common share        ($      0.06)        $       0.02         $       0.08
                                                                      ------------         ------------         ------------

Pro-forma weighted average common shares outstanding                    17,896,709           17,500,000           17,500,000
                                                                      ------------         ------------         ------------

The accompanying Notes to Financial Statements are an integral part of these financial statements.

                             PARADIGM HOLDINGS, INC.
                    (FORMERLY PARADIGM SOLUTIONS CORPORATION)
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                 Common Stock
                                                       ------------------------------
Years Ended December 31, 2004, 2003 and                                                        Retained
  2002                                                    Share              Amount            Earnings             Total
---------------------------------------------------    -----------        -----------        -----------         -----------
Balance, January 1, 2002
  (as Restated, Note 11)                                17,500,000        $   175,000        $ 3,313,855         $ 3,306,855

Net Income                                                                                     2,387,903           2,387,903
                                                        ----------        -----------        -----------         -----------
Balance, December 31, 2002                              17,500,000            175,000          5,519,758           5,694,758

Net Income                                                                                       431,751             431,751
                                                        ----------        -----------        -----------         -----------
Balance, December 31, 2003                              17,500,000            175,000          5,951,509           6,126,509

Recapitalization and Net Liabilities Assumed as
  a Result of Reverse Merger                             2,503,368             25,034            (28,892)             (3,858)

Net Loss                                                                                      (3,766,901)         (3,766,901)
                                                       -----------        -----------        -----------         -----------
Balance, December 31, 2004                              20,003,368        $   200,034        $ 2,155,716         $ 2,355,750
                                                       -----------        -----------        -----------         -----------

The accompanying Notes to Financial Statements are an integral part of these financial statements.

                             PARADIGM HOLDINGS, INC.
                    (FORMERLY PARADIGM SOLUTIONS CORPORATION)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,                                                  2004                 2003                 2002
---------------------------------------------------------------       ------------         ------------         ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                                   $ (3,766,901)        $    431,751         $  2,387,903

ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET CASH USED BY
  OPERATING ACTIVITIES:
  Depreciation                                                             299,658              159,292               48,001
  Loss on disposal                                                              --               24,315                   --
    (INCREASE) DECREASE IN
      Accounts receivable - contracts                                    3,016,067           (5,983,859)          (2,167,584)
      Inventory, net                                                       (76,015)            (540,005)
      Prepaid expenses                                                  (2,018,779)            (839,719)            (640,356)
      Other current assets                                                 (72,476)             (14,724)              (6,453)
      Deposits                                                                (975)             (57,139)              (4,473)
    (DECREASE) INCREASE IN
      Accounts payable and accrued expenses                                958,387            1,964,129               32,437
      Accrued salaries and related liabilities                             211,248              788,853              276,182
      Deferred income taxes                                              1,883,000                   --                   --
      Deferred revenue                                                    (579,280)           2,328,690                   --
      Deferred rent                                                         29,423              115,012                   --
                                                                      ------------         ------------         ------------
        NET CASH USED BY OPERATING ACTIVITIES                             (116,643)          (1,623,404)             (74,343)
                                                                      ------------         ------------         ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                                      (292,110)          (1,042,859)            (108,559)
  Repayment of notes receivable - stockholder                                    0               47,510               19,453
                                                                      ------------         ------------         ------------
    NET CASH USED BY INVESTING ACTIVITIES                                 (292,110)            (995,349)             (89,106)
                                                                      ------------         ------------         ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Bank overdraft                                                           350,180             (635,385)             913,142
  Proceeds from line of credit                                          37,673,041            7,214,629            1,757,040
  Payments on line of credit                                           (37,452,969)          (4,573,448)          (1,928,186)
                                                                      ------------         ------------         ------------
    NET CASH PROVED BY FINANCING ACTIVITIES                                570,252            2,005,796              741,996
                                                                      ------------         ------------         ------------

    NET (DECREASE) INCREASE IN CASH                                        161,499             (612,957)             578,547

CASH, BEGINNING OF YEAR                                                     17,890              630,847               52,300
                                                                      ------------         ------------         ------------

CASH, END OF YEAR                                                     $    179,389         $     17,890         $    630,847
                                                                      ============         ============         ============

SUPPLEMENT DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid for  income taxes                                         $    747,486         $     35,125         $      7,529
                                                                      ============         ============         ============

  Cash paid for interest                                              $     61,920         $        290         $      2,741
                                                                      ============         ============         ============

The accompanying Notes to Financial Statements are an integral part of these financial statements.

                             PARADIGM HOLDINGS, INC.
                    (FORMERLY PARADIGM SOLUTIONS CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES ORGANIZATION

Paradigm Holdings, Inc. (PDHO), formerly Cheyenne Resources, Inc., was incorporated in the state of Wyoming on November 17, 1970. On November 3, 2004, Paradigm Holdings, Inc. entered into an Agreement and Plan of Reorganization with Paradigm Solutions Merger Corp. (Merger Sub), Paradigm Solutions Corporation (PSC), and the shareholders of PSC. Pursuant to the Agreement and Plan of Reorganization, the Merger Sub was merged with and into PSC, which was the surviving corporation, and became a wholly owned subsidiary of PDHO. In consideration of the merger, the PSC shareholders exchanged 13,699, or 100%, of their common stock for 17,500,000 shares of common stock of PDHO.

Although PDHO is the legal acquirer in the acquisition, and remains the registrant with the SEC, under generally accepted accounting principles, the acquisition was accounted for as a reverse acquisition, whereby PSC is considered the "acquirer" of PDHO for financial reporting purposes. The following factors were considered: 1) PSC's shareholders controlled more than 50% of the post acquisition combined entity, 2) management, after the acquisition, is that of PSC, 3) PDHO had no assets and an immaterial amount of liabilities as of the acquisition date, and 4) continuing operations of the business are that of PSC.

Effective November 3, 2004, PDHO conducts business through its wholly owned subsidiary Paradigm Solutions Corporation. On December 17, 2004, PDHO formed a wholly owned subsidiary, Paradigm Solutions International, Inc. (PSI). The accompanying consolidated financial statements include the accounts of PDHO, PSC and PSI (collectively, the Corporation). All significant inter-company balances and transactions have been eliminated in consolidation.

The Corporation is a full-service information technology (IT) and business solutions provider offering a wide range of technical support and management services to improve the operational efficiency of government and industry. The Corporation graduated from the Small Business Administration's 8(a) Business Development program on October 13, 2004. Today, the Corporation possesses a portfolio of flexible contract vehicles arrangements to expedite delivery of information technology services and solutions to clients across the federal government.

Use Of Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash And Cash Equivalents

For purposes of financial statement presentation, the Corporation considers all highly liquid debt instruments with initial maturities of ninety days or less to be cash equivalents. The Corporation maintains cash balances which may exceed federally insured limits. Management does not believe that this results in any significant credit risk.

Fair Value Of Financial Instruments

At December 31, 2004 and 2003, the carrying value of current financial instruments such as cash, accounts receivable, accounts payable, and accrued liabilities approximated their market values, based on the short-term maturities of these instruments. Fair value is determined based on expected cash flows, discounted at market rates, and other appropriate valuation methodologies.

Revenue Recognition

Revenue from time and materials contracts is recognized as costs are incurred at amounts represented by the agreed-upon billing amounts.

Fixed price labor hour and level of effort contracts involve defined numbers of hours or categories of personnel. Revenue on fixed unit price contracts, where specific units of output under service agreements are delivered, is recognized as units are delivered based on the specific price per unit. Fixed price maintenance contracts are recognized as revenue on a pro-rata basis over the life of the contract.

In certain arrangements, the Corporation enters into contracts that include the delivery of a combination of two or more of its service offerings. Such contracts are divided into separate units of accounting and revenue is recognized separately, and in accordance with, the Corporation's revenue recognition policy for each element.

Software revenue recognition is in accordance with AICPA Statement of Position 97-2. Since the Company has not established VSOE, recognition of revenue from the sale of licenses is over the term of the contract.

Revenue from cost-type contracts is recognized as costs are incurred on the basis of direct costs plus allowable operating costs and expenses and an allocable portion of the fixed fee.

The Company is subject to audits from federal government agencies. The Company has reviewed its contracts and determined there is no material risk of financial adjustments due to government audit. To date, we have not had any adjustments as a result of a government audit of our contracts.

Revenue recognized on contracts for which billings have not yet been presented to customers is included in the Accounts Receivable - contracts classification on the accompanying Balance Sheets.

Deferred revenue relates to contracts for which customers pay in advance for services to be performed at a future date. The Corporation recognizes deferred revenue attributable to our maintenance contracts over the related service periods, which run through 2005. Revenue related to our OpsPlanner offering, including consulting, software subscriptions and technical support, is deferred and recognized over the appropriate contract service period. These payments are nonrefundable.

Cost Of Revenue

Cost of revenue for service contracts consist primarily of labor, consultant, subcontract, materials, travel expenses and an allocation of indirect costs attributable to the performance of the contract.

Cost of revenue for repair and maintenance contracts consist primarily of labor, consultant, subcontract, materials, travel expenses and an allocation of indirect costs attributable to the performance of the contract.

Major Customers

During the years ended December 31, 2004, 2003 and 2002, the Corporation's revenues generated from three major customers, totaled 84%, 92% and 76% of total revenue, respectively. The Corporation's accounts receivable related to these three major customers were 78%, 90 % and 80% of total accounts receivable at the end of the respective years. The Company defines major customers by government agency.

Accounts Receivable

Accounts receivable are attributable to trade receivables in the ordinary course of business. Estimates relating to allowance for doubtful accounts are based on historical experience, troubled account information and other available information.

Inventory

Inventory consists of replacement printer parts and is stated at the lower of cost or market using the FIFO method.

Property And Equipment

Property and equipment are recorded at the original cost to the Corporation and are depreciated using straight-line methods over established useful lives of three to seven years. Software is recorded at original cost and depreciated on the straight-line basis over three years. Leasehold improvements are recorded at original cost and are depreciated on the straight-line basis over the life of the lease.

Advertising Costs

Advertising costs are expensed as incurred. Expenses for fiscal years ending December 31, 2004, 2003 and 2002 were immaterial.

Software Development Costs

Software development costs are included in selling, general and administrative expenses and are expensed as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed" requires the capitalization of certain software development costs once technological feasibility is established, which the Corporation generally defines as completion of a working model. Capitalization ceases when the products are available for general release to customers, at which time amortization of the capitalized costs begins on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. As of December 31, 2004, the Corporation had not established technological feasibility for its software product, and therefore, no costs have been capitalized.

All other research and development costs are expensed as incurred. For the years ended December 31, 2004 and 2003 the Corporation's R&D expenses totaled $1,078,058 and $559,073, respectively. The Corporation did not incur any R&D expenses during the year ended December 31, 2002.

Income Taxes

Prior to November 5, 2004 the Paradigm Solutions Corporation was treated as an S Corporation, and therefore, did not pay Federal and state corporate income taxes since the tax attributes of the entity were reported on the stockholders' tax returns. Paradigm Solutions Corporation filed its income tax returns on the cash basis of accounting, whereby revenue was recognized when received and expenses were recognized when paid.

Effective November 5, 2004, Paradigm Solutions Corporation revoked its S-Corporation status and therefore is subject to income taxes at the corporate level. At of the date of revocation, Paradigm Solutions Corporation recorded a deferred income tax liability of approximately $2,576,000 which relates to the timing differences between book basis and income tax basis at the date of the revocation.

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

Net Income Per Share

Basic net income per common share is calculated by dividing the net income by the weighted average number of common shares outstanding during the period. A diluted earnings per share is calculated using the weighted average number of common shares plus dilutive common stock equivalents outstanding during the period. Anti-dilutive common stock equivalents are excluded. There were no dilutive common stock equivalents outstanding during the years ended December 31, 2004, 2003 and 2002.

Reclassification

Certain 2003 and 2002 balances have been reclassified to conform to the 2004 presentation.

2. ACCOUNTS RECEIVABLE

The accounts receivable consist of billed and unbilled amounts under contracts in progress with governmental units, principally the Bureau of Alcohol, Tobacco, and Firearms, the Office of the Comptroller of the Currency, the U.S. Secret Service, and the Internal Revenue Service. The components of accounts receivable at December 31, 2004 and 2003 are:

                                     2004                  2003
                                  -----------           -----------
Billed receivables                $ 6,821,859           $12,727,297
Unbilled receivables                4,657,042             1,767,671
                                  -----------           -----------

TOTALS                            $11,478,901           $14,494,968
                                  ===========           ===========

All receivables are expected to be collected during the next fiscal year and are pledged to the bank as collateral for the line of credit. The Corporation's unbilled receivables are comprised of contract costs that cover the current service period and are normally billed in the following month. The Corporation's unbilled at December 31, 2004 does not contain retainage.

3. NOTES RECEIVABLE - STOCKHOLDER

Prior to 2003, the Corporation made advances to its majority stockholder under two loan agreements. The stockholder loans were paid in full during the year ended December 31, 2003. Interest income earned and received during 2003 and 2002 for the stockholder loans was $1,607 and $4,039, respectively.

4. INVENTORY

Inventory consists of the following at December 31:

                                               2004          2003
                                            ---------     ---------
Inventory of replacement printer parts      $ 683,026     $ 607,011
Inventory valuation allowance                 (67,006)      (67,006)
                                            ---------     ---------

TOTALS                                      $ 616,020     $ 540,005
                                            =========     =========

5. NOTE PAYABLE - LINE OF CREDIT

The Company has a line of credit arrangement with SunTrust Bank which expired on June 30, 2005. Subsequently, on June 22, 2005 the company received an extension of the line of credit arrangement through September 30, 2005. Under the terms of the latest agreement, the Corporation had to maintain: (1) minimum tangible net worth of $2,650,000 beginning on and as of June 30, 2005; (2) debt coverage ratio of not more then 5.0 to 1.0 beginning on and as of June 30, 2005; (3) minimum quarterly net income of $1.00 for the quarters ending June 30 and September 30, 2005. The Corporation was in compliance with the line of credit agreement covenants as of June 30, 2005.

The Company terminated its line of credit agreement with SunTrust Bank effective September 1, 2005.

On July 28, 2005, the Company entered into a two year Loan and Security Agreement with Chevy Chase Bank that provides for a revolving line of credit facility of up to $9 million. The agreement became effective August 4, 2005. The revolving line of credit will be used to borrow revolving loans for working capital and general corporate purposes. The Company will terminate its existing revolving line of credit facility with SunTrust once this agreement is activated.

The revolving loans under the Chevy Chase Bank Loan and Security Agreement are secured by a first priority lien on substantially all of the assets of the Company, excluding intellectual property and real estate. Under the agreement, the line is due on demand and interest is payable monthly depending on the Corporation's leverage ratio at the LIBOR rate plus the applicable spread which ranges from 2.25% to 3.00%. Under the terms of the agreement, the Corporation may borrow up to the lesser of $9,000,000 or 90% of eligible U.S. Government receivables plus 80% of eligible commercial receivables plus 75% of the aggregate amount of billable but unbilled accounts to a maximum of $3,000,000. The Loan and Security Agreement requires that the Company maintain the following covenants and ratios: (1) minimum tangible net worth of $2,000,000 plus 50% of Company's net income for each fiscal year beginning with fiscal year ending December 31, 2005; (2) debt coverage ratio of not less than 1.500 to 1.000; (3) maximum leverage ratio of 5.50 to 1.00, which will be decreased to 5.25 to 1.00 by December 31, 2005 and 4.00 to 1.00 by December 31, 2006. All working capital, as it relates to these covenants and ratios requirements will evaluated as of quarter-end.

The Loan and Security Agreement contains events of default that include among other things, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, cross default to certain other indebtedness, bankruptcy and insolvency events, change of control and material judgments. Upon occurrence of an event of default, Chevy Chase Bank is entitled to, among other things, accelerate all obligations of the Company and sell the Company's assets to satisfy the Company's obligations under the Loan and Security Agreement.

6. INCOME TAXES

For the years ended December 31, 2004, 2003 and 2002, the components of the provision for income taxes consisted of:

                                         2004            2003            2002
                                      ----------      ----------      ----------
Current:
  State                               $   51,380      $   35,125      $    7,529
Deferred:
  Federal                              1,542,000
  State                                  341,000
                                      ----------      ----------      ----------
Totals                                $1,934,380      $   35,125      $    7,529
                                      ==========      ==========      ==========
The provision for income taxes for the years ended December 31, 2004, 2003 and 2002 reflected in the accompanying financial statements varies from the amount which would have been computed using statutory rates as follows:

                                                              2004              2003              2002
                                                           -----------       -----------       -----------
Tax computed at the maximum Federal statutory rate         $  (623,057)      $   158,738       $   814,447
State income tax, net of Federal benefit                       (84,662)           21,570           110,669
Merger related expenses                                         62,441
Other permanent differences                                      3,400            17,111            10,725
Reduction in income taxes due to S-Corporation status                           (162,294)         (928,312)
Income tax expense attributable to revocation of
    S-Corporation election                                   2,576,258
                                                           -----------       -----------       -----------
PROVISION FOR INCOME TAXES                                 $ 1,934,380       $    35,125       $     7,529
                                                           ===========       ===========       ===========

A net deferred income tax liability of $1,883,000 at December 31, 2004 results from financial statement income and expenses that are recognized in different periods for income tax purposes. The components of such temporary differences are as follows:

                                                                             2004
                                                                         -----------
Section 481 adjustment due to conversion from cash basis to accrual
 basis for income tax reporting                                          $(2,122,000)
Inventory valuation allowance                                                 26,000
Accrued vacation and officers' compensation deducted for financial
 statement reporting purposes but not income tax reporting purposes          173,000
Depreciation and amortization expense reported for income tax
 purposes different from financial statement amounts                         (73,000)
Deferred rent                                                                 56,000
Net operating loss carryforward                                               57,000
Net operating loss carryforward - PDHO                                     1,502,000
                                                                         -----------
NET                                                                         (381,000)
LESS: VALUATION ALLOWANCE                                                 (1,502,000)
                                                                         -----------
NET DEFERRED TAX LIABILITY                                               $(1,883,000)
                                                                         ===========

For income tax purposes, the Paradigm Solutions Corporation has a net operating loss carryforward of approximately $148,000 at December 31, 2004 that, subject to applicable limitation, may be applied against future taxable income. If not utilized, the net operating loss carryforward will expire in the year 2024.

In addition, Paradigm Holdings, Inc. has operating loss carryforwards of approximately $3,891,000 related to pre-merger activities. The Internal Revenue Code places certain limitations on the annual amount of net operating loss carryforward which can be utilized when certain changes in the Corporation's ownership occur. Changes in the Corporation's ownership may limit the use of such carryforward benefits. If not utilized, these operating loss carryforwards, as limited, will expire in various years beginning in 2020 and through the year 2024.

Prior to November 5, 2004, Paradigm Solution Corporation was taxed as an S-Corporation. The timing differences between book basis and income tax basis and the related deferred income tax liability that existed as of the date of the revocation of the S election was as follows:

Accounts receivable                           $ 11,147,000
Prepaid expenses                                 4,374,000
Depreciation                                       191,000
Accounts payable and account expenses           (6,923,000)
Accrued salaries and related liabilities        (1,980,000)
Deferred rent                                     (135,000)
                                              ------------
Total timing differences                      $  6,674,000
                                              ============
Deferred income tax liability                 $  2,576,258
                                              ============

7. LEASES

The Corporation is obligated under an operating lease, as lessee, for its office space which expires in 2011. The lease contains escalation clauses for 2.5%-3% annual increases in the base monthly rent. In addition, the Corporation leases equipment, as lessee, under noncancelable operating leases that expire at various times through March 2006.

The following is a schedule, by year, of future minimum rental payments required under the operating leases:

Year Ending December 31,       Office Space        Equipment             Total
--------------------------     ------------        ----------         ----------
2005                            $  887,232         $   40,572         $  927,804
2006                               884,520             34,794            919,314
2007                               543,515             11,535            555,050
2008                               447,132                 --            447,132
2009                               458,313                 --            458,313
Thereafter                         668,328                 --            668,328
                                ----------         ----------         ----------
Total                           $3,889,040         $   86,901         $3,975,941
                                ==========         ==========         ==========

Total rent expense for the years ended December 31, 2004, 2003 and 2002 was $945,878, $613,202 and $204,126, respectively.

8. RETIREMENT PLAN

The Corporation maintains a 401(k) profit sharing retirement plan for all eligible employees. Under the plan, employees become eligible to participate after three months of employment. The annual contribution under this plan is based on employee participation. The participants may elect to contribute up to 100% of their gross annual earnings limited to amounts specified in Internal Revenue Service Regulations as indexed for inflation. The Corporation's matching contribution to the Plan is determined annually by the Board of Directors. For the years ended December 31, 2004, 2003 and 2002, the Corporation contributed an amount equal to 100% of the first 3% of the employees' contributions as a match. Employees vest 100% in all salary reduction contributions. Rights to benefits provided by the Corporation's matching contributions vest over a five year period. The Corporation's contributions were $289,681, $224,684 and $148,041 for the years ended December 31, 2004, 2003 and 2002, respectively.

9. COMPENSATION AND EMPLOYMENT AGREEMENTS

During 1999, the Corporation entered into a Section 162 Bonus Plan for the benefit of its executives. This plan is a nonqualified employee benefit arrangement. The Corporation pays a bonus to its executives who use the bonus to pay the premiums on life insurance policies insuring his/her life. The policies are owned personally by the executives. The bonus payments are treated as additional compensation to the executives. The Corporation's bonus payments under this plan were $88,747, $86,628 and $42,623 for the years ended December 31, 2004, 2003 and 2002 respectively.

Effective November 4, 2004, Raymond Huger, Frank Jakovac and Mark Serway and Paradigm Holdings entered into an Employment Agreement. Pursuant to the agreement, Mr. Huger serves as Chief Executive Officer and Mr. Jakovac serves as Chief Operating Officer. The agreement has a term of three years and is renewable for additional terms of one (1) year unless either party provides the other with notice at least ninety (90) days prior to the date the employment term would otherwise renew. Paradigm Holdings can terminate the agreement by providing at least thirty (30) days' advance written notice to any of the three executives. In the event that Paradigm Holdings terminates the agreement, other than in connection with a change of control of Paradigm Holdings and other than for cause, Paradigm Holdings is obligated to continue to pay their base salary and benefits for a period that is the greater of: (i) the remainder of the initial employment term or (ii) twelve (12) months from the date of termination. Under the agreement, Mr. Huger receives $395,200, Mr. Jakovac receives $365,250 in annual salary in annual salary, Mr. Serway receives $315,175 in annual salary and all are entitled to participate in any benefit plans provided by Paradigm Holdings to its executives or employees generally.

On September 28, 2005, Mr. Sawchak and Paradigm Holdings entered into an Employment Agreement with an effective date of September 19, 2005. The agreement has a term of two years and is renewable for additional terms of one (1) year unless either party provides the other with notice at least ninety (90) days prior to the date the employment term would otherwise renew. Paradigm Holdings can terminate the agreement by providing at least thirty (30) days' advance written notice to Mr. Sawchak. In the event that Paradigm Holdings terminates the agreement, other than in connection with a change of control of Paradigm Holdings and other than for cause, Paradigm Holdings is obligated to continue to pay Mr. Sawchak's base salary and benefits for a period that is the greater of:
(i) the remainder of the initial employment term or (ii) twelve (12) months from the date of termination. In addition, in the event Paradigm Holdings terminates the agreement, other than in connection with a change of control or for cause, any and all options granted to Mr. Sawchak will become automatically and immediately vested and exercisable. Under the agreement, Mr. Sawchak receives $200,000 in annual salary and is entitled to participate in any health insurance, accident insurance, hospitalization insurance, life insurance, pension, or any other similar plan or benefit provided by Paradigm Holdings to its executives or employees generally, including any stock option plan.

Mark Serway resigned from the company effective August 15, 2005. Mr. Serway received three months of severance as part of his resignation agreement.

10. CONTRACT STATUS

Provisional Indirect Cost Rates

Billings under cost-based government contracts are calculated using provisional rates which permit recovery of indirect costs and expenses. These rates are subject to audit on an annual basis by the government agencies' cognizant audit agency. The cost audits will result in the negotiation and determination of the final indirect cost rates which the Corporation may use for the period(s) audited. The final rates, if different from the provisionals, may create an additional receivable or liability.

As of December 31, 2004, the Corporation has had no final settlements on indirect rates. The Corporation periodically reviews its cost estimates and experience rates and adjustments, if needed, are made and reflected in the period in which the estimates are revised. In the opinion of management, re-determination of any cost-based contracts for the open years will not have any material effect on the Corporation's financial position or results of operations.

Contract Status

The Corporation has authorized but uncompleted contracts on which work is in progress at December 31, 2004 approximately, as follows:

Total contract prices of initial contract awards, including Total contract prices of initial contract awards, including exercised
  options and approved change orders (modifications)                             $ 179,025,000
  Completed to date                                                               (144,150,000)
                                                                                 -------------
AUTHORIZED BACKLOG                                                               $  34,875,000
                                                                                 =============

The foregoing contracts contain unfunded and unexercised options not reflected in the above amounts of approximately $91,340,000.

11. STOCKHOLDERS EQUITY

Stockholders' equity of the Corporation has been restated retroactively to reflect the equivalent number of shares of common stock received in the reverse acquisition with Paradigm Holdings, Inc. which occurred on November 3, 2004.

12. PRO FORMA FINANCIAL STATEMENTS

The unaudited pro forma information for the periods set forth below gives effect to the above noted reverse merger as if it had occurred at the beginning of the period. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated as of that time (unaudited):

                                                       2004               2003
                                                   ------------       ------------
Revenue                                            $ 61,756,301       $ 51,216,189
Net income (loss)                                    (1,116,476)           292,969
Net income (loss) per share, basic and diluted     $       (.06)      $        .02

The unaudited pro forma information for the periods set forth below is based on the operations of Paradigm Solutions Corporation and is prepared as if the Corporation had been a C Corporation at the beginning of each period. The effective tax rate of 38.6% reflects Federal taxes at 34% and state taxes, net of the Federal benefit. There are no significant permanent differences in any of the periods presented.

                                                   2004               2003              2002
                                                (Pro Forma)        (Pro Forma)       (Pro Forma)
                                                ------------       ------------      ------------
Contract revenue                                $ 61,756,301       $ 51,205,992      $ 37,673,092
Net income (loss) before income taxes             (1,832,521)           466,876         2,395,432
Income tax provision (benefit)                      (707,353)           180,214           924,636
                                                ------------       ------------      ------------
Net income (loss)                               $ (1,125,168)      $    286,662      $  1,470,796
                                                ============       ============      ============
Basic and diluted net income (loss) per
  common share                                  $      (0.06)      $       0.02      $       0.08

Weighted average common shares outstanding        17,896,709         17,500,000        17,000,000

13. SELECTED QUARTERLY FINANCIAL DATA-UNAUDITED

The following table presents the quarterly results for the Corporation for the years ended December 31, 2004 and 2003:

                                               RESTATED           RESTATED           RESTATED           RESTATED
                                                    1st                2nd                3rd                4th
       2004                                     QUARTER            QUARTER            QUARTER            QUARTER
       ----                                ------------       ------------       ------------       ------------
Revenue                                    $ 14,111,171       $ 15,271,579       $ 16,592,604       $ 15,780,947
Gross margin                                  1,584,143          2,039,410          1,995,767          1,592,027
Net income (loss)                          $   (153,321)      $   (143,415)      $   (255,237)      $ (3,214,928)

Net income (loss) per                      $      (0.01)      $      (0.01)      $      (0.01)      $      (0.18)
share, basic
diluted

                                               RESTATED           RESTATED           RESTATED           RESTATED
                                                    1st                2nd                3rd                4th
       2003                                     QUARTER            QUARTER            QUARTER            QUARTER
       ----                                ------------       ------------       ------------       ------------
Revenue                                    $ 10,599,899       $ 14,287,100       $ 12,281,706       $ 14,037,287
Gross margin                                  1,014,526          1,656,497          1,404,101          1,321,203
Net income (loss)                          $    (62,029)      $    752,044       $   (172,830)      $    (85,434)

Net income (loss) per
share, basic and
diluted                                    $         --       $       0.04       $      (0.01)      $         --

                                               RESTATED           RESTATED           RESTATED           RESTATED
                                                    1st                2nd                3rd                4th
       2004                                     QUARTER            QUARTER            QUARTER            QUARTER
       ----                                ------------       ------------       ------------       ------------
Contract Revenue, as previously reported   $ 14,328,008       $ 15,483,752       $ 16,900,323       $ 15,780,947

   Adjustment to Revenue due to
    LTMCC Revenue recognition (2)              (216,837)          (212,173)          (307,719)                --
                                           ------------       ------------       ------------       ------------
Contract Revenue, as restated              $ 14,111,171       $ 15,271,579       $ 16,592,604       $ 15,780,947

Gross Margin, as previously reported       $  3,653,422       $  4,197,729       $  4,202,027       $  3,644,963

   Adjustment to Gross Margin due to
    LTMCC Cost of Revenue recognition (2)      (196,752)          (169,758)          (248,243)                --

   Adjustment to Gross Margin due to
    Break-out of Indirect Expense ((1))      (1,872,527)        (1,988,561)        (1,958,017)        (2,052,936)
                                           ------------       ------------       ------------       ------------
Gross Margin, as restated                   $  1,584,143       $  2,039,410       $  1,995,767       $  1,592,027

Net income (loss) as previously reported   $     41,765      $     47,474        $     21,614       $ (3,214,928)

   Adjustments to net income (loss) due
    to LTMCC Revenue recognition (2)           (195,086)          (190,889)          (276,851)                --
                                           ------------       ------------       ------------       ------------
Net income (loss), as restated             $   (153,321)      $   (143,415)      $   (255,237)      $ (3,214,928)

Net income (loss) per                      $      (0.01)      $      (0.01)      $      (0.01)      $      (0.18)
share, basic Diluted

                                               RESTATED           RESTATED           RESTATED           RESTATED
                                                    1st                2nd                3rd                4th
       2003                                     QUARTER            QUARTER            QUARTER            QUARTER
       ----                                ------------       ------------       ------------       ------------
Contract Revenue, as previously reported   $ 10,599,899       $ 14,287,100       $ 12,281,706       $ 14,037,287

   Adjustment to revenue                             --                 --                 --                 --
                                           ------------       ------------       ------------       ------------
Contract Revenue, as restated              $ 10,599,899       $ 14,287,100       $ 12,281,706       $ 14,037,287

Gross Margin, as previously reported       $  2,529,140       $  3,483,192       $  2,785,975       $  3,657,271

   Adjustments to Gross Margin due to
    break-out of Indirect Expense ((1))      (1,514,614)        (1,826,695)        (1,318,874)        (2,336,068)
                                           ------------       ------------       ------------       ------------
Gross Margin, as restated                  $  1,014,526       $  1,656,497       $  1,404,101       $  1,321,203

Net income (loss), as previously reported  $    (62,029)      $    752,044       $   (172,830)      $    (85,434)

   Adjustments to net income (loss)                  --                 --                 --                 --
                                           ------------       ------------       ------------       ------------
Net income (loss), as restated             $    (62,029)      $    752,044       $   (172,830)      $    (85,434)

Net income (loss) per
share, basic and diluted                   $         --       $       0.04       $      (0.01)      $         --

The company has restated certain financial statements to resolve the following items:

1. Break-out expenses previously reported as "Other Operating Costs and Expenses" into Cost of Revenue and Selling, General and Administrative expenses. Although there is no impact on total revenue, net income or earnings-per-share, the gross margin for each quarter reported has changed.

2. The Company restated the results of the first, second and third quarters of 2004, as reported in the Company's SB-2 filing on February 11, 2005, to recognize revenue in the proper periods on the Department of Treasury LTMCC contract.

14. REGULATIONS

PDHO owned producing oil and gas properties. The development and operation of oil, gas and other mineral properties are subject to numerous and extensive regulations by federal and state agencies dealing with, among other subjects, protection of the environment. Management is not aware of any potential environmental liabilities.

15. LITIGATION

The Company is involved in legal actions arising in the normal course of business. The Company believes the claims are without merit and intends to vigorously defend its position. In the opinion of management, the outcome of these matters will not have a material adverse effect on these financial statements.

16. RESTATEMENT

The Company has restated its previously issued financial statements to break-out certain expenses previously reported as Indirect Costs into Cost of Revenue and Selling, General and Administrative expenses for the years ended December 31, 2004, 2003, and 2002 and to restate revenue and cost of revenue balances for our federal maintenance contracts and federal service contracts for the year ended December 31, 2004. The effects of the restatement were as follows:

                                                   2004                  2003               2002
                                               ------------         ------------       ------------
Total contract revenue, as previously reported $ 61,756,301         $ 51,205,992       $ 37,673,092

  Adjustment to Total Contract Revenue                   --                   --                 --
                                               ------------         ------------       ------------
Total contract revenue, as restated            $ 61,756,301         $ 51,205,992       $ 37,673,092

Cost of revenue, as previously reported        $ 46,673,183         $ 38,750,414       $ 28,241,358

   Adjustment to Cost of Revenue                  7,871,771            7,059,251          4,178,321
                                               ------------         ------------       ------------
Cost of revenue, as restated                   $ 54,544,954         $ 45,809,665       $ 32,419,679

Gross margin, as previously reported           $ 15,083,118         $ 12,455,578       $  9,431,734

   Adjustment to Gross Margin                    (7,871,771)          (7,059,251)        (4,178,321)
                                               ------------         ------------       ------------
Gross margin, as restated                      $  7,211,347         $  5,396,327       $  5,253,413

Other operating expense,
   as previously reported                      $ 16,866,248         $ 12,010,104       $  7,068,265

   Adjustment to Other Operating Expense         (7,871,771)          (7,059,251)        (4,178,321)
                                               ------------         ------------       ------------
Selling, General & Admin, as restated          $  8,994,477         $  4,950,853       $  2,889,944

Income from operations, as previously reported $ (1,783,130)        $    445,474       $  2,363,469

  Adjustment to Income from Operations                  --                   --                 --
                                               ------------         ------------       ------------
Income from operations, as restated            $ (1,783,130)        $    445,474       $  2,363,469

The restatements had no effects on total assets, total liabilities & stock holders' equity, total revenue, net income or earnings-per-share as previously reported.

                             PARADIGM HOLDINGS, INC.

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

For the years ended December 31, 2004, 2003 and 2002:

                                               Balance at        Additional
                                              Beginning of   Charged to Costs                     Balance at End
Description                                      Period        and Expenses       Deductions        of Period
--------------------------------------        ------------   ----------------     ----------      --------------
Deferred tax asset valuation allowance
December 31, 2002                             $       --        $       --        $       --        $       --
December 31, 2003                                     --                --                --                --
December 31, 2004(1)                                  --          1,502,00                --         1,502,000

Allowance for non-salable inventory
December 31, 2002                             $       --        $       --        $       --        $       --
December 31, 2003                                     --            67,006                --            67,006
December 31, 2004                                 67,006                --                --            67,006

(1) as a result of merger with Paradigm Holdings, Inc.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Paradigm Holdings' bylaws provide that we have the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of our Company. No indemnification may be made (i) if a person is adjudged liable unless a Court determines that such person is entitled to such indemnification,
(ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred

Securities and Exchange Commission Registration Fee     $  2,000
Printing and Engraving Expenses                         $  5,000
Accounting Fees and Expenses                            $ 25,000
Legal Fees and Expenses                                 $ 50,000
Miscellaneous                                           $    500
                                                        --------
TOTAL                                                   $ 82,500
                                                        ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

J. Paul Consulting Corporation, Shortline Equity Partners Inc. and Ultimate Investments Corporation subscribed for 10,000,000 shares of Common Stock (post reverse split of one for eighty-five) for $200,000 cash on August 27, 2004. The transaction was exempt from registration pursuant to Section 4 (6) of the Securities Act of 1933.

Corporate Organization

On November 3, 2004, Paradigm Holdings, Inc., entered into an Agreement and Plan of Reorganization with Paradigm Solutions Merger Corp., a Delaware corporation and wholly-owned subsidiary of Paradigm Holdings (the "Merger Sub"), Paradigm Solutions Corporation, a Maryland corporation and the shareholders of Paradigm Solutions Corporation. Pursuant to the Agreement and Plan of Reorganization, the Merger Sub was merged with and into Paradigm Solutions Corporation, the surviving corporation and continues its existence under the laws of the State of Maryland and is a wholly-owned subsidiary of Paradigm Holdings, Inc. In consideration of the Merger, the Paradigm Solutions Corporation shareholders exchanged 13,699 shares of common stock of Paradigm Solutions Corporation, which was 100% of the issued and outstanding capital stock of Paradigm Solutions Corporation, for 17,500,000 shares of common stock of Paradigm Holdings Inc.

On October 14, 2005, Paradigm Holdings, Inc., a Wyoming corporation ("Paradigm Holdings"), Paradigm Solutions International, Inc., a Maryland corporation and wholly-owned subsidiary of Paradigm Holdings ("PSI"), Blair Management Services, Inc. t/d/b/a Blair Technology Group, a Pennsylvania corporation ("Blair") and the shareholders of Blair (collectively, the "Shareholders") consummated a merger transaction pursuant to the terms of that certain Merger Agreement (the "Merger Agreement"), whereby Blair was merged with and into PSI. PSI is the surviving corporation and will continue its corporate existence under the laws of the State of Maryland as a wholly-owned subsidiary of Paradigm Holdings. Pursuant to the Merger Agreement, the Shareholders exchanged all of the issued and outstanding capital stock of Blair in exchange for (i) One Million Dollars (US $1,000,000) and (ii) five hundred thousand shares of common stock, par value $0.001 per share, of Paradigm Holdings (the "Shares"). Pursuant to the Merger Agreement and an Escrow Agreement entered into by the parties, sixty thousand (60,000) of the Shares will be held in escrow for a period of one (1) year from the date of closing subject to the terms and conditions of the Merger Agreement. In addition, under the terms of the Merger Agreement, Paradigm Holdings will issue to the Shareholders up to an additional 350,000 shares of common stock of Paradigm Holdings pursuant to an earn-out provision.

At the October 14, 2005 share price of $3.00, the transaction has a total purchase price of $3,550,000 assuming all earn-out provisions are achieved.

Blair Technology Group was founded in 1992. The Company has provided business continuity and information technology security solutions to over 300 commercial customers in a variety of industries including finance, healthcare and energy.

The acquisition of Blair Technology Group allows Paradigm Holdings to combine the OpsPlanner software suite with Blair's extensive credentials in the business continuity arena. Paradigm Holdings can now offer our customers a comprehensive business continuity solution. The acquisition also allows Paradigm Holdings to expand its presence in the commercial marketplace. For the year ended December 31, 2004, Blair generated $4.6 million in revenue and $0.4 million in net income.

At the closing of the merger, PSI entered into employment agreements with Messrs. Kristofco, Duffy and Fochler.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Paradigm Holdings so as to make an informed investment decision. More specifically, Paradigm Holdings had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Paradigm Holdings' common stock.

ITEM 27. INDEX TO EXHIBITS

EXHIBIT NO.         DESCRIPTION                                          LOCATION
-----------------   --------------------------------------------------   -------------------------------------------------
2.1                 Agreement and Plan of Reorganization, dated          Incorporated by reference to Exhibit 99.1 to the
                    November 3, 2004, Incorporated by reference to       Registrant's current report on Form 8-K filed
                    Exhibit 99.1 to Amendment No. 1 to Current Report    with the Commission on November 10, 2004
                    on Form 8-K filed on November 13, 2004, by and
                    among Paradigm Holdings, Inc., a Wyoming
                    corporation, Paradigm Solutions Merger Corp., a
                    Delaware corporation and wholly-owned subsidiary
                    of Paradigm Holdings, Inc., Paradigm Solutions
                    Corporation, a Maryland corporation and the
                    shareholders of Paradigm Solutions Corporation

5.1                 Opinion re: legality                                 Provided herewith

10.1                Employment Agreement, effective November 4, 2004     Incorporated by reference to Exhibit 10.1 to the
                    by and between Paradigm Holdings and Raymond Huger   Registrant's Form S-B2 Registration Statement
                                                                         filed with the Commission on February 11, 2005

10.2                Employment Agreement, effective November 4, 2004     Incorporated by reference to Exhibit 10.2 to the
                    by and between Paradigm Holdings and Frank Jakovac   Registrant's Form S-B2 Registration Statement
                                                                         filed with the Commission on February 11, 2005

10.3                Employment Agreement, effective November 4, 2004     Incorporated by reference to Exhibit 10.3 to the
                    by and between Paradigm Holdings and Mark Serway     Registrant's Form S-B2 Registration Statement
                                                                         filed with the Commission on February 11, 2005

10.4                Amended SunTrust Line of Credit Agreement, dated     Incorporated by reference to Exhibit 10.4 to the
                    March 9, 2005                                        Registrant's Annual Report on Form 10-K as filed
                                                                         with the commission on April 11, 2005

10.5                Material Contract - Department of Treasury- IRS      Incorporated by reference to Exhibit 10.5 to the
                    LTMCC                                                Registrant's Annual Report on Form 10-K as filed
                                                                         with the commission on April 11, 2005

10.6                Material Contract - Department of Justice -          Incorporated by reference to Exhibit 10.6 to the
                    Alcohol, Tobacco, Firearms and Explosives            Registrant's Annual Report on Form 10-K as filed
                                                                         with the commission on April 11, 2005

10.7                Material Contract - Housing and Urban Development    Incorporated by reference to Exhibit 10.7 to the
                    - Community Planning and Explosives                  Registrant's Annual Report on Form 10-K as filed
                                                                         with the commission on April 11, 2005

10.8                Material Contract - Department of Homeland           Incorporated by reference to Exhibit 10.8 to the
                    Security - US Secret Service                         Registrant's Annual Report on Form 10-K as filed
                                                                         with the commission on April 11, 2005

10.9                Line of Credit Agreement, dated November 15, 2004    Provided herewith
                    by and between SunTrust Bank and Paradigm
                    Solutions Corporation.

10.10               Loan and Security Agreement, dated July 28, 2005,    Incorporate by reference to Exhibit 10.1 to the
                    Entered into between the Company and Chevy Chase     Registrant's From 8-K as filed with the commission
                    Bank, effective on August 8, 2005.                   on August 8, 2005

10.11               Employment Agreement, effective September 19, 2005   Incorporated by reference to Exhibit 10.1 to the
                    by and between Paradigm Holdings and Richard Sawchak Registrant's Form 8-K as filed with the commission on
                                                                         September 30, 2005

10.12               Merger Agreement, dated October 12, 2005, by and     Incorporated by reference to Exhibit 99.1 to the
                    among Paradigm Holdings, Paradigm Solutions          Registrant's Form 8-K as filed with the commission on
                    International, Inc. ("PSI"), Blair Management        October 20, 2005
                    Services, Inc. t/d/b/a Blair Technology Group
                    ("Blair") and the Shareholders of Blair

10.13               Escrow Agreement, dated October 12, 2005, by and     Incorporated by reference to Exhibit 99.2 to the
                    among Paradigm Holdings, PSI, the Shareholders of    Registrant's Form 8-K as filed with the commission on
                    Blair and Kirkpatrick & Lockhart Nicholson Graham    October 20, 2005
                    LLP

EXHIBIT NO.         DESCRIPTION                                          LOCATION
-----------------   --------------------------------------------------   -------------------------------------------------
10.14               Employment Agreement, dated October 12, 2005, by     Incorporated by reference to Exhibit 99.3 of the
                    and between PSI and Tom Kristofco                    Registrant's Form 8-K as filed with the commission on
                                                                         October 20, 2005



10.15               Employment Agreement, dated October 12, 2005, by     Incorporated by reference to Exhibit 99.4 of the
                    and between PSI and Robert Duffy                     Registrant's Form 8-K as filed with the commission on
                                                                         October 20, 2005

10.16               Employment Agreement, dated October 12, 2005, by     Incorporated by reference to Exhibit 99.5 of the
                    and between PSI and Steve Fochler                    Registrant's Form 8-K as filed with the commission on
                                                                         October 20, 2005


14.1                Code of Ethics                                       Incorporated by reference to Exhibit 14.1 to the
                                                                         Registrant's Form S-B2 Registration Statement
                                                                         filed with the Commission on February 11, 2005
21.0                List of Subsidiaries                                 Provided herewith


23.1                Consent of Aronson & Company                         Provided herewith

23.2                Consent of Rogers & Rogers, P.C.                     To be included in Exhibit 5.1

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Sections 10(a) (3) of the Securities Act of 1933 (the "Act");

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remains unsold at the end of the offering. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-1 and authorized this registration statement to be signed on our behalf by the undersigned, in Rockville, Maryland, December 23,2005.

                             PARADIGM HOLDINGS, INC.

By: /s/ Raymond Huger
  -----------------------------------------
  Name:  Raymond Huger
  Title: Chief Executive Officer,
         Chairman of the Board of Directors

By: /s/ Richard Sawchak
  -----------------------------------------
  Name:  Richard Sawchak
  Title: Chief Financial Officer,
         Chief Accounting Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond Huger his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                   TITLE                                  DATE
-------------------------   -----------------------------------    -------------
/s/ Raymond Huger           Chief Executive Officer and           December 23,2005
-------------------------   Chairman of the Board of Directors
Raymond Huger

/s/ Frank Jakovac           President, Chief Operations Officer   December 23,2005
-------------------------   and Director
Frank Jakovac

/s/ Richard Sawchak         Vice President, Chief Financial       December 23,2005
-------------------------   Officer
Richard Sawchak

/s/ Francis Ryan            Director                              December 23, 2005
-------------------------
Francis Ryan

/s/ John A. Moore           Director                              December 23, 2005
-------------------------
John A. Moore

/s/ Edwin Mac Avery         Director                              December 23, 2005
-------------------------
Edwin Mac Avery